UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
INFORMATION
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AVERY DENNISON CORPORATION
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NOTICE OF ANNUAL

MEETING OF STOCKHOLDERS

RECORD DATE	March 2, 2026

MEETING DATE	April 30, 2026

MEETING TIME	12:00 p.m. Eastern Time

MEETING FORMAT	Virtual at www.virtualshareholdermeeting.com/AVY2026

MEETING PROPOSALS
1	Election of the ten directors nominated by our Board to serve for a one-year term

2	Approval, on an advisory basis, of our executive compensation

3	Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2026

4	Vote on a stockholder proposal for an independent Board Chairman, if properly presented during the meeting

Our Board recommends that you vote FOR each of our ten director nominees in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

Stockholders of record as of March 2, 2026 are entitled to notice of, and to vote in connection with, the meeting and any adjournment or postponement thereof. This notice and our proxy statement will be mailed or made available to stockholders on or about March 12, 2026.

We want your shares to be represented and voted. We encourage you to vote promptly as this will save us the time and expense of additional proxy solicitation. As shown below, you can vote online, by telephone, by mail or, in certain circumstances, during the meeting.

On behalf of our Board of Directors, management and team members worldwide, thank you for investing in us and our company. We look forward to engaging with you during the Annual Meeting.

Vikas Arora

Vice President, Associate General Counsel and

Corporate Secretary

March 12, 2026

ONLINE	BY TELEPHONE	BY MAIL	DURING MEETING
You can vote online using the 16-digit control number shown on your Notice of Internet Availability, proxy card or voting instruction form.	In the U.S. and Canada, you can vote by telephone using the 16-digit control number shown on your Notice of Internet Availability, proxy card or voting instruction form.	You can vote by mail by completing, dating and signing your proxy card or voting instruction form and returning it in the accompanying postage-paid envelope.

Registered holders can vote during the meeting. Beneficial holders must contact their broker or other nominee to be able to vote during the meeting. Shares held through our Employee Savings Plan may not be voted during the meeting.

Avery Dennison Corporation | 2026 Proxy Statement | Table of Contents

PROXY SUMMARY

This proxy summary includes key information related to this proxy statement but does not contain all the information you should consider before voting. We strongly encourage you to read the entire proxy statement before voting.

INFORMATION REGARDING ANNUAL MEETING

Distribution of Proxy Materials

We will begin mailing our Notice of Internet Availability of Proxy Materials, which includes instructions on how to access these materials and vote your shares online, on or about March 12, 2026. If you previously elected to receive a paper copy of our proxy materials, on or about the same date, we will mail you our 2025 integrated financial and sustainability report (our “2025 Integrated Report”), which includes a letter to stockholders from our President & Chief Executive Officer (CEO), descriptions of our company, stakeholders, values, business strategies, and financial and sustainability highlights; our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “2025 Annual Report”); the notice and proxy statement for our 2026 Annual Meeting of Stockholders (the “Annual Meeting”); and a proxy card.

Time, Date and Format of Annual Meeting

The Annual Meeting will take place at 12:00 p.m. Eastern Time on April 30, 2026. To allow stockholders to attend without the time and expense of doing so in person, the meeting will be held virtually, with attendance via the internet. To attend the virtual Annual Meeting, you will need to log in at www.virtualshareholdermeeting.com/AVY2026 using the 16-digit control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Online access to the live audio webcast of the Annual Meeting will open at 11:45 a.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of its start time as we will begin promptly. For additional information on the virtual Annual Meeting, please refer to the Voting and Meeting Q&A section of this proxy statement.

Proposals for Annual Meeting

You are being asked to vote on the proposals shown below. Our Board of Directors (our “Board”) recommends that you vote FOR each of our ten director nominees in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

	PROPOSAL	BOARD RECOMMENDATION	PAGE

1	Election of directors	FOR each nominee	37

2	Advisory vote to approve executive compensation	FOR	47

3	Ratification of appointment of PwC as independent registered public accounting firm for fiscal year 2026	FOR	88

4	Vote on stockholder proposal for independent Board Chairman, if properly presented during meeting	AGAINST	95

Voting for Annual Meeting

You may vote your shares by submitting a proxy in advance of the Annual Meeting online, by telephone or by mail; only in certain circumstances may you vote during the meeting. If you are a registered stockholder who has not previously voted or wants to change your previously submitted vote, you may vote during the Annual Meeting. Beneficial holders may only vote during the meeting if they properly request and receive a legal proxy in their name from the broker, bank or other nominee that holds their shares. Shares held through our Employee Savings Plan may not be voted during the meeting. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy promptly by following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Avery Dennison Corporation | 2026 Proxy Statement	1

Asking Questions During Annual Meeting

We have designed the virtual Annual Meeting to ensure that you have the same rights and opportunities to participate as you would at an in-person meeting, using an online platform that allows you to attend, vote and ask questions. After we have finished voting upon the proposals and the meeting is adjourned, our Chairman will lead a Q&A session during which we intend to answer all questions submitted timely that are pertinent to our company or the proposals brought before stockholder vote. Answers to questions not addressed during the meeting, if any, will be posted promptly after the meeting on the investors section of our website. For information on how to submit questions during the Annual Meeting, please refer to the Voting and Meeting Q&A section of this proxy statement.

OUR COMPANY

We are a global leader in materials science and digital identification solutions. We are Making PossibleTM products and solutions that help advance the industries we serve, providing branding and information solutions that optimize labor and supply chain efficiency; reduce waste and mitigate loss; advance sustainability, circularity and transparency; and better connect brands and consumers. We design and develop labeling and functional materials, radio-frequency identification (RFID) inlays and tags, software applications that connect the physical and digital, and offerings that enhance branded packaging and carry or display information that improves the customer experience. We serve an array of industries worldwide, including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive.

Our company is composed of two reportable segments, Materials Group and Solutions Group. Materials Group is a leading global provider to the pressure-sensitive label and graphics industries. Our innovative products include label materials, graphics and reflective materials, and functional bonding materials, like tapes. Our label materials enhance brands’ shelf appeal, inform shoppers, advance circularity, increase transparency, and improve operational supply chain efficiency. Our graphics portfolio offers highly engineered products ranging from vehicle wraps to architectural films. Our tapes portfolio includes bonding and functional materials for applications in various industry sectors such as automotive, building and construction, and electronics. We leverage the group’s materials science capabilities and process engineering expertise to drive further intelligent label adoption through our converter channel access.

Solutions Group is a leading provider of information and branding solutions that cover worldwide marketplace needs ranging from digital identification and data management to branding and embellishment, productivity, pricing and retail media. Our ultra-high-frequency RFID solutions empower customers across multiple retail and industry segments, including apparel, logistics, food and grocery, and general retail, to connect the physical and digital worlds by enabling a digital identity and life for physical items. Our innovation and data management capabilities, global footprint and market access expand our solutions platform.

OUR STRATEGIES

We are committed to the success of all our stakeholders – our customers, investors, employees and communities – for whom the fundamentals of our business, competitive advantages, financial performance and sustainability progress have delivered long-term value. Our vision is to leverage the strengths of our Materials and Solutions businesses to connect the physical and digital to solve some of the world’s most complex challenges.

We have demonstrated over time and cycles that we can deliver strong performance, reflecting our business characteristics described below.

•	We are exposed to diverse and growing markets, largely anchored in consumer staples.

•	We are industry leaders in our primary businesses, with significant competitive advantages in scale and innovation.

•	We have a strong foundation in our core businesses, which enables us to deliver growth above gross domestic product (GDP) and strong cash flow.

•

We possess catalysts for long-term growth in high-value categories that represent an increasing proportion of our portfolio, provide competitive differentiation and enable higher margins, as well as in emerging markets.

•	We have a strong innovation and productivity culture and an engaged global team that demonstrates agility to adjust our priorities to win in the marketplace.

•	We maintain a strong balance sheet and disciplined approach to capital allocation that provides investment flexibility to drive further earnings growth.

2	2026 Proxy Statement | Avery Dennison Corporation

Over a decade ago, we embarked on a transformation focused on strengthening our foundation, improving profitably and bolstering our portfolio and balance sheet. We began taking a more segmented approach to our strategy, advancing growth and improving margins in our base businesses and significantly increasing our focus on higher-value products and solutions to further accelerate growth, expand margins and increase differentiation. We focused initially on increasing organic growth, and then also began executing strategic acquisitions to accelerate our strategies and enter attractive adjacencies. More recently, after navigating through a challenging and dynamic environment while improving our overall portfolio, we began leveraging our competitive advantages and enterprise intelligent label capabilities to connect the physical and digital, expand our total addressable market and unlock new growth opportunities and value while we continue to optimize our overall portfolio. We believe that connecting physical items with digital identities is a multi-decade growth platform where we are uniquely positioned to win by leveraging our core and emerging businesses and selectively adding capabilities to strengthen our long-term position.

Throughout this journey we have relied on our heritage of excellent execution, continuous improvement and productivity, which enables us to deliver strong results in various scenarios and deploy capital in a disciplined manner. We have invested organically in our businesses, consistently grown our dividend, acquired attractive companies at good value and earned a high return on our share repurchases.

We are now focused on expanding our leading position in connecting physical items to digital identities and driving growth in high-value categories organically and inorganically while strengthening our base businesses. Our focus addresses key megatrends of digitization of industries, artificial intelligence, sustainability and circularity, retail transformation and demographic shifts, which we expect will have net positive impacts on the industries we serve despite elevated geopolitical and macroeconomic uncertainty. We prioritize using our market insights, driving long-term innovation and enhancing the digital capability of our teams to deliver solutions that bring value to our customers, while continuing to execute well in the base businesses that have been key to our success.

Execution of our five strategic pillars enables us to deliver long-term value through a balance of GDP+ growth and top-quartile returns across cycles and expands our opportunity for future growth; our 2025 achievements in advancing these pillars are shown below.

STRATEGIC PILLARS	2025 ACHIEVEMENTS
Drive outsized growth in high-value categories through market-driven innovation

We aim to increase, both organically and through acquisitions, the proportion of our portfolio in high-value categories that serve markets that are growing faster than GDP, represent large pools of potential profit, leverage our core capabilities and increase our competitive differentiation. In our Materials Group, high-value categories include our specialty and durable label materials, graphics and reflective solutions, and performance materials. In our Solutions Group, high-value categories include intelligent labels that use RFID tags and inlays; shelf-edge pricing, productivity and consumer engagement solutions; and external embellishments.

In 2025, high-value categories delivered above-average organic sales growth in Materials and Solutions and higher-than-average enterprise margins. Having disproportionately driven our organic sales growth in recent years, high-value products and solutions now represent ~45% of our revenue mix.

Grow profitably in our base businesses
We seek to grow profitably in our base businesses by balancing volume, price and mix; reducing complexity; and tailoring our go-to-market strategies.

We protected overall margins in our base businesses despite a weaker sales environment by, among other things, executing our productivity playbook and taking material reengineering and productivity actions.

Avery Dennison Corporation | 2026 Proxy Statement	3

STRATEGIC PILLARS	2025 ACHIEVEMENTS
Lead at the intersection of the physical and digital

We leverage the capabilities of our Materials and Solutions businesses to connect the physical and digital to help our customers optimize labor efficiency and supply chain effectiveness, reduce waste and mitigate loss, advance circularity and transparency, and better connect their brands with consumers.

Our business fundamentals, innovation leadership and go-to-market strategies uniquely position us to lead in connecting physical items with digital identities. We delivered low-single digit organic sales growth in enterprise Intelligent Labels in 2025 despite significant volume impacts driven by changes in tariff policies.

Effectively allocate capital and relentlessly focus on productivity

We maintain a strong balance sheet with ample capacity to invest. We balance our capital investment in organic growth, productivity, and acquisitions and venture investments with continuing to return cash to stockholders through a growing dividend and strategically executed share repurchases. In addition, we take actions to restructure our operations and use material reengineering, lean operating principles and fixed-cost innovation to expand our margins, enhance our competitiveness and provide a funding source for reinvestment.

We invested $200.4 million in fixed and information technology capital expenditures to support organic growth; acquired W.F. Taylor Holdings, Inc. (“Taylor Adhesives”) for ~$390 million; paid $288.4 million in dividends; and made payments of $572.3 million for share repurchases. We also delivered over $60 million in pre-tax savings from restructuring actions, net of transition costs, and made ~$36 million in cloud technology-related investments.

Lead in an environmentally and socially responsible manner

We enable profitable revenue growth and margin expansion at our company and in our value chain by advancing the circular economy, reducing the environmental impact of our operations, and offering more sustainable value-creation opportunities for our customers. We also seek to make a positive social impact by fostering an engaged and empowered workforce, enhancing our workplace culture, maintaining operations that promote health and safety, and supporting our communities.

We largely achieved our 2025 sustainability goals we set in 2015 – delivering all those related to environmental sustainability – and have implemented plans to achieve our more ambitious 2030 sustainability goals. We reduced the environmental impact of our operations; advanced our strategic innovation priorities focused on materials circularity, waste reduction/elimination and plastic packaging recyclability; enhanced our employee experience; and contributed $6.1 million to support our communities, primarily through the Avery Dennison Foundation (ADF).

With these strategies in mind, our near-term priorities are to:

•	Drive profitable growth, with a focus on high-value categories

•	Accelerate our cost leadership by improving productivity, particularly in our base businesses

•	Improve capital efficiency with a focus on reducing working capital

•	Deliver our enterprise innovation priorities

•	Increase digital/artificial intelligence outcomes, including by accelerating digital revenue

•	Pursue acquisition opportunities that expand our exposure in high-value categories

OUR PERFORMANCE

2025 Financial Results

We delivered solid 2025 results in a dynamic environment, reflecting the durability of our franchise and our ability to activate multiple levers across a range of macroeconomic scenarios. Despite headwinds from tariff-related uncertainty and softer consumer sentiment, we leveraged our productivity playbook to maintain margins and generate substantial cash flow. Our results reflect the resilience of our business model and the agility of our teams as they remained focused on driving outsized growth in high-value categories, accelerating innovation to advance our differentiation, delivering productivity to protect margins in our base businesses and allocating capital effectively.

4	2026 Proxy Statement | Avery Dennison Corporation

Our key financial results for the year are shown below. Sales change excluding the impact of currency (sales change ex. currency), adjusted earnings per share (EPS), adjusted free cash flow, adjusted free cash flow conversion, and return on total capital (ROTC) – as well as organic sales change, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin, which are used later in this proxy statement – are supplemental non-GAAP financial measures that we use internally and provide to assist investors in assessing our performance, operating trends and liquidity. These measures are defined, qualified and reconciled from generally accepted accounting principles in the United States of America (GAAP) in Appendix A of this proxy statement.

KEY 2025 FINANCIAL RESULTS
NET SALES SALES CHANGE EX. CURRENCY
$8.9B NET SALES		Net sales of $8.9 billion increased by 1.1% from $8.8 billion in 2024, reflecting volume/mix growth, partially offset by deflation-related price reductions Sales change ex. currency increased by 0.4%
REPORTED EPS ADJUSTED EPS
$8.79 REPORTED EPS

Reported EPS of $8.79 increased from $8.73 in 2024

Adjusted EPS increased by 1.1% from $9.43 to $9.53, reflecting outsized sales growth in high-value categories and mitigation of tariff-related impacts and softer consumer volumes

NET CASH PROVIDED BY OPERATING ACTIVITIES ADJUSTED FREE CASH FLOW
$881.4M NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities of $881.4 million decreased by 6.1% from $938.8 million in 2024

Adjusted free cash flow increased by 1.1% from $699.5 million to $707.1 million; adjusted free cash flow conversion was 103%

NET INCOME ROTC
$688.0M NET INCOME		Net income of $688.0 million decreased by 2.4% from $704.9 million in 2024 ROTC was 15.0%

We exited a dynamic and challenging 2025 not just more resilient, but structurally stronger to deliver longer-term value creation. Continued advancement of our strategic priorities underpins our confidence in returning to stronger growth and delivering top-quartile returns, and we entered 2026 with a clear path to achieving our 2025-2028 financial targets.

Avery Dennison Corporation | 2026 Proxy Statement	5

Progress Toward Long-Term Financial Targets

Our long-term performance reflects the strength and durability of our portfolio, resilience of our market positions, our agile and talented global team, and consistent execution of our strategies, which together enable us to deliver strong results and compound earnings in various scenarios across cycles.

In March 2021, we announced financial targets through 2025. At the end of the five-year horizon for these goals, we delivered solid results – exceeding our top-line goal and performing well on our profitability targets – by leveraging the strength of our portfolio to mitigate multiple cyclical challenges. We did not achieve our targets for adjusted EPS, primarily due to the impact of foreign currency translation and acquisition intangibles amortization, and ROTC, largely driven by impacts from acquisitions.

Our financial targets through 2028 reflect our overriding objective to deliver GDP+ growth, margin expansion and top-quartile returns on capital. Based on our performance for the first two years of their five-year horizon, we are currently in-line or ahead of most of these targets. We remain focused on shifting our organic sales growth trajectory to achieve these targets.

For the 2021-2025 period, on a five-year compound annual basis (with 2020 as the base period), GAAP reported net sales, operating income, net income and EPS increased by 4.9%, 5.3%, 4.4% and 5.9%, respectively. For the 2024-2025 period, on a two-year compound annual basis (with 2023 as the base period), GAAP reported net sales, operating income, net income and EPS increased by 2.9%, 15.6%, 17.0% and 19.1%, respectively. GAAP reported operating margin in 2025 was 11.8%. Our non-GAAP targets and results for both these periods are shown below.

	2021-2025 TARGETS	2021-2025 RESULTS	2024-2028 TARGETS	2024-2025 RESULTS

Sales Change Ex. Currency(1)(2)	5%+	5.7%	5%+	2.7%

Adjusted EBITDA Growth(1)(2)(3)	6.5%	6.3%	7.5%+	7.3%

Adjusted EBITDA Margin(1)	16%+ in 2025	16.4% in 2025	17%+ in 2028	16.4% in 2025

Adjusted EPS Growth(1)(2)	10%	6.1%	10%	9.8%

ROTC(1)	18%+	15.0% in 2025	Top Quartile(4)	Top Decile(4)

(1)	Results for non-GAAP measures are reconciled from GAAP in Appendix A of this proxy statement.
(2)

For 2021-2025 targets and results, percentages reflect five-year compound annual growth rates, with 2020 as the base period. For 2024-2028 targets and 2024-2025 results, percentages reflect five- and two-year compound annual growth rates, respectively, with 2023 as the base period.

(3)

Although adjusted EBITDA growth was not one of our original targets, it was implied by the sales change ex. currency and adjusted EBITDA margin targets. The foreign currency translation impact to EBITDA was a benefit of approximately $38 million in 2021; a headwind of approximately $81 million, $20 million and $7 million in 2022, 2023 and 2024, respectively; and a benefit of approximately $5 million in 2025.

(4)	Relative to designated peer group used to measure relative TSR as shown on page 69 of this proxy statement.

Effective Capital Allocation

We invest in our businesses to support organic growth and seek to acquire or invest in companies that can accelerate our strategies by expanding our exposure in high-value categories, increasing our pace of innovation and advancing our sustainability priorities. While our fixed and information technology capital expenditures in 2025 of $200.4 million was 16% lower than in 2024, we continued to invest in our businesses – which also included approximately $36 million of cloud technology-related investments – with consideration to tariff-related uncertainty and a softer consumer volume environment. During the year, we prioritized other elements of our capital allocation strategy, primarily share repurchases and secondarily acquisitions and venture investments. We expanded our Materials Group’s high-value specialty adhesives portfolio through the acquisition of Taylor Adhesives, a Georgia-based flooring-related adhesives business, for approximately $390 million; we also made venture investments in five companies developing technological solutions that we believe have the potential to advance our strategies.

In 2025, we paid $288.4 million in dividends of $3.70 per share, having raised our quarterly dividend rate by 7% in April 2025. In addition, we repurchased 3.2 million shares of our common stock, with payments for share repurchases of $572.3 million, having accelerated repurchases when our share price was significantly lower than its intrinsic value.

6	2026 Proxy Statement | Avery Dennison Corporation

As shown below, over the last five years, we have deployed more than $2 billion to acquisitions (including venture investments) and made payments that returned nearly $2.8 billion to stockholders in dividends and share repurchases.

Total Stockholder Return (TSR) Performance

Our TSR in 2025, while slightly negative, was significantly higher than the TSR of the Dow Jones U.S. Container & Packaging Index, the closest broad-based index we use as a comparator group in reporting our relative performance, but lower than the S&P 500 Industrials Index and the S&P 500 Index. We believe that our five-year TSR is a more meaningful measure than our one-year TSR as it is consistent with the time horizon of our financial targets and goal to deliver long-term value for our investors. As shown below, while lower than the broader two of these indices, our five-year TSR outperformed the Dow Jones U.S. Container & Packaging Index.

FIVE-YEAR CUMULATIVE TSR

ONE-, THREE- AND FIVE-YEAR TSR

	AVY	Dow Jones U.S. Container & Packaging Index	S&P 500 Industrials Index	S&P 500 Index

2021	41%	12%	21%	29%

2022	(15)%	(17)%	(5)%	(18)%

2023	14%	7%	18%	26%

2024	(6)%	13%	17%	25%

2025	(1)%	(10)%	19%	18%

3-Year TSR	6%	9%	66%	86%

5-Year TSR	27%	1%	90%	96%

OUR DIRECTOR NOMINEES (PROPOSAL 1)

Matrix of Director Skills, Qualifications and Demographics

Our directors bring a balance of qualifications, skills, industry and functional experience, and demographics to their roles in providing oversight of our company, as shown by individual in the matrix below.

As part of its ongoing director succession planning process, the Governance Committee regularly discusses with our Board the optimal composition to best serve the needs of our company. In 2025, the Governance Committee continued the search it began in the prior year for one or more new directors with public company board experience, global food, logistics and/or supply chain expertise, and/or substantial compensation, talent management and executive succession planning experience, which culminated in David Flitman being appointed to our Board in July.

Avery Dennison Corporation | 2026 Proxy Statement	7

DIRECTOR MATRIX

	ALFORD	BUTIER	DICKSON	FLITMAN	LOPEZ	MEJIA	REVERBERI	SIEWERT	STANDER	WAGNER

Initial Criteria

Independent(1)	✓		✓	✓	✓	✓	✓	✓		✓

Public Company Leadership Exp.(2)		✓	✓	✓	✓				✓	✓

Public Company Board Exp.(3)	✓		✓	✓		✓		✓		✓

Industry Experience(4)

Digital/Technology		●	●	●					●	●

Retail	●	●				●		●	●

Consumer Goods	●					●		●		●

Packaging	●	●	●	●	●	●	●	●	●

Materials Science		●	●	●	●		●	●	●

Industrial Goods		●	●	●	●		●	●	●

Functional Experience(4)(5)

Finance	●	●	●	●	●	●	●	●	●	●

Marketing	●	●		●	●	●	●	●	●	●

M&A	●	●	●	●	●	●		●	●	●

Environmental Sustainability		●	●	●	●	●	●	●	●

Cybersecurity		●	●	●	●	●		●	●	●

Science/Engineering/R&D	●	●		●	●	●	●	●	●	●

Demographics(6)

Age	69	54	63	61	63	62	54	70	57	59

Tenure	16	10	1	<1	9	2	3	21	3	3

Work in Multiple Regions	✓	✓		✓	✓	✓	✓	✓	✓

(1)	Determined by our Board as independent under NYSE listing standards.
(2)	Service as U.S. public company CEO, Chief Operating Officer (COO) and/or Chief Financial Officer (CFO).
(3)	Prior or concurrent service on another U.S. public company board, excluding companies at which individual served or serves as CEO, COO and/or CFO.
(4)	Key for levels of industry and functional experience:
●	Technical expertise – Direct management experience or subject matter expertise during professional career.
●	Supervisory experience – Supervisory management experience during professional career.
●	Substantial knowledge – Knowledge from serving on board of another U.S. public company and/or gained from investment banking or private equity experience.
(5)	Definitions for areas of functional experience:
-	Finance – Experience in accounting, finance and capital management, including oversight of financial reporting, financial statements and internal controls.
-	Marketing – Experience in marketing and managing brands, particularly in retail and consumer packaged goods industries.
-	M&A – Experience in identifying, evaluating, executing and integrating acquisitions, venture investments and other strategic opportunities.
-	Environmental Sustainability – Experience in identifying and implementing environmental practices and initiatives or in conducting climate-related strategic planning, risk management and mitigation.
-	Cybersecurity – Experience in information security, cybersecurity or data privacy risk management and mitigation.
-	Science/Engineering/R&D – Experience in materials science, engineering or the research and development of innovative products and solutions.
(6)	Classifications for categories other than tenure based on responses to director questionnaires.

Board and Governance Developments

Executive Chairman Transition

Following a successful CEO transition and consistent with the range of anticipated timing for the Executive Chairman role, Mitch Butier ceased serving as a company executive officer and employee after the 2025 Annual Meeting. Noting that he remained best positioned to lead our Board in overseeing management’s execution of our strategies – and giving consideration to his success as Executive Chairman and the valuable mentorship he had provided to Deon Stander then in his first 18 months as CEO – upon the recommendation of the Governance Committee, our Board elected Mr. Butier (with him not present for the discussion or vote) to continue serving as Chairman through the Annual Meeting.

8	2026 Proxy Statement | Avery Dennison Corporation

Mandatory Director Retirement Policy Change

To align more closely with the majority practice of S&P 500 companies with a mandatory director retirement policy, upon the recommendation of the Governance Committee, our Board amended our Amended and Restated Bylaws (our “Bylaws”) and Corporate Governance Guidelines (our “Governance Guidelines”) in February 2026 to require that a director be subject to mandatory retirement on the date of the annual stockholder meeting following the date on which he or she turns age 75 instead of the previous age 72.

Cybersecurity Committee Formation

Effective January 2026, the Board formed a standalone Cybersecurity Committee charged with primary oversight of our strategies, policies and risk management practices related to cybersecurity and information security, including the impact of artificial intelligence on these matters, two members of which are required to be independent directors. Through year-end 2025, these matters had been overseen primarily by the Audit Committee.

Board Performance Highlights

Our Board provides strong oversight of our management team and company; highlights of its key accomplishments in recent years are described below.

•

Supported management in navigating lower demand driven primarily by downstream inventory destocking in 2023; strong volume growth and margin expansion in 2024 with industry volumes having normalized; and a dynamic environment driven by tariff-related impacts and softer consumer volumes in 2025

•

Oversaw management’s execution of our strategies, supporting our efforts to advance key priority areas of food and digital, as well as achieving two of our four 2025 financial targets and delivering 2021-2025 TSR of 27%, outperforming the Dow Jones U.S. Container & Packaging Index

•

Supported management in evaluating synergistic potential targets, resulting in our acquisition of several companies, including Taylor Adhesives in 2025, that added new capabilities, expanded our position in high-value categories and enhanced our opportunities in the marketplace

•

Implemented thoughtful Board refreshment and director succession planning to ensure we have a balanced, high-caliber Board with respect to industry experience, functional experience and demographics to oversee our evolving business strategies, leading to the appointment of three independent directors in the last two years and mitigating the impact of the departure of three longer-tenured independent directors during that period

•	Conducted regular executive succession planning, resulting in experienced leaders promoted to senior positions, including our Materials President in 2024 and Intelligent Labels President in 2025

•

Sharpened focus on sustainability, delivering our 2025 environmental sustainability goals and beginning the journey toward achieving our more ambitious 2030 goals, as well as overseeing our compliance with evolving regulatory requirements and increased transparency in our sustainability reporting

Governance Highlights

Highlights of our governance program are shown below.

Stockholder Rights

✓   Market-standard proxy access

✓   Right to call special meetings of stockholders at 25% ownership threshold

✓   No supermajority voting requirements

✓   No poison pill

✓   No exclusive forum or fee-shifting bylaws

Board Governance

✓   Annual election of directors

✓   Majority voting in director elections

✓   Single class of outstanding voting stock

✓   Directors 80% independent

✓   Robust Lead Independent Director role

✓   Regular director succession planning and paced Board refreshment

✓   Regular executive succession planning and leadership development

✓   Annual Board/Committee evaluations and biannual individual director feedback process

✓   Mandatory director retirement policy at age 75 with no exemptions or waivers allowed or granted

✓   Best practice Governance Guidelines

✓   Strong Board and Committee governance

✓   Direct access to management and experts

Avery Dennison Corporation | 2026 Proxy Statement	9

OUR SUSTAINABILITY

We believe that sustainability is a business imperative that drives profitable revenue growth and margin expansion while also reducing our environmental impact and ensuring we comply with evolving regulatory requirements. While macro-sustainability may be a slight secular headwind for our base businesses, we see significant opportunity to derive value as customers increasingly focus on the return on investment of their efforts to address sustainability challenges. We are balancing delivery of near-term value while creating long-term differentiation and resilience by establishing clearer linkage between our sustainability goals and growth or margin expansion, engaging end users to identify new growth opportunities (e.g., food waste, traceability) and executing market-based innovation.

We have been advancing sustainability by establishing our priorities, setting ambitious goals and making progress over time toward their achievement.

Sustainability Data and Reporting

We continue to refine the sustainability data we disclose, which has provided our stakeholders with greater transparency into our progress. To facilitate comparability with other companies, our sustainability data is indexed to the Sustainability Accounting Standards Board (SASB) framework, noting where those disclosures align with indexes of the Global Reporting Initiative (GRI) and the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD). After partnering with a third-party expert to assess our disclosures against the recommendations regarding the information that companies should disclose to allow their stakeholders to assess and price their climate-related risks, we have preliminarily aligned our reporting with TCFD requirements. We have annually responded to Carbon Disclosure Project (CDP) Climate, Water Security and Forests and support the growing adoption of International Sustainability Standards Board (ISSB) standards.

We monitor regulatory requirements, including the European Corporate Sustainability Reporting Directive (CSRD), which will impose additional disclosure requirements for our company beginning in 2028 (based on 2027 data). We anticipate that, in future years, we will use our CSRD reports as the primary disclosure vehicle for our sustainability data given their foundation in a double materiality assessment and required disclosure of qualitative and quantitative data for a substantial number of reporting metrics on material topics, as well as a climate transition plan.

Our sustainability teams assess our reporting in accordance with external frameworks; engage with rating agencies; manage our data collection and reporting processes; establish and monitor assurance guidance and controls; and approve reports, data and information. In addition, we engage an independent third party to validate our energy and greenhouse gas (GHG) emissions data. Having aligned with the Audit and Governance Committees to ensure Board alignment with our sustainability governance, our reporting processes ensure data owner sign-off, sustainability disclosure committee review and senior management approval prior to publication.

After evaluating our company in the areas of environment, labor and human rights, ethics and sustainable procurement, EcoVadis, a third-party sustainability ratings company, awarded our company its “gold” rating for our sustainability performance in 2025. This designation places us in the top 5% of companies for sustainability practices across more than 180 countries.

Our 2025 Integrated Report, which highlights our progress on sustainability matters, is being made available on our website on or before the filing of this proxy statement and furnished to the U.S. Securities and Exchange Commission (SEC) prior to the distribution of our proxy materials. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

10	2026 Proxy Statement | Avery Dennison Corporation

Progress Toward 2025 and 2030 Sustainability Goals

Having reached the end of their ten-year horizon, we substantially achieved the 2025 sustainability goals we set in 2015, including delivering all those related to environmental sustainability, as shown in the scorecard below.

2025 SCORECARD OF SUBSTANTIAL ACHIEVEMENT OF 2025 SUSTAINABILITY GOALS

	Goals	Baseline Year	Results

Greenhouse Gas Emissions	Achieve at least 3% absolute reduction year-over-year and at least 26% cumulative reduction by 2025	2015	Achieved. Although GHG emissions nominally increased in 2025, they declined by 61% cumulatively from baseline year
Paper	Source 100% certified paper, of which at least 70% is Forest Stewardship Council®-certified	2015	Achieved. Of total volume of paper procured in 2025, >99% was certified, with 81% of face paper Forest Stewardship Council®-certified
Films	70% of films we buy conform to, or enable end products to conform to, our environmental and social guiding principles	N/A	Achieved. 99% of 2025 film volume conformed to Materials Group’s Restricted Substance List (RSL)
Chemicals	70% of chemicals we buy conform to, or enable end products to conform to, our environmental and social guiding principles	N/A	Achieved. 99% of 2025 chemical volume conformed to Materials Group’s RSL
Products and Solutions	Derive 70% of revenues from sustainability-driven products (as defined by our Sustainable ADvantage criteria)	2015

Achieved. 70% of Materials Group (based only on Label and Graphic Materials) and 70% of Solutions Group (based only on Apparel Solutions) sales in 2025 came from sustainability-driven products that are responsibly sourced, enable recyclability, contain recycled content or use less material

Waste	Be 95% landfill-free, with at least 75% of our waste reused, repurposed or recycled	2015	Achieved. Diverted 96% of solid waste from landfills and recycled 77% of waste in 2025
People	Continue to cultivate diverse (40%+ female at level of manager and above), engaged, safe (recordable incident rate (RIR) of <0.25), productive and healthy workforce Maintain world-class safety and employee engagement scores	2015

Not achieved. Female representation at level of manager and above increased by 5% from baseline year to 37% at YE 2025(1)

Achieved. Continued world-class safety record, with RIR of 0.17 in 2025, substantially lower than manufacturing industry average of 2.7 in 2024 (most recently available data)

Achieved. Employee engagement score of 86% in 2025

Transparency	Commit to goals publicly and be transparent in reporting progress	N/A	Delivered. Continued enhancing sustainability transparency with more comprehensive reporting in our Integrated Reports, proxy statements and other public disclosures

(1)	Our goal is to foster a workforce representative of the communities in which we operate; as one indicator, we track the percentage of females in manager level and above positions globally.

Our 2030 sustainability goals, within which we have specific targets, prioritize the most significant environmental and social sustainability challenges facing our company and stakeholders. Our progress toward these goals in or through 2025 is shown below.

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2025 SCORECARD OF PROGRESS TOWARD 2030 SUSTAINABILITY GOALS

Goals	Targets	Baseline Year	Highlights of Progress
Deliver innovations that advance the circular economy	Satisfy the recycling, composting or reuse requirements of all single-use consumer packaging and apparel with our products and solutions
	Solutions Group: 100% of our core product categories (printed fabric labels, woven labels, paper, interior heat-transfer labels, packaging and RFID) will meet our Sustainable ADvantage standard	N/A	82% (based only on Apparel Solutions) in 2025
	Materials Group: 100% of our standard label products will contain recycled or renewable content; all of our regions will have labels that enable circularity of plastics	N/A	67% (based only on Label and Graphic Materials) in 2025
Reduce the environmental impact in our operations and supply chain	Reduce our Scope 1 and 2 GHG emissions by 70% from our 2015 baseline Work with our supply chain to reduce our 2018 baseline Scope 3 GHG emissions by 30%, with an ambition of net zero by 2050	N/A	Scope 1 and 2: 61% in 2025 Scope 3: Prior-year calculations publicly available in our most recent CDP Climate response
	Source 100% of paper fiber from certified sources focused on a deforestation-free future	2015	>99% certified in 2025
	Divert 95% of our waste away from landfills, with a minimum of 80% of our waste recycled and the remainder either reused, composted or sent to energy recovery	2015	94% landfill-free in 2025 77% recycled in 2025
	Deliver a 15% increase in water efficiency at our sites that are located in high- or extremely high-risk countries as identified in the World Resources Institute Aqueduct Tool	N/A	4% increase in efficiency in 2025
Make a positive social impact by enhancing the livelihood of our people and communities	Foster an engaged team and an inclusive workplace • Inclusion Index: 85% • Employee Engagement: 82% • Females in manager level or above positions: 40% • Safety: RIR of 0.20	2015	81% in 2025 (N/A in 2015) 86% in 2025 (from 80%) 37% at YE 2025 (from 32%)(1) 0.17 in 2025 (from 0.31)

Support the participation of our employees in ADF grants and foster the well-being of the communities in which we and our supply chain operate

•

85% of countries in which we operate receive ADF grants

•

50% of all ADF grants incorporate volunteerism

		N/A	Made 2025 ADF grants in 77% of countries in which we operate 95% of 2025 grants incorporated employee volunteerism
(1)	Our goal is to foster a workforce representative of the communities in which we operate; as one indicator, we track the percentage of females in manager level and above positions globally.

PEOPLE AND CULTURE

We draw from the largest pool of talent to find the best people for our company and, by fostering a workplace that embraces a mix of skills, experiences and backgrounds, we empower our employees to be increasingly productive, innovative and engaged. We are dedicated to continuously strengthening our high-performance, values-based culture and maintaining a highly engaged global team in a workplace grounded in fairness, which we believe translates into better business outcomes that benefit all our stakeholders. We regularly report to, and engage with, our stakeholders on these matters so they can assess our progress.

Our people-focused strategic pillars include enhancing the experience of our manufacturing employees and making merit and transparency even more foundational to our employee experience. Members of our senior leadership sponsor or actively engage in progressing these pillars. We have been leveraging our global enterprise infrastructure to support business-driven efforts to advance our talent priorities in each of our regions; accountability for progress beginning in 2026 has moved to our businesses to drive more sustainable impact.

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In 2025, among other things, we strengthened leadership capability and accountability for building high-performing teams; developed our Avery Dennison Leadership Academy; tightened pay-for-performance linkage through an enhanced merit process in our recently implemented and more robust global talent management system; enabled direct employee access to our enterprise career architecture; invested in advanced career development programming; and significantly expanded our largest mentoring program.

Our employee experience depends on our culture, leadership, technology and work environment. In 2025, our employee experience survey achieved its highest level of participation in recent years, with 88% of our global employee population having responded. Our enterprise employee experience score of 86% – our highest since 2018 – reflected consistent or improved engagement across all businesses and positive trends relative to prior year in the majority of questions. The most notable gains were in areas we had specifically targeted for action, including career advancement opportunity, development opportunity and confidence in business strategy. Our business and functional teams are using the anonymized results from the survey to implement actions to address identified opportunities for improvement.

Our enterprise competency model represents our global standard for the leadership skills and behaviors that we develop in our employees so we can achieve our vision. This model, which establishes clear expectations that align with our values and strategies and increases fairness, consistency and transparency in how we hire/select, promote, develop and reward our talent, was embedded into key talent processes and practices in 2025, including performance management, development and learning.

We recognize that ensuring fair and equitable pay is a continuous process, and we aim for fair, consistent and transparent pay practices across our global workforce. As part of this process, we annually evaluate pay equity, making merit-based pay adjustments where appropriate after accounting for legitimate factors that may drive differences in pay, such as location, level, function, performance, experience and potential. We expanded our analysis population in 2025 to include employees from several recent acquisitions. Our teams engage with company leadership on our pay equity/transparency priorities and implement advancements in our process that considers total direct compensation, including base pay, annual incentive compensation and cash/equity-based long-term incentives. In 2025, we implemented process, training and technology advancements to guide market-competitive merit-based pay decisions and avoid unexplained pay gaps.

STOCKHOLDER ENGAGEMENT

In addition to our ongoing program through which our CEO, CFO, business leaders and Investor Relations team engage with our stockholders throughout the year, we semiannually engage with our largest institutional investors to solicit feedback on our strategies, governance profile, executive compensation and sustainability progress, offering to include directors in scheduled meetings. Our Board and management believe that ongoing stockholder engagement fosters a deeper understanding of evolving investor expectations and helps ensure we continue to reflect best practices.

2025 Engagement Results

2025 ENGAGEMENT RESULTS*

Outreach	Conversations

We contacted our top 35 investors in proxy season and the off-season. Our Lead Independent Director and management answered questions and discussed matters of investor interest. We engaged with every stockholder who accepted our invitation to meet or otherwise requested a meeting, and our Lead Independent Director (LID) led the majority of our off-season engagements.

*	Based on percentage of shares outstanding.

We discussed the results and feedback from our 2025 engagement regarding executive compensation and social sustainability with the Compensation Committee and regarding governance and environmental sustainability with the Governance Committee. We also shared highlights with our Board to supplement the reports from those Committee Chairs.

Avery Dennison Corporation | 2026 Proxy Statement	13

2025 Engagement Feedback

The primary areas of focus during our 2025 engagements were Board composition and refreshment, including recent director departures/appointments and the refined Board matrix included in our 2025 proxy statement; Board leadership structure, including Mr. Butier’s transition from Executive Chairman to non-executive/non-employee status; and our sustainability priorities and progress toward achieving our 2025 and 2030 goals.

Governance Feedback

Our 2025 engagements provided feedback on the governance matters described below.

•

Board composition, including the balance of skills, qualifications, industry and functional experience, tenure and other demographics on our Board after the addition of new directors and departure of longer-tenured directors

•

Board leadership structure, including Mr. Butier’s transition to non-executive Chairman; the differing roles and responsibilities and working relationships among our Chairman, Lead Independent Director and CEO; the rationale for our Board’s current leadership structure following our successful succession planning process and CEO transition; the strong mentorship our Chairman and Lead Independent Director have provided our CEO with recent Board changes, allowing our CEO to focus on addressing business challenges and developing key leaders; and our engaged and experienced Lead Independent Director, who continues to ensure independent oversight

•

Board refreshment, including our new director recruitment process; the rationale for Mr. Flitman’s appointment to our Board in July 2025; and the Governance Committee’s pause in actively searching for new directors given our current Board size, broad mix of skills, qualifications and experience, and significant Board turnover in the past two years, while continuing to ensure a robust pipeline of potential new directors

•

Board onboarding, education, risk oversight and engagement, including our new director orientation and onboarding processes, as well as ongoing director education and development; our Board’s oversight of key risks, particularly cybersecurity; and the additional engagement of certain of our directors on Advisory Councils, providing them with an opportunity to engage in a non-fiduciary capacity with our business leaders and industry experts to support management in advancing key areas of strategic focus

•	The voting results for our 2025 stockholder proposal on excessive golden parachutes, with 94% of votes cast consistent with our Board’s recommendation

Environmental Sustainability Feedback

Environmental sustainability remained a significant area of focus for the stockholders with which we engaged. Investors continued to appreciate the scope of our sustainability reporting and transparency in our Integrated Reports, proxy statements and other public disclosures. During our conversations, we primarily discussed the sustainability matters described below.

•	The integration of environmental sustainability into our strategy to lead at the intersection of the physical and digital, and our Board’s oversight thereof

•

The financial impact of our sustainability efforts, including revenue growth and margin expansion enabled through sustainability-related innovation and cost savings from reductions in our environmental impact, including through energy efficiency projects

•

Our progress toward our 2025 and 2030 sustainability goals, including our substantial achievement of the former set of goals and management’s focus on advancing roadmaps to deliver the longer-term set of goals

•

Our continued efforts and challenges in reducing Scope 3 GHG emissions, highlighting the more accurate, market-consistent results enabled by our change in emissions measurement methodology from spend-based to one that is more materials-based to minimize the impact of macroeconomic factors such as inflation

•

Our evaluation of our supply chain and use of third parties to audit suppliers using a risk-based approach that considers our spend and country-specific risks, as well as the remediation we require from flagged suppliers to continue our business relationship, highlighting improved engagement and more advanced dialogue with key raw material suppliers

•

Our water usage, noting that while we are not a major direct consumer of water, our paper suppliers are significant users of water, and we continue to assess ways to better represent our overall water impact

•

Our processes to prevent the use of restricted chemicals, including review of regulations by our government affairs team and our innovation efforts enabling usage of materials that do not appear on our evolving RSLs

•	The impact of recent acquisitions, including the incorporation of sustainability assessments into our due diligence process

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Social Sustainability and Executive Compensation Feedback

We responded to inquiries from investors on social sustainability regarding our Board’s and its Compensation Committee’s leadership succession planning processes; our Board’s exposure to lower-level leaders in the succession pipeline, including certain directors interacting with a broader mix of leaders in Advisory Councils; our talent development program, including its linkage to our enterprise competency model and the deployment of training to advance the professional development of our team members; and the demographic mix of our executives and potential internal successors to key leadership roles.

We also engaged with several investors to gather perspectives on potential changes to our executive compensation program under consideration by the Compensation Committee during 2025 as described under Preview of Revised 2026 Executive Compensation Program in the Compensation, Discussion and Analysis (CD&A) section of this proxy statement.

APPROVAL OF EXECUTIVE COMPENSATION (PROPOSAL 2)

The Compensation Committee oversees our executive compensation program, which is designed to deliver pay for performance, with realized compensation primarily dependent on achievement of our annual financial goals and longer-term value creation objectives that advance the interests of our stockholders.

Executive Compensation Program

The Compensation Committee establishes the substantial majority of Named Executive Officer (NEO) target total direct compensation (TDC) as performance based, meaning that our executives ultimately may not realize the value of at-risk components if we fail to achieve the designated performance objectives. Incentive compensation consists of target award opportunities under our Annual Incentive Plan (AIP) and long-term incentive (LTI) program, with payouts determined based on our performance against the threshold, target and maximum levels established by the Compensation Committee. The mix and elements of 2025 NEO target TDC are shown below.

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2025 NEO TARGET TDC MIX AND ELEMENTS

	CEO	Average of Other NEOs

Target TDC Mix

	89% Performance-based	71% Performance-based

Long-Term Incentive Compensation
Performance Units (PUs)	Corporate NEOs	Business NEO
	• 50% of LTI with payout = 0% to 200% of target award • Three-year performance period - Company EVA(1) (50%) - Company Relative TSR(2) (50%)	• 50% of LTI with payout = 0% to 200% of target award • Three-year performance period - Business EVA(1) (75%) - Company Relative TSR(2) (25%)
• Cumulative EVA goals tied to superior TSR objective and long-term financial targets • Relative TSR payout capped at 100% if absolute TSR is negative
Market-leveraged Stock Units (MSUs)	• 50% of LTI with payout = 0% to 200% of target award • One-, two-, three- and four-year performance periods - 100% Company Absolute TSR(3)
Annual Incentive Compensation
	Corporate NEOs	Business NEO
AIP Award(4)
• Drives performance to deliver annual company/business financial goals • Individual performance modifier based on achievement of strategic objectives (generally capped at 100% for NEOs)

Base Salary	• Annual fixed-cash compensation generally set around market median
(1)

Economic Value Added (EVA) is a measure of financial performance calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from after-tax operating profit.

(2)	Relative TSR compares our TSR to that of companies in a peer group described in the CD&A section of this proxy statement.
(3)	Absolute TSR measures the return that we provide our stockholders, including stock price appreciation and dividends paid (assuming reinvestment of dividends).
(4)	Adjusted EPS, adjusted free cash flow, adjusted sales growth and adjusted EBITDA are defined in the CD&A section in this proxy statement.

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Pay for Performance

In the graph below, CEO compensation reflects Mr. Stander’s Summary Compensation Table compensation for 2023 through 2025 and such compensation of our former CEO for 2021 and 2022, relative to our 2021-2025 TSR of 27%. Changes in CEO pay have generally correlated with changes in TSR, except in 2023, when CEO pay was substantially lower than in the prior year because Mr. Stander’s 2023 compensation primarily reflected his compensation as COO, and in 2024, when CEO pay was substantially higher than in the prior year because it reflected Mr. Stander’s first full year as CEO.

FIVE-YEAR CEO PAY AND CUMULATIVE TSR

$12.4
$9.1
$6.1
$9.9
$9.5
YE2020
2021
2022
2023
2024
2025
CEO transition (9/1/23)
CEO Pay ($M)
TSR (%)

Executive Compensation Best Practices

As summarized below and described in further detail in the CD&A section of this proxy statement, our executive compensation program aligns with our financial goals and business strategies and reflects best practices.

Pay for Performance

✓   89% of CEO’s 2025 target TDC dependent on company performance

✓   Rigorous stock ownership policy requires CEO to own 6x base salary, at least 50% of which must be vested shares; does not count unvested PUs or stock options and only counts 50% of unvested MSUs at target payout level

Compensation Best Practices

✓   Double-trigger equity vesting requires termination of employment after change of control

✓   YE 2025 three-year average burn rate of 0.37%, between 25th and 50th percentiles of S&P 500 companies

✓   Compensation clawback policy for executive officers in event of accounting restatement; additional clawback policy for all AIP and LTI recipients in event of fraud or misconduct resulting in restatement

✓   Independent compensation consultant serves at direction of Compensation Committee

✓   Annual Compensation Committee evaluation and charter review

✓   Periodic review of compensation program and assessment of features that mitigate excessive risk-taking

✓   Releases of claims and restrictive covenants for departing executives

✓   Compensation Committee review of tally sheets reflecting all NEO compensation components

✓   No NEO employment contracts unless required by laws or market practices of home country

✓   No guaranteed AIP awards; NEO 2025 AIP awards based solely on financial performance

✓   No excise tax gross-ups on change of control severance benefits

✓   No tax gross-ups on perquisites

✓   No above-market interest rates for deferred compensation

✓   No re-pricing of stock options without stockholder approval

✓   No payout of accrued dividend equivalents on MSUs unless and until awards vest

✓   No stock options awarded below fair market value

✓   No supplemental retirement benefits

Avery Dennison Corporation | 2026 Proxy Statement	17

RATIFICATION OF APPOINTMENT OF PWC (PROPOSAL 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for fiscal year 2026 and our Board is seeking stockholder ratification of the appointment. PwC is well-qualified to continue serving as our independent registered public accounting firm, has a deep understanding of our operations and accounting practices, and maintains rigorous procedures to ensure independence from our management, Board and company.

The Audit Committee considered the qualifications, performance and independence of PwC, the quality of its discussions with the engagement team, and the fees charged by the firm for the scope and quality of services provided and determined that the appointment of PwC for 2026 is in the best interest of our company and stockholders.

VOTE ON STOCKHOLDER PROPOSAL FOR INDEPENDENT BOARD CHAIRMAN (PROPOSAL 4)

John R. Chevedden, a stockholder residing at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90287 who has beneficially owned no fewer than 15 shares of our common stock since September 20, 2022, has informed us that he intends to present a proposal at the Annual Meeting seeking our Board to adopt a policy requiring that two separate people hold the offices of Chairman and CEO and that the Chairman be an independent director. If the proponent or his qualified representative attends and properly presents the proposal for a vote, then the stockholder proposal will be voted on during the Annual Meeting.

Our Governance Guidelines give our Board the discretion to separate or combine the roles of Chairman and CEO as it deems appropriate based on the needs of our company at any given time. To facilitate this decision-making, the Governance Committee annually reviews our Board leadership structure – giving consideration to, among other things, our financial position, business strategies, governance profile, the results of our annual Board/Committee evaluation process, and any feedback received from our investors and other stakeholders – and recommends to our Board whether to separate the roles, as well as the Lead Independent Director in cases where the Chairman is not independent.

Our Board’s Governance Committee has carefully considered the proposal and believe that it is unnecessary and not in the best interests of our company and stockholders. It is critical that our Board continues to maintain the discretion to determine its appropriate leadership structure consistent with the business judgment afforded to it under Delaware law and our Governance Guidelines; in addition to a robust Lead Independent Director role, we have a Board and governance profile that helps ensure independent oversight of management and accountability to our stockholders; and, during engagements on this topic, our stockholders have expressed broad support for our current Board leadership structure. For the reasons set forth in its opposition statement, our Board recommends that you vote AGAINST this proposal.

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GOVERNANCE

The key features of our governance program are shown in the Governance Highlights section of the proxy summary. We encourage you to visit the investors section of our website under Governance Documents, where you can view and download current versions of the documents shown below. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

•	Amended and Restated Certificate of Incorporation, as amended (our “Charter”)

•	Bylaws

•	Governance Guidelines

•	Charters for our Board’s Audit Committee, Compensation Committee, Governance Committee, Finance Committee and Cybersecurity Committee

•	Code of Conduct

•	Code of Ethics for the CEO and Senior Financial Officers

•	Audit Committee Complaint Procedures for Accounting and Auditing Matters

You can request copies of these documents, without charge, by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

VALUES AND ETHICS (V&E)

Code of Conduct, Talkabout Toolkits and Supplier Standards

Our Code of Conduct applies to all of our directors, officers and employees and reflects our values-based culture and adherence to ethical conduct. Our refreshed Code of Conduct, which launched in 2024, included expanded content on key topics such as cybersecurity, data privacy and third-party risk management, new topics, and real-world guidance using updated scenarios and Q&A to better connect to our team members’ work and decision-making. In 2025, we focused on institutionalizing the refreshed Code across our global workforce by delivering regular V&E communications; implementing tools to enable our team members more easily to report potential violations of the code; and diligently and efficiently managing a marked increase in reports attributed to the new code launch, “Safe to Speak Up” training and our proactive awareness campaign.

The Code is available in over 30 languages in downloadable and printable forms, as well as through a public interactive microsite that provides transparency to our external stakeholders. Our leaders affirm their commitment to complying with it when they first join our company and annually thereafter as part of the compliance certification process described under Related Person Transactions in the Security Ownership Information section of this proxy statement. We perform in-person compliance check-ins at select global sites each year to measure the effectiveness of our V&E program using surveys and conducting interviews with leadership and manufacturing employees, after which we implement actions as needed to enhance awareness.

We regularly train employees on Code of Conduct topics in instructor-led sessions held in person or virtually; in 2025, we held over 270 of these sessions globally. We also deploy mandatory online training for our computer-based employees. In 2025, we launched one enterprise-wide and five regional courses, with an average completion rate of nearly 97% for the 40,000 courses. The three “Talkabout” Toolkits (also available in over 30 languages) that we developed during the year empowered managers to lead discussions with their teams on our refreshed Code of Conduct, which were supplemented by a newly created V&E Community on our company intranet for employees to ask questions and engage with their colleagues across the globe.

Our global supplier standards extend our V&E commitment to our third-party service providers, establishing our expectation that they do business in an ethical manner.

Business Conduct GuideLine

Our Business Conduct GuideLine (the “GuideLine”) is a whistleblower hotline available at all hours for employees or third parties to report potential violations of our Code of Conduct or applicable laws, anonymously if they so choose. The GuideLine may be reached by visiting www.averydennison.com/guidelinereport. The GuideLine is operated by an

Avery Dennison Corporation | 2026 Proxy Statement	19

independent third party and accepts reports in any language to accommodate the needs of our global workforce and customer/supplier base. Reports are investigated under the direction of our Chief Compliance Officer, in consultation with our law department and senior management and with Board oversight primarily by the Governance Committee and, for certain accounting- and financial-related matters, also by the Audit Committee. We prohibit retaliation for good-faith reporting.

Code of Ethics

Our Code of Ethics requires that our CEO, CFO and Controller act professionally and ethically in fulfilling their responsibilities, which include (i) avoiding actual or apparent conflicts of interest; (ii) ensuring complete and accurate SEC filings; (iii) respecting confidentiality of financial and other information; (iv) employing corporate assets responsibly; and (v) reporting Code of Ethics violations to Chair of Audit or Governance Committees.

Only the Audit Committee or the Governance Committee can amend or waive the provisions of our Code of Ethics, and any amendments or waivers must be posted promptly on our website or timely filed with the SEC on a Current Report on Form 8-K. To date, we have made no exemptions or granted any waivers to our Code of Ethics.

Supporting fulfillment of these responsibilities, our controllership and internal audit functions ensure that we maintain a robust internal control environment, with the leaders of these functions regularly reporting to the Audit Committee.

COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

The Audit Committee has adopted procedures for the confidential, anonymous submission of complaints related to accounting, accounting standards, internal accounting controls and audit practices. These procedures relate to reports of (i) fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements or other financial reports; (ii) fraud or deliberate error in the recording or maintenance of our financial records; (iii) deficiencies in, or noncompliance with, our internal accounting controls; (iv) misrepresentation or false statement regarding any matter contained in our financial records, statements or other reports; or (v) deviation from full and fair reporting of our financial condition. Any person, including third parties, may submit a good-faith complaint regarding accounting and auditing matters and employees may do so without fear of retaliation. The Audit Committee oversees these procedures, with investigations conducted under the direction of our internal audit department in consultation with our Corporate Secretary, Chief Legal Officer (CLO) and other members of senior management to the extent appropriate under the circumstances.

Stockholders and other interested parties interested in communicating regarding these matters may make a confidential, anonymous report by contacting the GuideLine or writing to the Audit Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

STOCK OWNERSHIP POLICY

Our stock ownership policy requires that our (i) Chairman acquire and maintain minimum ownership of $750,000; (ii) other non-employee directors acquire and maintain minimum ownership of $500,000; (iii) CEO acquire and maintain minimum ownership of 6x his base salary; and (iv) Level 2 and Level 3 NEOs acquire and maintain minimum ownership of 3x and 2x their base salary, respectively. At least 50% of the applicable requirement must be held in vested shares.

The values of the following shares/units are considered in measuring compliance with our stock ownership policy: (i) shares beneficially owned or deemed to be beneficially owned, directly or indirectly, under U.S. securities laws; (ii) for officers, shares or units held in qualified and non-qualified employee benefit plans and 50% of the value of unvested MSUs at the target payout level; (iii) for non-employee directors, deferred stock units (DSUs); and (iv) for officers and non-employee directors, unvested restricted stock units (RSUs). Unvested stock options and PUs are not considered in measuring compliance. DSUs, which represent annual cash retainers deferred at a director’s election, are considered owned because they are earned upon receipt and would be converted to shares of our common stock and issued to a participating director upon his or her separation from our Board.

Until they achieve their minimum ownership requirement, non-employee directors and officers are required to retain any shares acquired, net of taxes, from the vesting of stock awards or exercise of stock options. Officers may not transact in company stock until they certify that they will remain in compliance with our stock ownership policy after giving effect to the transaction they plan to effectuate.

20	2026 Proxy Statement | Avery Dennison Corporation

The Compensation Committee and the Governance Committee reviewed non-employee director stock ownership in December 2025 and February 2026, respectively. As of year-end 2025, all but our four most recently appointed non-employee directors had exceeded their minimum ownership requirement. Mses. Mejia and Reverberi and Messrs. Dickson and Flitman have five years from the date of their respective Board appointments to reach that level and each of them is on track toward timely achieving compliance.

The Compensation Committee reviewed officer stock ownership in December 2025. As of year-end 2025, all NEOs had achieved their minimum ownership requirement.

The year-end 2025 compliance of our non-employee directors and NEOs with our stock ownership policy is shown below.

STOCK OWNERSHIP POLICY COMPLIANCE
	Minimum Ownership Requirement(1)	Ownership(2) at YE 2025(#)	Minimum Requirement Achieved(3)	Requirement Multiple Achieved

Chairman	$750,000

Mitchell Butier		315,700	✓	72x

Other Non-Employee Directors	$500,000

Bradley Alford		52,658	✓	18x

Ward Dickson(3)(4)		1,840	–	–

David Flitman(3)(4)		765	–	–

Andres Lopez		7,027	✓	2x

Maria Fernanda Mejia(3)(4)		2,063	–	–

Francesca Reverberi(3)(4)		2,464	–	–

Patrick Siewert		19,611	✓	6x

William Wagner(3)		3,412	✓	1x

CEO

Deon Stander	$6,900,000	82,311	✓	2x

Level 2 NEOs

Gregory Lovins	$2,515,500	88,475	✓	6x

Danny Allouche(5)	$1,762,399	26,566	✓	2x

Ryan Yost(3)	$1,701,000	10,602	✓	1x

Deena Baker-Nel	$1,710,000	12,145	✓	1x

Level 3 NEO

Ignacio Walker	$1,124,113	11,219	✓	1x

(1)	Minimum ownership requirements for CEO, Level 2 NEOs and Level 3 NEO reflect 6x, 3x and 2x, respectively, of year-end 2025 base salary.

(2)	Reflects shares/units considered in measuring compliance with our stock ownership policy based on the average closing price of our common stock from October 1 to December 31, 2025.

(3)

Other than Messrs. Wagner, Yost and the individuals named in footnote (4) below, all non-employee directors and NEOs were also in compliance with the 50% vested shares requirement as of year-end 2025; these individuals have five years from the respective date of appointment or promotion to achieve the 50% vested shares requirement.

(4)

Messrs. Dickson and Flitman and Mses. Mejia and Reverberi were appointed to our Board in June 2024, July 2025, February 2024 and February 2023, respectively, and have five years from their respective date of appointment to achieve their minimum ownership requirement.

(5)	Minimum ownership requirement for Mr. Allouche was converted from Israeli shekels using the average monthly exchange rate for December 2025.

Avery Dennison Corporation | 2026 Proxy Statement	21

INSIDER TRADING POLICY
Our insider trading policy, the current version of which was filed as an exhibit to our 2025 Annual Report, prohibits our directors, officers and employees from engaging in transactions in any type of security while in possession of material nonpublic information relating to the security or the issuer of the security in breach of a duty of trust or confidence, whether the issuer is our company or another company.
In addition, (i) if they are in possession of material nonpublic information regarding any other publicly traded company, including that of our suppliers, customers, competitors or potential acquisition targets, they may not trade in its securities until the information becomes public or is no longer material; (ii) they may not purchase or sell any security of any other company, including another company in our industry, while in possession of material nonpublic information about that company obtained in the course of their employment or service with our company; and (iii) they may not directly or indirectly communicate material nonpublic information to anyone outside or within our company other than on a need-to-know basis.
Officer/Director 10b5-1 Plans
Our insider trading policy contains specific requirements regarding contracts, plans or instructions to trade in our company’s securities entered into in accordance with SEC Rule 10b5-1, including with respect to multiple plans and modifications or terminations of existing plans. We reserve the right to suspend, discontinue or otherwise prohibit transactions under a 10b5-1 trading plan if we determine that doing so is in the best interest of our company.
Limited Trading Windows
All transactions in company stock must be precleared by our Corporate Secretary.
Our insider trading policy restricts trading in company stock by Board members, officers and director-level employees, or any other person designated by our Corporate Secretary, during blackout periods, which begin two weeks before the end of each fiscal quarter and end two business days after the issuance of our earnings release for the quarter. Additional blackout periods may be imposed with or without notice, as the circumstances require. Except for transactions under a previously established 10b5-1 trading plan, if precleared individuals become aware of material nonpublic information or become subject to a blackout period before their transaction is effectuated, they may not complete the transaction even if they previously received preclearance.
Prohibitions on Certain Transactions
Our insider trading policy prohibits our directors, officers and employees from short-selling company stock; transacting in puts, calls or other derivative securities involving company stock; or purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of company stock.
In addition, directors and officers are expressly prohibited from – and our non-officer employees are strongly discouraged from – pledging shares of our common stock as collateral for a loan, purchasing company securities on margin or placing company securities in a margin account.

To our knowledge based on their written representations in our annual director and officer questionnaire, all of our Board members and executive officers complied with our insider trading policy during 2025 and none of them engaged in any transaction prohibited thereby.

22	2026 Proxy Statement | Avery Dennison Corporation

SUSTAINABILITY

Having incorporated sustainability into our business plans as a value driver, we work within our company and across our value chain to address the environmental and social impacts of our products and practices.

We strive to advance the environmental sustainability of our company and value chain by delivering innovations that enable profitable revenue growth and margin expansion while also advancing the circular economy, reducing the environmental impact of our operations and offering more sustainable value-creation solutions for our customers. We also seek to make a positive social impact by fostering an engaged and empowered workforce, enhancing our employee experience, maintaining operations that promote health and safety, and supporting our communities.

BOARD OVERSIGHT AND MANAGEMENT RESPONSIBILITY

We believe that strong sustainability governance ensures consistency and accuracy of the information we report to our stakeholders. Our sustainability governance structure disclosed in prior proxy statements continues to be effective, ensuring leadership focus with Board/Committee oversight.

Board oversight of environmental sustainability and community investment is primarily conducted by the Governance Committee, which receives a report from management on each of these topics at least annually. In addition, our full Board engages with business leaders on their environmental sustainability initiatives during its regular discussion of their business strategies. In October 2025, our Board engaged with senior management on our environmental sustainability progress, having discussed during the year our innovation efforts to address market demand for more sustainable products and solutions. In February 2026, our Board reviewed our 2025 Integrated Report, which includes the results of our 2025 sustainability goals and progress toward our 2030 goals, with our CEO and Head of Enterprise Sustainability.

Board oversight of social sustainability is primarily conducted by the Compensation Committee, which discussed talent matters at multiple meetings in 2024, including our enterprise human resources strategy, executive succession planning, and pay equity and transparency. In December 2025, our Board engaged with management on the results of our employee experience survey and progress in our people-focused strategic pillars.

With strategic guidance and direction provided by our CEO, management is responsible for ensuring that we continue to make progress toward achieving our sustainability goals through our Sustainability Council, which is led by our enterprise sustainability leader reporting to our CEO, who continues to be accountable for our progress. The council, which is composed of a cross-divisional and cross-functional group of company and business leaders, met quarterly during 2025 to document the strategic and financial impacts of our sustainability efforts on our company and customers, progress us toward achieving our 2030 sustainability goals and targets, accurately report to our stakeholders and ensure we comply with evolving legal and regulatory requirements. Our enterprise sustainability leader participated in nearly all of our 2025 off-season stockholder engagements to report on our sustainability advancements and answer questions from investors.

PROGRESS TOWARD ACHIEVING 2025 AND 2030 GOALS

We believe that our sustainability priorities reflect the expectations of our stakeholders. We regularly report our sustainability progress and interview members of management responsible for key sustainability initiatives, as well as customers, sell-side analysts and members of sustainability organizations, during our biannual materiality assessments. The feedback related to environmental and social sustainability we received during our engagement with investors in 2025 can be found in the proxy summary.

We present scorecards showing the substantial achievement of our 2025 sustainability goals and progress toward our 2030 sustainability goals in the proxy summary. You can find additional information in our 2025 Integrated Report.

Avery Dennison Corporation | 2026 Proxy Statement	23

To facilitate comparability with other companies, our sustainability data is indexed to the SASB framework, noting where those disclosures align with indexes of the GRI and TCFD. We are a member of the United Nations Global Compact and have made commitments to the United Nations Sustainable Development Goals and the Science Based Targets initiative (SBTi). Our Scope 1, 2 and 3 GHG emissions reduction targets have been approved by SBTi as consistent with reductions required to keep global warming to no more than 1.5°C. We have annually responded to CDP Climate, Water Security and Forests and support the growing adoption of ISSB standards.

TALENT MANAGEMENT

Executive Succession Planning

Recognizing that we have had several leadership changes in recent years, including the appointments of our Materials President in 2024 and our Intelligent Labels President in 2025, our Board continues to prioritize thoughtful executive succession planning. In April 2025, consistent with its practice of conducting CEO succession planning at least annually as part of its strong governance program, our Board updated the scorecard of desired attributes/outcomes and experiences aligned upon with a third-party leadership advisory firm to reflect our company’s continued evolution, and discussed the progress of potential internal CEO successors, as well as emergency succession in the event a need arises. At that time and again in October 2025, the Compensation Committee reviewed changes in our senior executive team and our continued progress in developing leadership as a key source of competitive edge, and discussed potential successors to the members of our Company Leadership Team, which includes the leaders of our businesses and corporate functions, with reference to their development plans and our enterprise competency model. The Committee’s Chair led a discussion of these succession planning reviews with our full Board.

The Compensation Committee regularly receives reports on executive new hires, promotions and role changes, departures and open positions to assist with succession planning.

Leadership Development

The Compensation Committee oversees our talent management efforts to identify and develop our future leaders. We maintain a robust performance review process and establish leadership development plans for our top talent, while also providing career advancement opportunities to our employees more broadly. Senior management reports to the Compensation Committee on our leadership by identifying high-potential talent at senior levels within our company, helping these individuals advance the skills and capabilities to become our future leaders, and ensuring that they are executing development plans to progress them toward identified roles with greater responsibility. As part of its regular meeting process, our Board has the opportunity to engage with our business and functional leaders in and outside the boardroom. In addition, Board members periodically visit our facilities to meet with local management and have the freedom to engage directly with any of our employees.

COMMUNITY INVESTMENT

With Board oversight by the Governance Committee, our community investment efforts help strengthen the communities around the world in which we operate. We make most of these investments through ADF, which annually distributes at least 5% of its assets from the prior year. ADF’s grantmaking is aided by our employees worldwide who identify nonprofit organizations serving their local communities in need of financial support to advance their mission and impact, make monetary contributions and volunteer their time.

ADF’s grantmaking strategy focuses on providing funding to charitable organizations that are working to increase access to education, advance environmental sustainability and support secure livelihoods. In addition to these grantmaking focus areas, ADF also supports employees in times of crisis and nonprofit organizations involved in disaster relief. ADF and our company collectively made over $6.1 million in grants and other charitable contributions during 2025, with 95% of ADF grants having incorporated employee volunteerism.

Advancing Strategic Pillars

The aggregate amount and impact of grants made in 2025 in each of ADF’s strategic pillars, as well as select grant recipients, is shown below; the remainder of ADF’s contributions was primarily made in the other areas described in this section.

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HIGHLIGHTS OF 2025 ADF CONTRIBUTIONS AND IMPACT BY STRATEGIC PILLAR

$910K TO INCREASE EDUCATION ACCESS	$878K TO ADVANCE ENVIRONMENTAL SUSTAINABILITY	$425K TO SUPPORT SECURE LIVELIHOODS

•

Cambodian Children’s Fund to aid impoverished children in Cambodia

•

Instituto Anderson Varejão to support sports and educational programming for children in Brazil

•

Painesville City Local Schools Education Foundation to fund their Future Business Leaders of America program in Northeast Ohio

•

Give2Asia to convert plastics into school uniforms in China

•

Textile Exchange to accelerate regenerative textile production systems in South Africa

•

World Wide Fund for Nature to support environmental youth education in Pakistan

•

Sheltersuit to provide job training for women refugees in the Netherlands

•

Reimagining Industry to Support Equality to improve lives of women working in Bangladesh’s garment industry

•

De Puertas Abiertas al Trabajo Solidario to deliver entrepreneurial training in Argentina

IMPACT BASED ON GRANTEE REPORTING

9,000+ students improved their literacy and/or numeracy skills and 6,000+ women and girls completed ADF-supported education	225+ communities with improved climate resilience and 11,000+ participants at educational events	2,700+ businesses were launched with ADF support, employing ~2,000 people

Supporting Employees in Times of Crisis

ADF’s Employee Crisis Fund offers financial assistance to employees impacted by natural disasters and other humanitarian crises, providing $1 million of financial support to impacted company employees in the U.S., Hong Kong and Sri Lanka in 2025.

Aiding Disaster Relief Efforts

ADF partners with GlobalGiving, an independent nonprofit organization, to directly support and match employee giving to disaster relief efforts worldwide. During 2025, ADF and our employees made donations to organizations responding to events in the U.S., Brazil, East Africa, the Middle East and Ukraine.

Engaging Employees

Through ADF’s signature Granting Wishes program, employees organize volunteer events and nominate local charities to receive grants. In 2025, ADF made over $1 million in grants in 38 countries through this program.

Providing College Scholarships

ADF provided college scholarships to selected children of company employees in 2025, furthering its goal of increasing educational access. The program administered by Scholarship America awarded scholarships in the U.S. and Canada, with the Institute of International Education administering a similar program to award scholarships in Bangladesh, Brazil, Honduras, India, Indonesia, Kenya, Malaysia, Mexico, Pakistan, Romania, South Africa, Sri Lanka, Thailand, Türkiye and Vietnam. In 2026, ADF plans to expand this program to all countries in which we have a significant employee presence.

Avery Dennison Corporation | 2026 Proxy Statement	25

OUR BOARD OF DIRECTORS

OVERVIEW

Our Board oversees, counsels and ensures management is serving the best interests of our company, with a view toward maximizing the performance of our businesses and delivering long-term value to our stockholders.

PRIMARY BOARD RESPONSIBILITIES

•

Establish Board/Committee composition, structure and responsibilities to ensure strong independent oversight

•

Conduct director succession planning to maintain engaged Board with balance of qualifications, skills, industry and functional experience, and demographics

•

Oversee businesses, strategy execution, risk mitigation, governance profile and sustainability progress

•

Approve annual operating plan and key strategic decisions, including acquisitions and significant fixed and information technology capital expenditures

•

Maintain integrity of financial statements and oversee capital allocation strategies, including dividends and share repurchases

•

Evaluate performance of senior leaders and determine executive compensation

•

Conduct CEO and other executive succession planning to develop leaders that will advance our future growth

2026 Director Nominees

Our Governance Guidelines provide our Board’s view that a size between 8 and 12 directors is an appropriate range to ensure relevant and diverse points of view, facilitate active and engaged discussion, and provide for the necessary discharge of its oversight responsibilities. Under our Bylaws, the number of directors is fixed from time to time by Board resolution; our Board has fixed the current number of directors at ten.

Our 2026 director nominees are shown in the chart below. As shown by individual in the Director Matrix in the proxy summary, they bring a balanced mix of industry and functional experience to overseeing management in advancing our strategies and achieving our financial goals. The ages of our director nominees range from 54 to 70, with an average age of 61. Their lengths of service range from less than one to nearly 21 years, with an average tenure of seven years.

	NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENT	AC	CC	GC	FC	CSC

1	Bradley A. Alford	69	2010	Retired Chairman & CEO, Nestlé USA	✓		●	●

2	Mitchell R. Butier	54	2016	Non-executive Chairman, Avery Dennison Corporation	–				●	●

3	Ward H. Dickson	63	2024	Retired EVP & CFO, WestRock Company	✓	●			●	●

4	David E. Flitman^	61	2025	CEO, US Foods Holding Corp.	✓		●

5	Andres A. Lopez	63	2017	Retired President & CEO, O-I Glass, Inc.	✓	●	●

6	Maria Fernanda Mejia	62	2024	Retired CEO, International, Newell Brands Inc.	✓	●

7	Francesca Reverberi	54	2023	SVP, Engineered Materials & Plastics Solutions, Trinseo PLC	✓		●

8	Patrick T. Siewert*	70	2005	Retired Managing Director & Partner, The Carlyle Group Inc.	✓	●		●	●

9	Deon M. Stander	57	2023	President & CEO, Avery Dennison Corporation	–				●

10	William R. Wagner	59	2022	CEO, Semrush Holdings, Inc.	✓			●		●

AC = Audit Committee CC = Compensation Committee GC = Governance Committee FC = Finance Committee CSC = Cybersecurity Committee

* = Lead Independent Director  ● = Chair ● = Member ^ = New Director

Board Meetings and Attendance

Our Board met six times during 2025. There were 30 Board committee meetings during the year. Each of our directors attended all of his or her respective Board and Committee meetings in 2025. In addition, our directors regularly engaged on strategic, business and financial matters with each of our Chairman and CEO outside of meetings, as well as with management through certain directors’ participation on our Advisory Councils described below. Our Governance Guidelines strongly encourage directors to attend annual stockholder meetings and all then-serving directors attended the 2025 Annual Meeting.

26	2026 Proxy Statement | Avery Dennison Corporation

Additional Board Engagement

Bringing their industry and functional expertise, some of our directors participated on our Advisory Councils in 2025, providing their insights in a non-fiduciary capacity to management on key strategic initiatives and cybersecurity risk management. These councils do not possess governing authority, which remains with applicable management teams. Currently, Mr. Wagner is a member of our Digital Advisory Council, Mr. Alford is a member of our Food Advisory Council, and Mses. Mejia and Reverberi are members of our Future of Consumer Packaging Advisory Council; Mr. Stander serves on all of these councils in his capacity as CEO. Our Cybersecurity Advisory Council, of which Messrs. Butier and Wagner were members, ceased operating at year-end 2025 given our Board’s formation of the Cybersecurity Committee.

In April 2025, after assessing the time commitments of their participation, the Compensation Committee recommended to our Board that non-employee directors participating on Advisory Councils be compensated $15,000 per council per year. Our Board approved this supplemental compensation effective as of the 2025 Annual Meeting.

GOVERNANCE GUIDELINES

Our Governance Guidelines provide the governance framework for our company and reflect the values of our Board, as highlighted below. They are reviewed at least annually and amended from time to time to reflect changes in regulatory requirements, evolving market practices, recommendations from our advisors and feedback from our investors. Our Governance Guidelines were last amended in February 2026.

BOARD GOVERNANCE HIGHLIGHTS

Board Composition

✓  Board of ten directors with significant refreshment in recent years

✓  Mandatory retirement at age 75 with no exemptions or waivers allowed or granted

✓  On average, director age of 61 years and tenure of seven years

✓  70% of directors have technical expertise or supervisory experience in materials science or industrial goods and 60% have technical expertise or supervisory experience in packaging

Director Independence	✓ Directors 80% independent ✓ Executive sessions of independent directors

Board Leadership Structure	✓ Annual review of Board leadership structure ✓ Robust Lead Independent Director role and independent Audit, Compensation and Governance Chairs

Board Committees

✓  Annual composition review and periodic structural review and Chair/member rotation, including in 2025 given new and recently departed directors and changes in directors’ other commitments

✓  Conduct responsibilities required by annually reviewed charters reflecting legal requirements, stakeholder expectations and best practices

✓  Directors required to attend Board/Committee and stockholder meetings

Board Duties

✓  Regular CEO and other executive succession planning

✓  Ongoing review of long-term strategic plans, including key risks and mitigating strategies

✓  Directors entitled to rely on independent legal, financial or other advisors at our expense

Continuous Board Improvement

✓  New directors receive orientation materials and engage with senior management to familiarize themselves with our Board and company, receiving additional orientation after joining Board committees to better understand their responsibilities and processes

✓  Continuing education through meetings with management, visits to our facilities and participation in director education programs

✓  Annual evaluation process ensures Board, Committees, Chairman, Lead Independent Director and Committee Chairs are performing effectively

Director Succession Planning

✓  Annual review of Board composition and regular director succession planning

✓  Biannual individual director feedback process advances ongoing director development and assists with Board succession planning

Avery Dennison Corporation | 2026 Proxy Statement	27

DIRECTOR INDEPENDENCE

Our Governance Guidelines require that our Board comprise a majority of directors who satisfy the criteria for independence under New York Stock Exchange (NYSE) listing standards and that the Audit, Compensation and Governance Committees be composed entirely of independent directors. An independent director is one who meets the requirements of the NYSE and who our Board affirmatively determines has no material relationship with our company, directly or indirectly as a partner, stockholder or officer of an entity with which we have a relationship.

Each year, all directors complete a questionnaire designed to solicit information that may have a bearing on our Board’s independence determination, including any relationships they have with our company, directly or indirectly through our company’s sale or purchase of products or services to or from any companies or firms by which they are employed. The Governance Committee discusses any disclosures made in the questionnaires relevant to its independence assessment with our Corporate Secretary, as well as any transactions our company has with director-affiliated entities. In February 2026, upon the recommendation of the Governance Committee, our Board determined that only Messrs. Butier and Stander had relationships that were disqualifying under NYSE listing standards, otherwise material or impaired director independence. Upon the recommendation of the Governance Committee, our Board affirmatively determined eight of our ten directors to be independent.

INDEPENDENT DIRECTORS	DIRECTOR INDEPENDENCE
Bradley Alford Ward Dickson David Flitman Andres Lopez Maria Fernanda Mejia Francesca Reverberi Patrick Siewert William Wagner

For a discussion of the potential impact of tenure on director independence, see Board Refreshment and Director Succession Planning in the Item 1 – Election of Directors section of this proxy statement.

BOARD LEADERSHIP STRUCTURE

Our Governance Guidelines give our Board the discretion to separate or combine the roles of Chairman and CEO as it deems appropriate based on the needs of our company at any given time. To facilitate this decision-making, the Governance Committee annually reviews our Board leadership structure – giving consideration to, among other things, our financial position, business strategies, governance profile, the results of our annual Board/Committee evaluation process, and any feedback received from our investors and other stakeholders – and recommends to our Board whether to separate the roles, as well as the Lead Independent Director in cases where the Chairman is not independent.

During 2025, we had a CEO and non-independent Chairman, balanced by a Lead Independent Director. Following a successful CEO transition and consistent with the range of anticipated timing for the Executive Chairman role, Mr. Butier ceased serving as an executive officer or employee of our company after the 2025 Annual Meeting and currently serves as a non-executive Chairman. Since Mr. Butier is not independent, Mr. Siewert was elected by our independent directors to serve as Lead Independent Director.

28	2026 Proxy Statement | Avery Dennison Corporation

NON-INDEPENDENT CHAIRMAN	PRIMARY RESPONSIBILITIES
Mitch Butier Elected annually by Board

In addition to customary duties of Chairman:

•

Provide Board’s collective input on company strategies to CEO

•

Engage with CEO on value-enhancing strategic opportunities, as well as other key relationships and strategic alliances

•

Support CEO and Company Leadership Team in expanding and deepening relationships with key stakeholders

•

If requested by management, participate in Advisory Councils

•

Mentor CEO, acting as principal liaison between him and Board members

LEAD INDEPENDENT DIRECTOR	PRIMARY RESPONSIBILITIES
Patrick Siewert Elected annually by independent directors

•

Preside over executive sessions of independent directors and Board meetings where Chairman is not present

•

Approve Board meeting agendas, schedules and other information sent to our Board

•

Call meetings of independent directors if/as needed

•

Consult and meet with stockholders

•

Serve as liaison between Chairman and independent directors

Robust Lead Independent Director Role

Our Lead Independent Director exercises critical duties to ensure independent oversight. Our Governance Guidelines define the role’s primary responsibilities, which are shown in the chart above. Mr. Siewert also performed the activities described below as Lead Independent Director in 2025.

•	Led the majority of our off-season stockholder engagements

•

Consulted with our independent directors, providing feedback to our Chairman and our CEO based on these discussions, including the Board’s evaluation of our CEO’s performance with the Compensation Committee Chair

•	Met regularly with our Chairman and our CEO

•	Served as the primary conduit between our independent directors and senior management

•	Attended select meetings of the Compensation Committee to offer additional perspective

In February 2025, the Governance Committee recommended that Mr. Siewert (with him not present for the discussion or vote) continue serving as Lead Independent Director through the Annual Meeting, noting that he has provided Messrs. Butier and Stander valuable counsel and guidance while ensuring independent Board oversight of management. The committee also recognized Mr. Siewert’s substantial effort with our stockholder engagement program. The Governance Committee determined that, in light of his demonstrated commitment, engagement and strong leadership, Mr. Siewert should continue ensuring independent stewardship of our Board in its oversight responsibilities. The committee’s decision took into account his significant contributions as a member and former Chair of the Audit and Governance Committees and member of the Finance Committee, as well as his over 30 years working in Asia Pacific, a region from which 32% of our sales originated and 58% of our employees were located at year-end 2024. Upon the recommendation of the Governance Committee, the independent directors on our Board elected Mr. Siewert (with him not present for the discussion or vote) as Lead Independent Director through the Annual Meeting.

Supplementing our Lead Independent Director in providing independent Board leadership are the Audit, Compensation and Governance Chairs, all of whom are independent.

Board Leadership Structure Evaluation

During our Board’s 2025 evaluation process and consistent with prior years, Messrs. Butier and Siewert received positive feedback in their respective roles as Chairman and Lead Independent Director.

In February 2026, noting that Mr. Butier remained best positioned to lead our Board in overseeing management’s execution of our strategies – and giving consideration to his success as Chairman for the past seven years and the valuable mentorship he has provided to Mr. Stander since our CEO transition in September 2023 – upon the recommendation of the Governance Committee, our Board elected Mr. Butier (with him not present for the discussion or vote) to serve as Chairman for the one-year term beginning after the Annual Meeting, subject to his reelection. Also at that time, upon the recommendation of the Governance Committee, the independent directors on our Board elected Mr. Siewert (with him not present for the discussion or vote) to serve as Lead Independent Director for the same one-year term, subject to his reelection.

Avery Dennison Corporation | 2026 Proxy Statement	29

BOARD COMMITTEES

Each of our Board committees has a charter that describes its purpose, membership and meeting structure, and responsibilities. These charters may be found on the investors section of our website under Governance Documents and are reviewed by the respective committee at least annually, with any recommended changes adopted upon approval by our Board. Amended charters are promptly posted on our website. The Audit Committee charter was most recently amended in January 2026; the Compensation and Governance Committees charters were most recently amended in December 2025; the Finance Committee charter has not been amended since its adoption in December 2023; and the Cybersecurity Committee charter was adopted in February 2026.

Upon the recommendation of the Governance Committee, Mr. Alford was appointed as Chair of the Compensation Committee in February 2025, having served as interim Chair since April 2024; Mr. Lopez rejoined the Audit Committee in April 2025; and Mr. Flitman was appointed to the Compensation Committee in December 2025. Mr. Wagner ceased serving on the Audit Committee in April 2025.

Our Board committees have the ability to delegate authority to subcommittees and may obtain advice and assistance from consultants, legal counsel or other advisors at our expense. In addition, each committee annually evaluates its performance. The current membership and primary responsibilities, as well as 2025 meeting and attendance information, for the three independent committees of our Board are summarized below.

MEMBERS	PRIMARY RESPONSIBILITIES

Ward Dickson (Chair)

Andres Lopez

Maria Fernanda Mejia

Patrick Siewert

Audit committee financial experts:

Dickson and Siewert

All satisfy NYSE enhanced independence standards

MEETINGS

2025 meetings: 8

Attendance: 100%

•  Oversee financial statement and disclosure matters, including quarterly and annual earnings release documentation and SEC reports, internal controls, critical accounting policies and practices, major financial risk exposures and significant tax matters

•  Appoint and oversee independent registered public accounting firm, including evaluating its qualifications and independence, as well as scope, staffing and fees for annual audit and other audit, review or attestation services; annually reviewing its performance and regularly considering whether to appoint new firm; and approving engagement and compensation of any other firm preparing or issuing audit reports or related work or performing other audit review or attest services

•  Oversee internal audit function, including appointing/dismissing senior internal auditor, evaluating his or her performance, reviewing significant issues identified in internal audits and management’s response, and discussing annual internal audit plan, budget and staffing

•  Perform compliance oversight responsibilities, including reviewing major risk exposures relating to financial statements and financial matters and reporting; maintaining procedures for complaints regarding accounting, internal accounting controls or auditing matters; reviewing financially significant legal matters; and making determinations regarding certain Code of Ethics violations

•  Approve Audit Committee Report for proxy statement

MEMBERS	PRIMARY RESPONSIBILITIES

Bradley Alford (Chair)

David Flitman

Andres Lopez

Francesca Reverberi

All satisfy NYSE enhanced independence standards and qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)

MEETINGS

2025 meetings: 6

Attendance: 100%

•  Review and approve AIP and LTI targets in light of our financial goals; including evaluating company and individual performance to determine CEO compensation and overseeing evaluation of performance of other executive officers

•  Review and approve senior executive compensation, including base salaries and incentive compensation

•  Conduct leadership succession and development planning and regularly review executive new hires, promotions and role changes, departures and open positions

•  Oversee executive compensation strategy, incentive plans, equity-based plans and benefit programs

•  Review and provide oversight of talent management policies and strategies, including workforce demographics; pay equity and transparency; leadership compensation plans, benefits, recruiting and retention strategies, and development programs; and employee experience

•  Review stockholder engagement process, results and feedback related to executive compensation, talent management and social sustainability

•  Approve CD&A and Talent and Compensation Committee Report for proxy statement

•  Oversee stockholder approval of executive compensation matters, including say-on-pay and say-on-frequency votes

•  Assess compensation programs for potential encouragement of excessive risk-taking

•  Recommend non-employee director compensation

•  Administer clawback policies providing for recoupment of incentive compensation determined to have been erroneously received by executive officers or other AIP or LTI recipients

30	2026 Proxy Statement | Avery Dennison Corporation

MEMBERS	PRIMARY RESPONSIBILITIES

William Wagner (Chair) Bradley Alford Patrick Siewert All satisfy NYSE independence standards MEETINGS 2025 meetings: 7 Attendance: 100%

•  Regularly review Board composition and conduct director succession planning, including identifying potential new Board members and recommending director nominees/appointees

•  Annually consider Board leadership structure and recommend whether to separate or combine positions of Chairman and CEO, as well as Lead Independent Director if Chairman is not independent

•  Recommend Board and Committee structure, Chairs and members

•  Recommend independent directors based on NYSE independence standards

•  Review and approve related person transactions

•  Oversee annual Board/Committee performance evaluation and biannual individual director feedback process

•  Review Governance Guidelines and recommend changes thereto, as well as to our Charter and Bylaws

•  Review and provide oversight of governance, environmental sustainability and community investment initiatives, policies and practices

•  Review stockholder engagement process, results and feedback related to governance, environmental sustainability and community investment

•  Review stockholder proposals

•  Oversee V&E program and Code of Conduct, evaluate significant conflicts of interest and make determinations regarding certain Code of Ethics violations

In addition to the above committees required by SEC rules and NYSE listing standards, our Board has a Finance Committee and a Cybersecurity Committee. Under their respective charters, at least one member of the Finance Committee must be independent and at least two members of the Cybersecurity Committee must be independent; currently, two of the four Finance Committee members are independent and two of the three Cybersecurity Committee members are independent.

MEMBERS	PRIMARY RESPONSIBILITIES

Mitchell Butier (Chair) Ward Dickson Patrick Siewert Deon Stander MEETINGS 2025 meetings: 3 Attendance: 100%

Conduct finance oversight responsibilities, including reviewing and making recommendations to our Board regarding:

•  Capital structure in light of our financial plans, current operations and long-term strategies

•  Capital allocation strategy, including stockholder dividends, stock repurchases and financial capacity for significant transactions such as strategic investments, acquisitions and divestitures

•  Financing plans, including equity, debt or other securities offerings and private placements that may materially impact our financial position

•  Pension plan funding status

MEMBERS	PRIMARY RESPONSIBILITIES

William Wagner (Chair) Mitchell Butier Ward Dickson MEETINGS Formed January 2026

Conduct cybersecurity risk management oversight responsibilities, including making recommendations to our Board regarding:

•  Cybersecurity governance, strategy and significant initiatives, including alignment with business strategies and priorities, market practices and lessons learned from notable incidents affecting other companies

•  Capabilities and effectiveness or cybersecurity risk management program, including its integration and alignment with enterprise risk management, and plans, policies, practices and controls related to information security, including impact of artificial intelligence; prevention and detection of cybersecurity events; incident response; and disaster recovery and business continuity

•  Systems and procedures to collect, create, use, maintain, process and protect any personal information of customers, employees and business partners

•  Key legislative and regulatory developments in the U.S. and international jurisdictions that could materially impact cybersecurity risk and strategy

•  Key performance indicators related to cybersecurity preparedness

Avery Dennison Corporation | 2026 Proxy Statement	31

EXECUTIVE SESSIONS

Our Board believes it is important to have separate executive sessions with Messrs. Butier and Stander, as well as with Mr. Butier only, each of which was held at all 2025 Board meetings. In addition, the independent directors on our Board meet at least once per year and as often as needed to discuss the performance of our Chairman and our CEO, management as a whole and our company. As Lead Independent Director, Mr. Siewert presides over executive sessions of independent directors.

Our Board begins its meetings with one of at least two executive sessions with Messrs. Butier and Stander to discuss key focus areas and frame meeting discussions; the last of these sessions provided time for the Board to reflect and align on key priorities, after which our non-management directors meet in executive session.

Executive sessions were also generally scheduled or held for regular 2025 Board committee meetings. These sessions exclude members of management unless the committee requests one or more of them to attend a portion to provide additional information or perspective.

RISK OVERSIGHT

Management is responsible for mitigating the day-to-day risks confronting our businesses, and our Board oversees enterprise risk management (ERM). In performing its oversight role, our Board ensures that the ERM processes designed and implemented by management are functioning effectively and promoting risk-adjusted decision-making. The teams leading our businesses have incorporated ERM into their strategic development and execution, assessing the risks impacting their businesses and implementing and adjusting mitigating actions on an ongoing basis. In addition, in consultation with our risk management team and senior management, they semiannually prepare risk profiles consisting of a heat map; summaries of key risks and mitigating strategies; identified Company Leadership Team and business/functional owners to ensure accountability for risk mitigation; ability of risk transfer; whether the risk is increasing, decreasing or consistent with prior year; and prior- and current-year risk impact and likelihood. These profiles are used to prepare a company risk profile based on identified business risks as well as enterprise risks. Identified risks with the potential to have more significant impact at the enterprise level in 2025 included the macroeconomic environment, in particular tariff-related uncertainty, and cybersecurity.

We continually advance our ERM program, with oversight from our Board. In 2025, enhancements included narrowing focus to the key mitigating strategies for each risk to focus management attention on higher impact priorities and having one-on-one discussions with risk and mitigating strategy owners to document progress and further drive leadership accountability.

We have robust processes that support a strong internal control environment and promote the early identification and ongoing mitigation of risks. Our legal and compliance functions, including our Chief Compliance Officer, report into our CLO to provide independent evaluation of the challenges facing our businesses and our Internal Audit leader reports to the Audit Committee in the conduct of his operational responsibilities, helping ensure he maintains independence from management.

Our Board as a whole oversees risks related to our five-year strategic plan horizon, exercising this responsibility by considering the risks related to management’s strategies and execution plans. Our Board receives a report on the ERM process and the resulting company risk profile at least annually, engaging throughout the year with management on key risks in its discussions of our business strategies and performance. Executives who lead various risk areas – such as law, information technology, tax, compliance, sustainability, talent management and community investment – report periodically to Board committees and occasionally to our full Board.

As shown below, our Board has delegated elements of its risk oversight responsibility to its committees to more efficiently coordinate risk mitigation with management. Our Board receives reports from the Committee Chairs regarding topics discussed at committee meetings, including the areas of risk they primarily oversee, and engages on risk mitigation during its regular engagement with our business and functional leaders.

32	2026 Proxy Statement | Avery Dennison Corporation

RISK OVERSIGHT

Board of Directors

•

Business strategies

•

Corporate governance

•

Acquisitions, divestitures and other significant transactions

•

Annual operating plan and significant fixed and information technology capital expenditures

•

Enterprise risk management

•

Artificial intelligence

Audit Committee	Compensation Committee	Governance Committee	Finance Committee	Cybersecurity Committee

• Financial reporting processes and statements, and internal controls • Certain legal, compliance and regulatory matters

•

Executive compensation and succession planning

•

AIP and LTI plans

•

Leadership compensation, benefits, and recruiting and retention

•

Clawback policies

•

Non-employee director compensation

•

Social sustainability

•

Board/Committee structure and composition

•

Director succession planning

•

Governance and stockholder rights/proposals

•

Environmental sustainability

•

Community investment

•

V&E/Code of Conduct

•

Related person transactions

•

Certain legal, compliance and regulatory matters

			• Capital structure and allocation strategy • Financing plans • Pension plan funding status	• Cybersecurity governance, strategy and initiatives • Cybersecurity risk management program capabilities and effectiveness • Systems and procedures to protect personal information

The Audit Committee oversees our internal control environment and the effectiveness of our internal controls. Supplementing these processes, the Audit Committee meets regularly in executive session with each of our CFO, Internal Audit leader, and representatives of our independent registered public accounting firm, and as needed with other members of senior management. The Governance Committee meets semiannually with our Chief Compliance Officer to discuss, among other things, significant internal investigations.

During 2025, our Board was particularly focused on overseeing management’s mitigation of the risk areas described below.

2025 RISK FOCUS AREAS

•

Navigating dynamic environment with elevated macroeconomic and geopolitical uncertainty driven by trade tensions and tariffs – Continually monitoring developments, updating scenario plans and executing mitigating actions as appropriate

•

Strengthening our overall portfolio – Increasing our exposure to high-value categories by accelerating inorganic portfolio shift through acquisitions of companies for which we would be a high-value owner, as demonstrated by our acquisition of Taylor Adhesives

•

Accelerating innovation outcomes in high-value categories, sustainability and digital – Refining our innovation roadmaps, investing to future-proof pressure-sensitive labeling as a decoration technology of choice, and advancing digital skills and capabilities across our company, including with the hire of Chief Digital Officer

•	Addressing impact of uneven intelligent labels adoption – Executing key projects in pipeline, accelerating adoption in current and emerging market segments, and improving operational execution

•	Connecting physical items with digital identities – Enabling products, solutions and platforms in existing and new segments to achieve our vision

•	Expanding organizational capability and targeted collaboration – Increasing differentiation, driving organic high-value category growth and structurally reducing costs

•

Responding to evolving impact of key megatrends impacting our businesses – Anticipating positive impacts of digitization/artificial intelligence and transformation of retail and potentially negative impacts of continued geopolitical and macroeconomic uncertainty and demographic shifts

•

Managing increasingly de-globalized world – Adjusting capital allocation strategies to ensure capacity in growing countries and regions, localizing capacity to primarily serve intra-country demand where possible, and rebalancing manufacturing and distribution network to mitigate impact of tariffs and increase agility

Avery Dennison Corporation | 2026 Proxy Statement	33

Risks Associated with Compensation Policies and Practices

The Compensation Committee annually discusses with management and its independent compensation consultant whether our executive compensation program is meeting the committee’s objectives. In addition, the Compensation Committee periodically engages its compensation consultant to undertake a more formal risk assessment to ensure that our program does not provide incentives that encourage excessive risk-taking. The committee most recently conducted this evaluation in 2024 based on an assessment by its then compensation consultant, WTW, and plans to next conduct the evaluation with its new compensation consultant, Semler Brossy, in February 2027, which will include an assessment of the revised 2026 executive compensation program. See Preview of Revised 2026 Executive Compensation Program in the CD&A section of this proxy statement for more information.

With respect to our executive compensation program through 2025, the Compensation Committee has noted the key risk-mitigating features described below.

RISK-MITIGATING FEATURES

Governance and Oversight

✓ Compensation Committee has discretion to decrease AIP and LTI awards to penalize potentially risky actions

✓ Clawback policy requires recoupment of certain incentive-based compensation to executive officers if we are required to prepare accounting restatement to correct material noncompliance with any financial reporting requirement; in addition, all AIP and LTI recipients are subject to compensation clawback in connection with financial restatement involving fraud or misconduct

✓ Incentive compensation plan structure and targets reviewed within context of market practices, tied to annual business plans and company goals, and approved by Compensation Committee

✓ Compensation Committee annually evaluates CEO/senior executive performance against strategic, financial and sustainability goals

✓ Officers prohibited from hedging or pledging company stock and required to engage in stock transactions only during limited trading windows

Pay Philosophy and Structure

✓ Focus on incenting stockholder value creation, balanced by retention and other considerations

✓ Incentive compensation designed to deliver strong annual financial performance and long-term economic and stockholder value creation, balanced growth and efficient capital deployment

✓ Majority of leadership compensation delivered in long-term equity- or cash-based awards to motivate pursuit of superior performance and sustainable growth

✓ Rigorous stock ownership policy with minimum ownership requirement of 6x for CEO; requires net shares acquired to be retained until compliance is achieved and pre-transaction certifications to ensure continued compliance

✓ Executive severance plans consistent with market practices, with double-trigger change of control benefits only for most senior NEOs

Incentive Program Design

✓ AIP and LTI awards incent achievement of annual financial goals and long-term economic and stockholder value creation, using multiple performance objectives covering different time periods

✓ AIP awards not guaranteed, with below-threshold performance resulting in zero payout, payments subject to overall cap of 200% and NEO individual modifiers generally capped at 100%

✓ Equity awards fully performance-based, using multiple performance objectives, vesting over multiple time horizons and subject to threshold and maximum payout opportunities

•

PUs cliff-vest at end of three years with payout for relative TSR component capped at 100% of target if absolute TSR is negative

•

MSUs vest over one-, two-, three- and four-year performance periods (average performance period of 2.5 years), with threshold performance at absolute TSR of (15)% and target performance at absolute TSR of 10%

Given its assessed low risk in each of these categories and other factors, WTW advised the Compensation Committee that our executive compensation program strikes an appropriate pay-risk balance and does not present risk-related concerns.

The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

34	2026 Proxy Statement | Avery Dennison Corporation

DIRECTOR EDUCATION

Initial Orientation

Our director orientation materials and discussions with management generally cover our (i) stakeholders, values, and financial goals and results; (ii) business and company strategies, risks and mitigating actions, including historical context; (iii) sustainability goals, priorities and progress; (iv) company leadership and recent Board/Committee meetings; (v) Board, governance and company policies, including our Governance Guidelines, Committee charters, conflict of interest policy, non-employee director compensation program, insider trading policy, stock ownership policy and Code of Conduct; and (vi) investor presentations, SEC filings and sustainability reporting.

In connection with his 2025 appointment to our Board, we provided Mr. Flitman with information regarding these matters. Our Chairman, CEO, Corporate Secretary and other members of management met with him to discuss these materials and help ensure a smooth initial onboarding. Mr. Flitman also visited manufacturing facilities in Indiana and Ohio with our CEO and Materials President and joined as an observer in select Board committee meetings.

Continuing Education

Our ongoing director education program consists of regular interactions with and presentations from members of management regarding our businesses, strategies and financial performance, as well as periodic visits to our facilities.

Our Board visited sites in Malaysia and Vietnam, touring our manufacturing and R&D facilities and meeting with leaders of our Asia Pacific Materials and Solutions businesses, in December 2024; met with leaders based at our headquarters in Ohio in October 2025; and plans to visit Materials and Solutions manufacturing facilities in France and Italy, respectively, and meet with their leaders in the Europe, Middle East and North Africa region during the first half of 2026.

We provide directors with access to a boardroom news resource platform for them to keep informed of regulatory developments and market practices, and reimburse directors who attend continuing director education programs for fees and related expenses.

BOARD AND COMMITTEE EVALUATIONS

The Governance Committee oversees an annual performance evaluation of our Board, Chairman, Lead Independent Director and Board committees, including the Committee Chairs. Our Board views the evaluation process as integral to assessing its effectiveness, identifying opportunities for improvement and continually enhancing Board performance.

The Governance Committee maintains a separate biannual process for directors to provide anonymized individual feedback on their peers to advance continuous improvement and assist with Board succession planning, which was most recently conducted in March 2025. The summary below focuses on the broader Board/Committee evaluation process.

Avery Dennison Corporation | 2026 Proxy Statement	35

2025 BOARD EVALUATION PROCESS
Process

•

Written evaluations of and comments regarding Board/Committee

•

Composition, including balance of skills, qualifications, and industry and functional experience

•

Meeting materials

•

Meeting mechanics and structure

•

Fulfillment of responsibilities

•

Meeting content and conduct

•

Overall performance

•

Effectiveness of Chairman, Lead Independent Director and Committee Chairs

•

Open-ended questions regarding key areas of Board focus and adjustments to processes implemented based on prior evaluations

•

One-on-one discussions with Governance Committee Chair to provide additional verbal feedback

Review of Results

•

Discussion of written evaluation results, verbal feedback and potential improvement opportunities

•

Chairman, Lead Independent Director, Governance Committee Chair and CEO

•

Governance Committee

•

Board in executive session with Chairman and CEO

•

Audit, Compensation and Finance Committees in executive session

Recent Improvement Actions

•

Enhanced director succession planning with significant Board refreshment, mitigating departures of three longer-tenured directors in last two years by appointing Ms. Mejia, Mr. Dickson and Mr. Flitman to our Board in February 2024, June 2024 and July 2025, respectively; implementing biannual individual director feedback process to advance continuous director development and assist with succession planning; pausing search for new directors given current Board size, broad mix of skills, qualifications and experience, and significant recent Board turnover; and increasing mandatory retirement age from 72 to 75 consistent with current market practices to prevent premature loss of experienced directors given proportion of shorter-tenured directors

•

Executed Executive Chairman transition to non-executive/non-employee status within anticipated timeframe for role

•

Heightened focus on strategic priorities of Intelligent Labels project pipeline, digital solutions and sustainability-related innovation, as well as cybersecurity risk management, forming standalone Cybersecurity Committee to heighten focus on key risk and enable greater time for Audit Committee to focus on core responsibilities, and aligning on oversight of risks and opportunities presented by artificial intelligence primarily by full Board

•

Expanded discussion of M&A pipeline and potential targets, as well as performance of acquired companies and integration learnings, including more frequent Finance Committee engagement by management to assess potential acquisitions and align on key matters to be discussed with full Board

•

Sharpened focus on executive succession planning and leadership development, appointing Materials President in 2024 and Intelligent Labels President in 2025

•

Refined Board schedule and meeting process, conducting certain Committee meetings virtually to maximize time for in-person full Board engagement and holding most Board meetings at or near company offices/facilities to enable more engagement with leaders below senior management

•

Increased Chairman, CEO and Lead Independent Director engagement with directors between meetings and more time dedicated to executive sessions of full Board and non-management directors to enhance Board-only engagement

STOCKHOLDER ENGAGEMENT

We value feedback on our governance program and actively solicit input through stockholder engagement to ensure our practices reflect not only our evolving business strategies but also the expectations of our stakeholders. This supplemental engagement program and the feedback we received on governance matters are described in the proxy summary.

CONTACTING OUR BOARD

Our Board welcomes feedback from our stakeholders and other interested parties. We review all correspondence received from stockholders, discussing feedback received with senior management and/or our Board as appropriate. Stockholders and other interested parties may contact our Board, Chairman, Lead Independent Director, any Committee Chair or any other individual director concerning business matters by writing to Board of Directors (or particular Board subgroup or individual director), c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

36	2026 Proxy Statement | Avery Dennison Corporation

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Governance Guidelines provide for a Board of between eight and 12 directors and our Bylaws require the number to be fixed by resolution of our Board. Our Board has fixed the current number of directors at ten. Each of our nominees is presently serving on our Board and has consented to being named in this proxy statement and serving if elected by stockholders. All nominees are standing for election for a one-year term ending at the 2027 Annual Meeting.

Majority Voting Standard; Unelected Director Resignation Requirement

In voting for the election of directors, each share has one vote for each position to be filled and there is no cumulative voting. Our Bylaws provide for the approval by a majority of votes cast for the election of directors in uncontested elections such as this and require that any incumbent director not reelected tender his or her resignation from our Board. Our Board, excluding the tendering director, would be required to determine whether to accept the resignation – taking into account the recommendation of the Governance Committee and any other factors it considers appropriate – and publicly disclose its decision and rationale within 90 days from the date election results are certified.

Board Recommendation

Our Board recommends that you vote FOR each of our ten director nominees.

The persons named as proxies will vote for their election, unless you specify otherwise. If any director nominee were to no longer be able to serve, your proxy would be voted for a substitute nominee designated by our Board or we would decrease the size of our Board.

SELECTION OF DIRECTOR NOMINEES

Directors are annually recommended by the Governance Committee for nomination by our Board and election by our stockholders. New directors may also be recommended by the Governance Committee for appointment to our Board, with their election by stockholders taking place at the next Annual Meeting. The Director Matrix in the proxy summary shows the balanced mix of industry experience, functional experience and demographics on our Board.

In evaluating whether to recommend a new or incumbent director nominee, the Governance Committee primarily considers the criteria described below.

•	Independence, to ensure a substantial majority of our Board is independent

•	U.S. public company leadership and/or Board experience and work in multiple regions, as well as industry experience, in each case considering factors such as size, scope and complexity

•	Board service at other U.S. public companies

•	Experience in finance, accounting and/or executive compensation, as well as in other functional areas such as marketing, M&A, environmental sustainability, cybersecurity, and science/engineering/R&D

•	For incumbent directors, Board/Committee engagement and effectiveness, meeting attendance, compliance with our stock ownership policy, and mandatory retirement date

•	Time commitments, including service on other boards; directors who are public company executive officers may not serve on more than one other U.S. public company board

•	Potential conflicts of interest

•	Ability to contribute to our governance and sustainability priorities

•

Overall candidate profile; when evaluating new nominees, the committee seeks to consider (and asks any search firm engaged to provide) a slate of candidates with a mix of, among other things, qualifications, skills, industry and functional experience, and demographic backgrounds

Avery Dennison Corporation | 2026 Proxy Statement	37

The Governance Committee reviews the profile of any candidate with those of our current directors to ensure our Board has a broad mix of skills, experiences and viewpoints. Sources for identifying potential nominees include current Board members, senior management, executive search firms and investors.

The Governance Committee regularly reviews the composition of our Board and conducts director succession planning to ensure that our Board continues to meet the needs of our businesses, effectively oversee management in executing our strategies and advance the interests of our stakeholders. Both the committee and our full Board discussed director succession planning at multiple meetings during the first half of 2025 in connection with the search for one or more independent directors with public company board experience, global food, logistics and/or supply chain expertise, and/or substantial compensation, talent management and executive succession planning experience, which culminated in Mr. Flitman being appointed to our Board in July 2025.

Stockholder Submission of Director Nominees

The Governance Committee considers stockholder nominees on the same basis as it considers all other nominees.

Advance Notice Nominees

Stockholders may recommend director candidates by submitting his or her name, biographical information, professional experience, written consent to nomination and the other information required by our Bylaws to our Governance Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060. To be considered at the 2027 Annual Meeting, advance notice stockholder nominations must comply with the deadlines and other requirements described in the Voting and Meeting Q&A section of this proxy statement.

Proxy Access Nominees

A stockholder, or a group of no more than 20 stockholders, owning at least 3% of our company’s stock continuously for at least three years is permitted to submit director nominees (up to 20% of the Board) for inclusion in our proxy materials, subject to the deadlines and other requirements described in our Bylaws. For information on submitting proxy access nominees for the 2027 Annual Meeting, refer to the Voting and Meeting Q&A section of this proxy statement.

BOARD REFRESHMENT AND DIRECTOR SUCCESSION PLANNING

Our Board’s ongoing director succession planning is designed to ensure an independent, well-qualified and effective Board.

The Governance Committee’s long-term objective is to balance regular Board refreshment with stability; achieve a more even distribution of newer directors, medium-tenure directors and longer-serving directors; and ensure access to a broad new director candidate pool.

Tenure

Our Board determines its refreshment policies in light of our evolving strategies and financial position, exercising its discretion in the best interest of our company and stockholders. Our Governance Guidelines provide that directors are not subject to tenure limits. While tenure limits could help ensure regular Board refreshment, they could also result in the premature loss of a director who over a longer period of time has gained valuable experience and is significantly contributing to our Board and company. With the departure of three longer-tenured directors in the last two years, only two of our directors have served more than 15 years.

38	2026 Proxy Statement | Avery Dennison Corporation

Policies Supporting Regular Board Refreshment

Our Board has the policies described below to facilitate regular refreshment, with any event impacting our director nominees occurring at or since the 2025 Annual Meeting shown below.

POLICY	DESCRIPTION	EVENTS OCCURRING AT/SINCE 2025 ANNUAL MEETING
Mandatory Resignation Policy	Incumbent directors not elected by stockholders must tender their resignation	All incumbent directors standing for election were elected at the 2025 Annual Meeting
Mandatory Retirement Policy	Directors must retire on date of annual meeting of stockholders that follows their reaching age 72 (changed to age 75 in February 2026)	No directors were subject to mandatory retirement at the 2025 Annual Meeting
Resignation Tendered Upon Change in Principal Employment	Directors who change their principal occupation, position or responsibility must volunteer to resign	No directors changed their principal occupation, position or responsibility since the 2025 Annual Meeting
Prior Notice Requirement to Prevent Overboarding

Directors must give prior notice before accepting another U.S. public company directorship so that his/her ability to fulfill Board responsibilities may be evaluated if he/she serves on more than four other such boards

No directors joined another U.S. public company board since the 2025 Annual Meeting, except that Mr. Alford joined the board of Lamb Weston as its chairman in July 2025, transitioning to its lead independent director in February 2026

Upon the recommendation of the Governance Committee, Ms. Mejia and Messrs. Dickson and Flitman were appointed to our Board as independent directors in February 2024, June 2024 and July 2025, respectively. Three longer-tenured directors departed from our Board during 2024. This recent experience with individuals both joining and departing our Board demonstrate regular refreshment.

BOARD COMPOSITION

As shown below, our Board reflects a balanced mix of industry experience, functional experience and demographics.

Avery Dennison Corporation | 2026 Proxy Statement	39

2026 DIRECTOR NOMINEES

The following pages provide information on our 2026 director nominees, including their age, service commencement, independence, current Board roles and business experience during at least the past five years. We also indicate the name of any other U.S. public company board on which they currently serve or have served during the past five years.

For each nominee, we present select skills and qualifications, which includes U.S. public company leadership and/or board experience, industry and functional experience, and work in multiple regions. All director nominees have demonstrated the ability to fulfill the time commitments necessary to serve on our Board and advance the long-term interests of our stockholders, as well as those of our other stakeholders.

BRADLEY A. ALFORD

Age 69 Director since April 2010 Independent

RECENT BUSINESS EXPERIENCE

Nestlé USA, a nutrition, health and wellness company

•

Chairman & CEO from January 2006 to October 2012

Nestlé Brands Company, an operating unit of Nestlé USA

•

President & CEO from 2003 to December 2005

BOARD ROLES

Compensation Committee Chair

Governance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Lamb Weston Holdings, Inc.

 Perrigo Company PLC

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•

Concurrent service on two other boards and prior service on other boards

Industry experience

•

Technical expertise in consumer goods industry into which our Solutions Group sells, with 40+ years in roles of increasing responsibility, as well as supervisory experience in packaging, primarily focused on consumer goods

Functional experience

•

Technical expertise in marketing, as well as supervisory experience in finance, M&A and R&D as regional CEO

Work in multiple regions

•

Has worked in the U.S. and Oceania

MITCHELL R. BUTIER

Age 54 Director since April 2016 Not Independent

RECENT BUSINESS EXPERIENCE

Avery Dennison Corporation

•  Non-executive Chairman since April 2025

•  Executive Chairman from September 2023 to April 2025

•  Chairman & CEO from March 2022 to August 2023

•  Chairman, President & CEO from April 2019 to February 2022

•  President & CEO from May 2016 to April 2019

•  President & COO from November 2014 to April 2016; continued serving as CFO until March 2015

•  SVP & CFO from June 2010 to October 2014

•  VP, Global Finance & CAO from March 2007 to May 2010

BOARD ROLES

Chairman

Finance Committee Chair

Cybersecurity Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Held roles of increasing responsibility at our company, including CFO, COO and CEO

Industry experience

•  Served in positions of increasing responsibility in what is now our Materials Group, gaining technical expertise in packaging and supervisory experience in digital/technology, materials science and industrial goods

Functional experience

•  Technical expertise in finance, having served as CAO and CFO, and environmental sustainability having advanced our sustainability goals and value-creation opportunities as CEO

•  Supervisory experience in marketing, M&A, cybersecurity and R&D as CEO

Work in multiple regions

•  Has worked in the U.S. and Europe

40	2026 Proxy Statement | Avery Dennison Corporation

WARD H. DICKSON

Age 63 Director since June 2024 Independent

RECENT BUSINESS EXPERIENCE

WestRock Company, a paper and packaging solutions company (including predecessor Rock-Tenn Company)

•  Executive Vice President & CFO from September 2013 to November 2021

BOARD ROLES

Audit Committee Chair

Finance Committee Member

Cybersecurity Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Ameren Corporation

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Served as CFO of company then with $18.7 billion in annual revenues and ~50K employees

U.S. public company board experience

•  Concurrent service on one other board

Industry experience

•  Technical expertise in packaging industry served by our Materials Group, as well as supervisory experience in materials science and industrial goods

Functional experience

•  Technical finance expertise as CFO and supervisory experience in M&A

DAVID E. FLITMAN

Age 61 Director since July 2025 Independent

RECENT BUSINESS EXPERIENCE

US Foods Holding Corp., a food service distributor

•

CEO since January 2023

Builders FirstSource, Inc. (including predecessor BMC Stock Holdings), a manufacturer and supplier of building materials

•

CEO from September 2018 to December 2022

Performance Food Group Company, a food service distributor

•

CEO, Performance Foodservice, from January 2015 to September 2018

BOARD ROLES

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 US Foods Holding Corp.

Past Five Years:

 Builders FirstSource, Inc.

 Veritiv Corporation

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•

Leads company with $39.4 billion in annual revenues and ~30K employees in 2025

U.S. public company board experience

•

Concurrent service on one other board and prior service on other boards

Industry experience

•

Technical expertise in industrial goods as former CEO of building materials company

•

Supervisory experience in materials science as leader in multiple roles at chemical company

Functional experience

•

Technical expertise in M&A and science/engineering/R&D, as well as supervisory experience in finance, marketing, environmental sustainability and cybersecurity as CEO

Work in multiple regions

•

Has worked in the U.S. and Europe

ANDRES A. LOPEZ

Age 63 Director since February 2017 Independent

RECENT BUSINESS EXPERIENCE

O-I Glass, Inc., a glass container manufacturer and supplier

•

President & CEO from January 2016 to May 2024

•

COO & President, Glass Containers, from January 2015 to December 2015

•

President, O-I Americas, from July 2014 to July 2015

•

President, O-I Latin America, from April 2009 to July 2014

BOARD ROLES

Audit Committee Member

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 O-I Glass, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•

Led company then with $6.5 billion in revenues and ~21K employees

U.S. public company board experience

•

Prior service on other boards

Industry experience

•

Technical expertise in packaging, as well as supervisory experience in materials science and industrial goods, as former leader of glass company, in each case complementing our Materials Group

Functional experience

•

Technical expertise in environmental sustainability, as well as supervisory experience in finance, marketing, M&A, cybersecurity and R&D as CEO

Work in multiple regions

•

Has worked in the U.S. and Latin America

Avery Dennison Corporation | 2026 Proxy Statement	41

MARIA FERNANDA MEJIA

Age 62 Director since February 2024 Independent

RECENT BUSINESS EXPERIENCE

Newell Brands Inc., a consumer goods company

•

CEO, International, from February 2022 to February 2023

Kellogg Company, a food manufacturing company

•

SVP and President, Latin America, from November 2011 to February 2020

BOARD ROLES

Audit Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 Grocery Outlet, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•

Prior service on other boards

Industry experience

•

35+ years of technical expertise in consumer goods into which our Solutions Group sells, as well as supervisory experience in packaging, focused primarily on consumer goods

Functional experience

•

Technical expertise in marketing and supervisory experience in M&A, environmental sustainability and R&D as regional CEO

Work in multiple regions

•

Has worked in the U.S., Latin America, Europe and Asia Pacific

FRANCESCA REVERBERI

Age 54 Director since February 2023 Independent

RECENT BUSINESS EXPERIENCE

Trinseo PLC, a specialty materials solutions provider

•

SVP, Engineered Materials and Plastics Solutions, since October 2024

•

SVP, Engineered Materials & Chief Sustainability Officer, from August 2023 to September 2024

•

SVP, Sustainable Plastics & Chief Sustainability Officer, from July 2021 to July 2023

•

SVP, Engineered Materials & Synthetic Rubber, from March 2020 to December 2021

•

General Manager, Engineered Materials, from October 2019 to May 2021

BOARD ROLES

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

Industry experience

•

Technical expertise in materials science focused on applied science in plastics, as well as supervisory experience in industrial goods, in each case complementing our Materials Group

Functional experience

•

Technical expertise in environmental sustainability as former enterprise sustainability leader and in science/engineering/R&D, with supervisory experience in marketing as divisional leader

Work in multiple regions

•

Has worked in the U.S. and Europe

PATRICK T. SIEWERT

Age 70 Director since April 2005 Independent

RECENT BUSINESS EXPERIENCE

Restaurant Brands International Inc., a fast food holding company

•

Non-executive Chairman, Asia, since May 2024

The Carlyle Group, a diversified investment firm

•

Managing Director, Partner and Head of Consumer, Media and Retail, Asia, from April 2007 to July 2023

The Coca-Cola Company, a beverage company

•

Executive Committee member and Group President, Asia, from August 2001 to March 2007

BOARD ROLES

Lead Independent Director

Audit Committee Member

Finance Committee Member

Governance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Mondelēz International, Inc.

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•

Concurrent service on one other board

Industry experience

•

Technical expertise in consumer goods into which our Solutions Group sells having led regional division of beverage company and supervisory experience in materials science and industrial goods, complementing our Materials Group

Functional experience

•

Technical expertise in finance and M&A, as well as supervisory experience in marketing and R&D as regional business leader

Work in multiple regions

•

Has worked in the U.S., Canada, Europe and Asia Pacific

42	2026 Proxy Statement | Avery Dennison Corporation

DEON M. STANDER

Age 57 Director since September 2023 Not Independent

RECENT BUSINESS EXPERIENCE

Avery Dennison Corporation

•

President & CEO since September 2023

•

President & COO from March 2022 to August 2023

•

VP/GM, RBIS (now Solutions Group), from June 2015 to February 2022

•

VP/GM, Global Commercial and Innovation, RBIS, from January 2013 to May 2015

•

VP/GM, Global Commercial, RBIS, from October 2010 to December 2012

BOARD ROLES

Finance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•

Held roles of increasing responsibility at our company, including COO and CEO

Industry experience

•

Led our Solutions Group and oversaw our Materials Group as COO, with technical expertise in packaging and supervisory experience in digital/technology, materials science and industrial goods

Functional experience

•

Technical expertise in environmental sustainability having led our Sustainability Council, with supervisory experience in finance, marketing, M&A, cybersecurity and R&D as CEO

Work in multiple regions

•

Has worked in the U.S., Europe and Asia Pacific

WILLIAM R. WAGNER

Age 59 Director since October 2022 Independent

RECENT BUSINESS EXPERIENCE

Semrush Holdings, Inc., an online visibility management software as a service company

•  CEO since March 2025

GoTo Group, Inc. (formerly LogMeIn, Inc.), a provider of software and cloud-based information technology, productivity and security tools

•  President & CEO from December 2015 to January 2022

•  President & COO from January 2015 to December 2015

•  COO from May 2013 to December 2014

BOARD ROLES

Governance Committee Chair

Cybersecurity Committee Chair

OTHER PUBLIC COMPANY BOARDS

Current:

 Semrush Holdings, Inc.

Past Five Years:

 BlackLine, Inc.

 Akamai Technologies, Inc.

 LogMeIn, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Leads company with $444 million in revenues and 1,600 employees in 2025 and led company then with $1.4 billion in revenues and 3,000 employees

U.S. public company board experience

•  Concurrent service on one other board and prior service on other boards

Industry experience

•  25+ years of digital/technology technical expertise, as well as supervisory experience in technology-based consumer goods, in each case complementing our Solutions Group

Functional experience

•  Technical expertise in cybersecurity, as well as marketing as functional leader at two technology companies; supervisory experience in finance, M&A and R&D as CEO

Avery Dennison Corporation | 2026 Proxy Statement	43

DIRECTOR COMPENSATION

In recommending non-employee director compensation to our Board, the Compensation Committee seeks to target compensation around the median of similar-size companies with which we compete for director talent. The majority of compensation is delivered in equity to align director interests with those of our stockholders.

Summary of Annual Compensation

The components of our 2025 non-employee director compensation program are shown below. Our 2017 Incentive Award Plan limits the sum of the grant date fair value of equity awards and cash compensation provided to non-employee directors during any calendar year to $600,000.

2025 NON-EMPLOYEE DIRECTOR COMPENSATION
Target Grant Date Fair Value of RSUs	$185K
Board Retainer	$115K
Match of Charitable/Educational Contributions	$10K
Additional Retainers
Lead Independent Director	$45K
Audit Committee Chair	$35K
Compensation Committee Chair	$25K
Governance Committee Chair	$25K
Finance Committee Chair	$15K
Other Compensation
Advisory Council fees (per council)	$15K

Changes in Annual Compensation

In connection with his transition to non-executive Chairman and upon the recommendation of the Compensation Committee, in February 2025, our Board approved the annual compensation for Mr. Butier beginning with the term starting after the 2025 Annual Meeting to more closely align with that of other non-employee directors, giving consideration to his leadership role and prior experience: (i) a cash Board retainer of $200,000, compared to the retainers of $160,000 for our Lead Independent Director and $115,000 for our other non-employee directors, and (ii) an award of RSUs with a target grant date fair value of $300,000, compared to the RSUs with a target grant date fair value of $185,000 awarded to our other non-employee directors, that similarly vests on the one-year anniversary of the grant date.

In April 2025, upon the recommendation of the Compensation Committee, our Board approved supplemental compensation for non-employee directors participating on any Advisory Council formed by management to address key strategic focus areas of $15,000 per council per year, effective as of the 2025 Annual Meeting and payable semiannually in arrears beginning in December 2025.

In February 2026, upon the recommendation of the Compensation Committee, our Board approved the additional retainer of $15,000 for the Chair of the Cybersecurity Committee, effective with the committee’s formation in January 2026.

Compensation Setting

Non-employee director compensation is generally reviewed by the Compensation Committee every three years. In February 2024, the Compensation Committee’s then independent compensation consultant, WTW, analyzed trends in non-employee director compensation and assessed our program’s market competitiveness. Using benchmark data from public filings of companies in the Fortune 350-500, WTW recommended that the target grant date fair value of the annual RSU award be increased by $15,000; the Board retainer be increased by $15,000; the additional retainer for our Lead Independent Director be increased by $15,000; the additional retainers for our Audit, Compensation and Governance Committee Chairs be increased by $10,000, $5,000 and $5,000, respectively; and the additional retainer for a non-employee director serving as Finance Committee Chair be set at $15,000. The program as adjusted would bring

44	2026 Proxy Statement | Avery Dennison Corporation

total direct compensation for regular Board service to $300,000 (or $310,000 with the charitable match), the projected median of Fortune 350-500 companies in 2027, the next time the Compensation Committee planned to review the program. Giving consideration to the advice of WTW, the Compensation Committee recommended to our Board that the target grant date fair value of the annual award of RSUs be $185,000; the Board retainer be $115,000; the additional retainer of our Lead Independent Director be $45,000; and the additional retainers for our Audit, Compensation, Governance and Finance Committee Chairs be $35,000, $25,000, $25,000 and $15,000, respectively.

Upon the recommendation of the Compensation Committee, our Board approved the revised non-employee director compensation program, effective after the 2024 Annual Meeting. The Committee plans to next review non-employee director compensation in February 2027, with any recommended changes approved by our Board becoming effective for the term beginning after the 2027 Annual Meeting.

Stock Ownership Policy

Our stock ownership policy requires our Chairman and other non-employee directors to own at least $750,000 and $500,000, respectively, of our company stock, 50% of which must be held in vested shares. Only shares owned directly or in a trust, DSUs and unvested RSUs are measured in determining policy compliance.

All but our four most recently appointed non-employee directors had exceeded their minimum ownership requirement under the policy as of year-end 2025, with Messrs. Dickson and Flitman and Mses. Reverberi and Mejia having five years from the date of their respective Board appointment to reach that level.

Equity Compensation

The annual equity award to non-employee directors consists of RSUs that vest on the one-year anniversary of the grant date, consistent with the one-year term to which directors are elected. Unvested RSUs to directors (i) fully vest upon a director’s death, disability, retirement from our Board after reaching age 72 (age 75 for grants made beginning in 2026) or termination of service within 24 months after a change of control and (ii) are cancelled in the event a director is not reelected by stockholders or leaves our Board before vesting, unless otherwise determined by the Compensation Committee. On May 1, 2025, each of our then-serving non-employee directors was awarded 1,087 RSUs with a grant date fair value of $180,938, except that, as Chairman, Mr. Butier was awarded 1,763 RSUs with a grant date fair value of $293,462.

In connection with his appointment to our Board, on July 23, 2025, Mr. Flitman was awarded 765 RSUs with a grant date fair value of $136,005, reflecting the 2025 director equity award of $185,000 prorated for the remaining nine months of the term ending at the Annual Meeting.

Deferrable Cash Compensation

Annual retainers are paid semiannually and prorated for any director’s partial service during the year. Our non-employee directors may elect to receive this compensation in (i) cash, either paid directly or deferred into an account under our Directors Variable Deferred Compensation Program (DVDCP), which accrues earnings at the rate of return of certain bond and equity investment funds managed by a third party; (ii) DSUs credited to an individual account pursuant to our Directors Deferred Equity Compensation Program (DDECP); or (iii) a combination of cash and DSUs. For directors with a DDECP account balance, dividend equivalents, representing the value of dividends paid on shares of our common stock calculated based on the number of DSUs held as of a dividend record date, are reinvested on the applicable payable date in the form of additional DSUs. In 2025, none of our non-employee directors participated in the DVDCP and one of them participated in the DDECP.

When a participant in the DDECP ceases serving as a director, the dollar value of the DSUs in his or her account is divided by the closing price of our common stock on the date of the director’s separation, with the resulting number of shares of our common stock, less fractional shares, issued to the director.

Charitable Match

We match up to $10,000 per year of a non-employee director’s documented contributions to charitable organizations or educational institutions.

Avery Dennison Corporation | 2026 Proxy Statement	45

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Bradley A. Alford	$151,667	$180,938	$10,000	$342,605

Mitchell R. Butier	$222,500	$293,462	$10,000	$525,962

Ward H. Dickson	$157,500	$180,938	–	$338,438

David E. Flitman	$95,833	$136,005	$10,000	$241,838

Andres A. Lopez	$115,000	$180,938	–	$295,938

Maria Fernanda Mejia	$122,500	$180,938	$10,000	$313,438

Francesca Reverberi	$122,500	$180,938	–	$303,438

Patrick T. Siewert	$160,000	$180,938	$5,000	$345,938

William R. Wagner	$155,000	$180,938	–	$335,938
(1)	Mr. Stander is not included in the table because he serves as CEO and receives no additional compensation to serve on our Board.
(2)

Amounts include Board/Committee retainers as shown in the table below, which are prorated for the applicable months of service, as well as fees for Advisory Council service, which began after the 2025 Annual Meeting and were paid semiannually in arrears beginning in December 2025. Messrs. Alford and Lopez had, for one or more years during their service, deferred compensation through the DDECP, with 24,712 and 1,880 DSUs, respectively, in their accounts on December 31, 2025, the last day of our fiscal year.

Director	Board Leadership Roles/ Advisory Council Memberships	Board Retainer	Lead Director Retainer	Committee Chair Retainer	Advisory Council Fee(s)

Alford	Compensation Committee Chair Food Advisory Council	$115,000	–	$29,167	$ 7,500

Butier	Chairman Finance Committee Chair Cybersecurity Advisory Council	$200,000	–	$15,000	$ 7,500

Dickson	Audit Committee Chair Cybersecurity Advisory Council	$115,000	–	$35,000	$ 7,500

Flitman	–	$95,833	–	–	–

Lopez	–	$115,000	–	–	–

Mejia	Future of Consumer Packaging Advisory Council	$115,000	–	–	$ 7,500

Reverberi	Future of Consumer Packaging Advisory Council	$115,000	–	–	$ 7,500

Siewert	Lead Independent Director	$115,000	$45,000	–	–

Wagner	Governance Committee Chair Cybersecurity Advisory Council Digital Advisory Council	$115,000	–	$25,000	$15,000
(3)

Amounts reflect the grant date fair values of RSUs based on the fair market value of our common stock on the respective grant date, adjusted for foregone dividends, in accordance with Accounting Standards Codification Topic 718, Compensation, Stock Compensation (ASC 718). Each non-employee director serving at year-end 2025 held 1,087 unvested RSUs, except that Messrs. Butier and Flitman held 1,763 and 765 unvested RSUs, respectively.

(4)	Amounts reflect our match of documented contributions made to charitable organizations or educational institutions.

46	2026 Proxy Statement | Avery Dennison Corporation

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

After considering the preliminary voting results of the most recent advisory vote on the frequency of say-on-pay votes in 2023, our Board determined to continue holding say-on-pay votes annually. The advisory vote is a vote to approve the compensation of our NEOs as described in the CD&A and Executive Compensation Tables sections of this proxy statement. It is not a vote on our general compensation policies or any specific element of compensation, the compensation of our non-employee directors, our CEO pay ratio or pay vs. performance disclosures, or the features of our compensation program that mitigate excessive risk-taking.

The results of the advisory vote are not binding on our Board. However, we will disclose the Compensation Committee’s consideration of the vote results in the CD&A section of our 2027 proxy statement.

Board Recommendation

We are committed to maintaining ongoing engagement with our investors to discuss the alignment of our executive compensation program with our strategies and the incentives it provides our leaders to deliver strong financial performance, creating superior long-term, sustainable value for our stockholders.

Our Board recommends that you vote FOR approval, on an advisory basis, of the compensation of our NEOs as described in the CD&A and Executive Compensation Tables sections of this proxy statement.

Properly dated and signed proxies will be so voted unless you specify otherwise.

Avery Dennison Corporation | 2026 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A* describes our executive compensation program and the decisions of the Compensation Committee (referred to in this CD&A as the “Committee”) regarding 2025 executive compensation. It includes the sections shown below.

EXECUTIVE SUMMARY

Our strategic pillars and 2025 achievements are described in the proxy summary. We have consistently executed our business strategies, delivering long-term, sustainable value for our stockholders. We believe that this value is best measured by our TSR and cumulative EVA, both of which are performance objectives used in our LTI program and inform how we set our goals for sales growth, operating margin improvement, asset efficiency, ROTC and capital allocation. Our overriding focus remains on ensuring the long-term success of our stakeholders, and we have a clear set of strategies to deliver for them.

2025 Financial Performance

We delivered solid 2025 results in a dynamic environment, reflecting the durability of our franchise and our ability to activate multiple levers across a range of macroeconomic scenarios. Despite headwinds from tariff-related uncertainty and softer consumer sentiment, we leveraged our productivity playbook to maintain margins and generate substantial cash flow. Our results reflect the resilience of our business model and the agility of our teams as they remain focused on driving outsized growth in high-value categories, accelerating innovation to advance our differentiation, delivering productivity to protect margins in our base businesses and allocating capital effectively.

*

This CD&A contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the expected results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1a, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our 2025 Annual Report. Statements contained in this CD&A regarding our company and business performance targets and goals should not be interpreted as management’s expectations, estimates of future results or other guidance.

48	2026 Proxy Statement | Avery Dennison Corporation

KEY 2025 FINANCIAL RESULTS

Net Sales	Reported EPS	Net Cash Provided by Operating Activities	Net Income
$8.9B	$8.79	$881.4M	$688.0M

Net sales increased by 1.1% from $8.8 billion in 2024, reflecting volume/mix growth, partially offset by deflation-related price reductions; sales change ex. currency increased by 0.4%

Reported EPS increased from $8.73 in 2024; adjusted EPS increased by 1.1% from $9.43 to $9.53, reflecting outsized sales growth in high-value categories, as well as mitigation of tariff-related impacts and softer consumer volumes

We used adjusted free cash flow of $707.1 million to pay $288.4 million in dividends, make $572.3 million in payments for share repurchases, and expend $401.8 million for one acquisition and five venture investments

			Net income decreased by 2.4% from $704.9 million in 2024; ROTC was 15.0%

TSR Performance

Our TSR in 2025, while negative, was modestly higher than the TSR of the Dow Jones U.S. Container & Packaging Index, the closest broad-based index we use as a comparator group in reporting our relative performance, but lower than the S&P 500 Industrials Index and the S&P 500 Index. We believe that our five-year TSR is a more meaningful measure than our one-year TSR as it is consistent with the time horizon of our financial targets and goal to deliver long-term value for our investors. As shown below, while lower than the broader two of these indices, our five-year TSR outperformed the Dow Jones U.S. Container & Packaging Index.

FIVE-YEAR CUMULATIVE TSR

ONE-, THREE- AND FIVE-YEAR TSR

	AVY	Dow Jones U.S. Container & Packaging Index	S&P 500 Industrials Index	S&P 500 Index

2021	41%	12%	21%	29%

2022	(15)%	(17)%	(5)%	(18)%

2023	14%	7%	18%	26%

2024	(6)%	13%	17%	25%

2025	(1)%	(10)%	19%	18%

3-Year TSR	6%	9%	66%	86%

5-Year TSR	27%	1%	90%	96%

Results Against 2021-2025 Financial Targets

In March 2021, we announced financial targets through 2025. At the end of the five-year horizon for these goals, we delivered solid results – exceeding our top-line goal and performing well on our profitability targets – by leveraging the strength of our portfolio to mitigate multiple cyclical challenges. We did not achieve our targets for adjusted EPS, primarily due to the impact of foreign currency translation and acquisition intangibles amortization, and ROTC, largely driven by impacts from acquisitions.

For the 2021-2025 period, on a five-year compound annual basis (with 2020 as the base period), GAAP reported net sales, operating income, net income and EPS increased by 4.9%, 5.3%, 4.4% and 5.9%, respectively. GAAP reported operating margin in 2025 was 11.8%. Our non-GAAP targets and results are shown below. The non-GAAP financial measures used in this CD&A are defined, qualified and reconciled from GAAP in Appendix A of this proxy statement.

	2021-2025 TARGETS	2021-2025 RESULTS

Sales Change Ex. Currency(1)(2)	5%+	5.7%

Adjusted EBITDA Growth(1)(2)(3)	6.5%	6.3%

Adjusted EBITDA Margin(1)	16%+ in 2025	16.4% in 2025

Adjusted EPS Growth(1)(2)	10%	6.1%

ROTC(1)	18%+	15.0% in 2025

(1)	Results for non-GAAP measures are reconciled from GAAP in Appendix A of this proxy statement.
(2)	For targets and results, percentages reflect five-year compound annual growth rates, with 2020 as the base period.
(3)

Although adjusted EBITDA growth was not one of our original targets, it was implied by the sales change ex. currency and adjusted EBITDA margin targets. The foreign currency translation impact to EBITDA was a benefit of approximately $38 million in 2021; a headwind of approximately $81 million, $20 million and $7 million in 2022, 2023 and 2024, respectively; and a benefit of approximately $5 million in 2025.

Avery Dennison Corporation | 2026 Proxy Statement	49

2025 Say-on-Pay Vote and Feedback During Stockholder Engagement

At the 2025 Annual Meeting, 95% of our stockholders approved our executive compensation. This level of support was consistent with the high approval rates we received in recent years. The Committee believes that our strong say-on-pay vote results, as well as the feedback related to executive compensation we have received during our engagements with investors, demonstrate overall support of our program.

The Committee makes changes to our executive compensation program as appropriate to ensure it aligns with our evolving financial profile and business strategies or address feedback from our investors. We believe that its annual review and approval of the performance objectives in our AIP and LTI programs and the actions taken over time reflect the Committee’s commitment to paying for performance and being responsive to investor feedback. See Preview of Revised 2026 Executive Compensation Program later in the CD&A for information on the Committee’s more thorough program review conducted in 2025 and changes approved for 2026.

2025 NEOs

In this CD&A and the Executive Compensation Tables section of this proxy statement, we provide information regarding our 2025 NEOs shown below.

	2025 NEOs

	Name	Title at YE	Linkage	Executive Level	U.S./Non-U.S.
1	Deon M. Stander	President & CEO	Corporate	1	U.S.
2	Gregory S. Lovins	SVP & CFO	Corporate	2	U.S.
3	Danny G. Allouche	SVP & CSDO; Interim CFO through March 2025	Corporate	2	Non-U.S.
4	Ryan D. Yost	President, Materials Group (Materials)	Business	2	U.S.
5	Deena Baker-Nel	SVP & CHRO	Corporate	2	U.S.
6	Ignacio J. Walker	SVP & CLO	Corporate	3	U.S.

50	2026 Proxy Statement | Avery Dennison Corporation

Overview of Pay Philosophy and Executive Compensation Components

Our executive compensation program reflects the Committee’s philosophy that the substantial majority of compensation should be tied to our success in creating stockholder value, providing higher realized compensation when we deliver superior performance. The objectives of this strategy are to motivate our executives to achieve our annual and long-term financial goals.

The Committee implements its pay-for-performance philosophy as follows:

•

Establishing target TDC to incent strong operational and financial performance and stockholder value creation, giving consideration to median pay at similar-size companies, role responsibilities, experience, performance, retention and succession

•	Aligning annual incentives with our business and/or company financial goals for the year

•	Rewarding long-term performance using absolute and relative TSR, as well as cumulative EVA, to incent delivery of stockholder value creation

The substantial majority of target TDC for NEOs is performance-based, meaning that they ultimately may not realize the value of at-risk components if we fail to achieve the designated performance objectives. Incentive compensation consists of target award opportunities under our AIP and LTI program, with payouts determined based on our performance against the threshold, target and maximum levels established by the Committee. The mix and elements of 2025 NEO target TDC are shown below.

2025 NEO TARGET TDC MIX AND ELEMENTS

	CEO	Average of Other NEOs

Target TDC Mix

	89% Performance-based	71% Performance-based

Long-Term Incentive Compensation
	Corporate NEOs	Business NEO
PUs	• 50% of LTI with payout = 0% to 200% of target award • Three-year performance period - Company EVA (50%) - Company Relative TSR (50%)	• 50% of LTI with payout = 0% to 200% of target award • Three-year performance period - Business EVA (75%) - Company Relative TSR (25%)
• Cumulative EVA goals tied to superior TSR objective and long-term financial targets • Relative TSR payout capped at 100% if absolute TSR is negative
MSUs	• 50% of LTI with payout = 0% to 200% of target award • One-, two-, three- and four-year performance periods - 100% Company Absolute TSR
Annual Incentive Compensation
	Corporate NEOs	Business NEO
AIP Award
• Drives performance to deliver annual company/business financial goals • Individual performance modifier based on achievement of strategic objectives (generally capped at 100% for NEOs)

Base Salary	• Annual fixed-cash compensation generally set around market median

Avery Dennison Corporation | 2026 Proxy Statement	51

Pay for Performance

In the graph below, CEO compensation reflects Mr. Stander’s Summary Compensation Table compensation for 2023 through 2025 and such compensation of our former CEO for 2021 and 2022, relative to our 2021-2025 TSR of 27%. Changes in CEO pay have generally correlated with changes in TSR, except in 2023, when CEO pay was substantially lower than in the prior year because Mr. Stander’s 2023 compensation primarily reflected his compensation as COO, and in 2024, when CEO pay was substantially higher than in the prior year because it reflected Mr. Stander’s first full year as CEO.

Strong Compensation Governance Practices

Our executive compensation program incorporates the best practices shown below, which the Committee believes ensure that it serves the long-term interests of our stockholders.

PAY FOR PERFORMANCE

Compensation Primarily Performance-Based	✓ 89% of CEO’s target TDC and 71% of average target TDC of other NEOs for 2025

Strategic Targeting

✓  Target TDC (base salary + target AIP opportunity + target LTI opportunity) set to incent strong performance and value creation, giving consideration to pay at similar-size companies, role responsibilities, experience, performance, retention and succession

Capped Annual Incentive Consistent with Annual Financial Goals

✓  2025 AIP awards for NEOs based on target performance objectives consistent with annual financial goals, subject to limited upward and unlimited downward discretion based on Committee’s assessment of performance of CEO against predetermined strategic objectives and other NEOs’ individual contributions; awards capped at 200% of target

Majority Long-Term Equity Incentive Compensation	✓ LTI awards for NEOs prioritize longer-term stockholder value creation, with PUs cliff-vesting in three years and MSUs vesting over one-, two-, three- and four-year performance periods

Capped Payout for Relative TSR in PUs	✓ Payout for relative TSR component of PUs capped at 100% of target if our absolute TSR is negative

52	2026 Proxy Statement | Avery Dennison Corporation

COMPENSATION BEST PRACTICES

No Employment Contracts	✓ NEOs employed without contract unless required by laws or market practices of home country

Rigorous Stock Ownership Policy

✓  CEO required to maintain ownership of 6x his base salary and owned 2x this requirement at YE 2025; Level 2 NEOs and Level 3 NEO complied with requirements to maintain ownership of 3x and 2x of base salary, respectively

No Hedging or Pledging	✓ Insider trading policy prohibits officers from engaging in short sale, option, hedging and pledging transactions in our common stock and all NEOs complied during 2025

Limited Trading Windows	✓ NEOs may only transact in company stock during approved trading windows after satisfying preclearance requirements, including certifying continued compliance with our stock ownership policy

Below Median Burn Rate	✓ Three-year average burn rate of 0.37% at YE 2025, between 25th and 50th percentiles of S&P 500 companies

Compensation Clawback

✓  Clawback policy requires recoupment of certain incentive-based compensation to executive officers if we have an accounting restatement to correct material noncompliance with any financial reporting requirement

No Excise Tax Gross Ups	✓ No gross-up payments for excise taxes for termination following change of control

Double Trigger Equity Vesting	✓ Equity awards not accelerated upon change of control unless NEO terminated without cause or NEO terminates employment for good reason within 24 months of change of control

Limited Perquisites

✓  Other than capped financial planning reimbursement only for CEO and Level 2 NEOs and payment for executive physicals, our U.S. NEOs receive flat taxable executive benefit allowance not subject to tax gross-up

STRONG GOVERNANCE

Independent Oversight	✓ Executive compensation decisions made by Committee comprising only independent directors

Expert Compensation Advice	✓ WTW and Semler Brossy provided Committee with independent expert executive compensation advice during 2025

Preview of Revised 2026 Executive Compensation Program

Recognizing that our strategic priorities and financial position had significantly evolved in recent years, in 2025, the Committee undertook a thorough review of our executive compensation program in consultation with management, WTW, and another independent compensation consultant, Semler Brossy. The review was designed to assess potential changes that could better drive near-term business unit accountability; accelerate focus on strategic portfolio mix; incent and reward superior business performance; simplify the program; balance absolute performance with market considerations; and promote collaboration, talent sharing and a company ownership mindset.

To assist the Committee with its review, WTW and Semler Brossy each analyzed our executive compensation program’s evolution since it was last structurally changed in 2013 (which primarily increased the weighting of PUs from 40% to 50% and replaced stock options and RSUs with MSUs); interviewed members of our Board, the Committee and senior leadership; assessed current market practices; and made recommendations to achieve the Committee’s objectives described above. The Committee met separately with each consultant and management over several months to assess their recommendations for potential changes to the program. Based on these discussions, at the Committee’s request, management gathered perspectives from several of our largest investors regarding the potential changes under consideration; provided its recommendations on the proposed changes, including their financial impact; and reviewed with the Committee actions required to implement aligned-upon changes.

Avery Dennison Corporation | 2026 Proxy Statement	53

In February 2026, the Committee approved a revised executive compensation program. For annual incentives, the Committee determined to retain the performance objectives for the AIP (adjusted sales growth, adjusted EPS/EBITDA and adjusted free cash flow) but removed the 15% linkage to adjusted EPS for business leaders to drive greater business focus and accountability. The Committee more significantly revised the annual LTI program, as shown below.

REVISED ANNUAL LTI AWARDS FOR 2026
Annul LTI Awards	PUs

•   Retain PUs, including cumulative EVA and relative TSR performance objectives, to maintain alignment with creating long-term stockholder value

•   Align all participants to enterprise EVA to reflect shared contribution to our long-term success and further drive collaboration and talent sharing across business units

•   Increase weighting of PUs from 50% to 60%, retaining cliff-vesting at end of three-year performance period

-   Company EVA (50% of PU award) performance objective to continue being tied to delivering superior TSR and achieving long-term financial targets

-   Company relative TSR (50% of PU award) performance objective to continue being measured relative to designated peer group

•   Modify performance objectives and payouts for relative TSR as follows: decrease threshold payout from relative TSR at 40th percentile to 30th percentile to more closely align with market practices; increase target payout from relative TSR at 50th percentile to 55th percentile to require above-median performance for target payout; decrease 200% payout from relative TSR at 80th percentile to 75th percentile; and add maximum 250% payout for relative TSR at 90th percentile to incent and reward superior performance

•   Maintain relative TSR payout cap at 100% if absolute TSR is negative

RSUs

•   Replace MSUs with RSUs to utilize less complex, more market prevalent award vehicle that better serves the Committee’s retention goals

•   Decrease weighting from 50% to 40% to maintain program that is majority performance-based

•   Retain ratable vesting over four years consistent with MSU vesting schedule familiar to executives

Additional information on the Committee’s rationale for the changes previewed above will be included in the CD&A contained in our 2027 proxy statement.

SUMMARY OF 2025 COMPENSATION DECISIONS

The Committee approves executive compensation to pay for performance, with the target TDC of NEOs established to incent strong financial performance and stockholder value creation. Compensation is based predominantly on performance, meaning that our executives may not ultimately realize some or all of the at-risk components if we fail to achieve our financial objectives.

In determining 2025 NEO compensation, the Committee considered the factors described below.

•

Annual Company Performance – For Corporate NEOs, our company’s 2025 adjusted sales growth, adjusted EPS and adjusted free cash flow; for our Business NEO, primarily Materials’ adjusted EBITDA, adjusted free cash flow and adjusted sales growth and secondarily adjusted EPS

•	Stockholder Returns – Our TSR on an absolute basis, as well as relative to a designated group of peer companies, and company/business cumulative EVA

•	Individual Performance – Our CEO’s performance against the predetermined strategic objectives established for him at the beginning of the year and the contributions of our other NEOs

•	Market Competitiveness – Pay practices and company performance relative to the market

•	Investor Feedback – The results of our 2025 say-on-pay vote and feedback on executive compensation received during our stockholder engagement program

54	2026 Proxy Statement | Avery Dennison Corporation

The key decisions impacting 2025 NEO target TDC are shown below. While we provide consistent, market-competitive target TDC opportunities for our NEOs, the actual compensation they realize each year varies based primarily on our financial performance.

2025 EXECUTIVE COMPENSATION SUMMARY

Component	Decisions Impacting 2025 Compensation

BASE SALARY 11% of CEO TDC; Avg. 29% of Other NEO TDC

In April, the base salaries of (i) Messrs. Stander, Yost and Walker increased by 5%, 8% and 10%, respectively, to more closely align with market data for similar roles and (ii) Mr. Lovins increased by 4%, consistent with the merit increase for U.S. employees. In March, Mr. Allouche and Ms. Baker-Nel received base salary increases of 15% and 8%, respectively, in connection with their promotion to Level 2 NEOs.

AIP AND OTHER CASH AWARDS 15% of CEO TDC; Avg. 18% of Other NEO TDC

In March, the target AIP opportunities of Mr. Allouche and Ms. Baker-Nel increased from 50% to 60% of base salary in connection with their promotion to Level 2 NEOs. There were no other changes to NEO target AIP award opportunities in 2025.

Company and/or business performance resulted in financial modifiers of 39% for Corporate NEOs and 46% for our Business NEO. Individual modifiers for all NEOs were 100%.

Mr. Allouche received a one-time cash bonus of $250,000 for his contributions as Interim CFO.

LTI AWARDS 74% of CEO TDC; Avg. 53% of Other NEO TDC

Annual LTI Awards Granted in 2025

•

As he entered his second full year as CEO, the Committee increased Mr. Stander’s target LTI opportunity from 600% to 700% of base salary to position his target TDC at the 50th percentile of market data at companies with annual revenues of $10 billion. The target LTI opportunities for Mr. Allouche and Ms. Baker-Nel increased from 140% to 180% of base salary in connection with their promotion to Level 2 NEOs. Mr. Walker’s target LTI opportunity increased from 120% to 130% of base salary to more closely align with market data for similar roles. There were no other changes to NEO target LTI opportunities in 2025.

•

LTI awards for NEOs were fully performance-based and delivered with the following vehicles, performance objectives and vesting criteria:

•

50% in PUs that cliff-vest at the end of three-year period with payouts ranging from zero to 200% based on the achievement of the respective cumulative EVA and relative TSR performance objectives. Payout for the TSR component is capped at 100% of target for any performance period in which absolute TSR is negative. There were no changes to the PU performance objectives or weightings in 2025.

•

50% in MSUs that vest based on absolute TSR over one-, two-, three- and four-year performance periods, with an average performance period of 2.5 years, based on the following performance levels and criteria: (i) threshold performance level, which results in payout of 85%, is TSR of (15)%; (ii) target performance level, which results in a payout of 100%, requires TSR of 10%; and (iii) maximum performance level, which results in payout of 200%, requires TSR of 75%. There were no changes to MSU performance criteria in 2025.

Special LTI Awards Granted in 2025

•

In connection with their promotion to Level 2 NEOs, Mr. Allouche and Ms. Baker-Nel were each granted a special one-time award of RSUs with a target grant date fair value of $500,000 that cliff-vests on the third anniversary of the grant date.

LTI Awards Vesting at YE 2025

•

2023-2025 PUs

•

Our 2023-2025 TSR was at the 54th percentile relative to the designated peer group, which was 112% of target.

•

Company cumulative EVA of $1,085 million was less than the threshold level, resulting in no payout on that performance objective for Corporate NEOs. Cumulative EVA for what is now Solutions Group was also less than the threshold level, resulting in no payout on that performance objective for our Business NEO (as a leader in Solutions Group in March 2023, Mr. Yost’s 2023-2025 PUs were tied to that business rather than Materials Group, which he began leading in March 2024).

•

The 2023-2025 PUs paid out at 56% of target for Corporate NEOs and 28% of target for our Business NEO.

Avery Dennison Corporation | 2026 Proxy Statement	55

2025 EXECUTIVE COMPENSATION SUMMARY

Component	Decisions Impacting 2025 Compensation
LTI AWARDS (cont.)

•

MSUs

•

4th Tranche of MSUs granted in 2022

  2022-2025 Absolute TSR of (3.4%)

  Payout of 92% of target

•

3rd Tranche of MSUs granted in 2023

  2023-2025 Absolute TSR of 4.0%

  Payout of 96% of target

•

2nd Tranche of MSUs granted in 2024

  2024-2025 Absolute TSR of (2.8%)

  Payout of 92% of target

•

1st Tranche of MSUs granted in 2025

  2025 Absolute TSR of 0.2%

  Payout of 94% of target

•

2022-2025 Special PUs for Business NEO

•

In 2022, Mr. Yost was granted a special LTI award of 2022-2025 PUs with a target grant date fair value of $1,000,000, which was eligible to cliff-vest at year-end 2025 based on enterprise Intelligent Labels compound annual sales growth ex. currency and cumulative adjusted earnings before interest, taxes and acquisition-related in intangible asset amortization (EBITA). The threshold level of performance was not achieved for either of the performance objectives, resulting in no payout for these PUs.

We also provide our NEOs with limited perquisites and benefits that the Committee believes are comparable to those offered by other multinational public companies.

DISCUSSION OF 2025 COMPENSATION DECISIONS

The Committee aims to have base salaries at or around median pay at similar-size companies, with the substantial majority of compensation consisting of incentive compensation that delivers higher realized compensation when our financial performance is stronger and lower realized compensation when our financial performance is weaker.

Base Salaries

Changes to NEO base salaries approved by the Committee are described in the 2025 Executive Compensation Summary. Changes in base salary are generally based on market comparisons for positions with similar scope and responsibility, executive performance and the annual merit increase provided to employees in the NEO’s jurisdiction.

NEO BASE SALARIES

NEO	YE 2025 Base Salary

Stander	$1,150,000

Lovins	$838,500

Allouche(1)	$587,466

Yost	$567,000

Baker-Nel	$570,000

Walker	$562,057
(1)	Amount for Mr. Allouche was converted from Israeli shekels using the average monthly exchange rate for December 2025.

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AIP and Other Cash Awards

The 2025 AIP was designed to incent management to achieve our financial goals for the year. NEOs are not eligible for guaranteed AIP awards. AIP awards, which are capped at 200%, are determined for each fiscal year using the formula below. Individual modifiers for NEOs are capped at 100%, although the Committee retains the discretion to determine higher individual modifiers to reward exceptional performance, up to the cap of 150% for all AIP participants.

Target AIP Opportunities

Changes to NEO target AIP opportunities approved by the Committee are described in the 2025 Executive Compensation Summary.

NEO TARGET AIP OPPORTUNITIES

NEO	2025 Opportunity (% of Base Salary)

Stander	135%

Lovins	75%

Allouche	60%

Yost	60%

Baker-Nel	60%

Walker	50%

AIP Performance Objectives; Target-Setting Principles

The performance objectives and weightings for the 2025 AIP for Corporate NEOs, which were consistent with the prior year, were established by the Committee to continue incenting them to grow sales, deliver stockholder value through profitable growth and generate strong cash flow.

2025 CORPORATE AIP PERFORMANCE OBJECTIVES
Objective	Description

Adjusted Sales Growth (20%)	Focuses management on top-line growth, a key contributor to long-term value creation

Adjusted EPS (60%)	Primary driver of stockholder value creation and measure we use to provide guidance to our investors; focuses management on profitable growth and expense control

Adjusted Free Cash Flow (20%)

Cash available after investment in our business, which we can deploy for dividends, share repurchases, acquisitions and venture investments; focuses management on improving capital efficiency, including working capital

The AIP performance objectives for our Business NEO were tied primarily to results for the Materials business based 20% on adjusted sales growth, 45% on adjusted EBITDA and 20% on adjusted free cash flow; the remaining 15% was tied to adjusted EPS. Target payouts were designed to be achievable only if the Materials business improved upon its 2024 performance and delivered its 2025 financial goals.

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The threshold payout level for the adjusted EPS performance objective for all NEOs was set at 0%. The threshold payout level for the other two performance objectives for Corporate NEOs was set at 50%. For our Business NEO, the threshold payout level for the adjusted EBITDA performance objective was set at 0%, and the threshold payout level for the adjusted sales growth and adjusted free cash flow performance objectives was set at 50%. For all performance objectives for all NEOs, the target payout level was 100%, and the maximum payout level was 200%. In setting 2025 corporate AIP targets, the Committee aimed to ensure consistency with our 2021-2025 financial targets, giving consideration to the factors described below.

•

Target adjusted sales growth, reflecting sales growth ex. currency excluding the impact of acquisitions completed after our AIP targets were set, of 3.9% was less than our 2021-2025 sales growth ex. currency target of 5%+ and our 2024 sales change ex. currency result of 5.1%, which had been impacted by customers rebuilding inventories after the supply chain disruptions of 2021-2023. For 2025, we expected that volume would grow as industry volumes normalized and that we would pass some of the benefit from anticipated deflation to our customers.

•

Target adjusted EPS of $10.00 was set at the midpoint of our 2025 guidance, lower than our 2021-2025 compound annual growth target of 10%, and 6.5% higher than our 2024 AIP result of $9.35 (which excluded the $0.08 impact of a one-time value-added tax refund claim from our reported adjusted EPS result of $9.43).

•

Although we did not externally communicate a 2021-2025 adjusted free cash flow target, our plan for 2025 was to deliver adjusted free cash flow of $750 million and 100% adjusted free cash flow conversion, with solid net income growth while maintaining our working capital productivity benefits. The target for adjusted free cash flow was slightly below our 2024 AIP result of $757 million (which excluded the $57 million after-tax cash impact of a legal settlement payment from our adjusted free cash flow result of $700 million).

2025 CORPORATE AIP TARGETS VS. 2021-2025 FINANCIAL TARGETS AND 2024 AIP RESULTS
	2021-2025 Financial Targets	2024 AIP Results	2025 AIP Targets

Sales Growth Ex. Currency	5%+	5.1%	3.9% ($8,892M)*

Adjusted EPS Growth	10%	$9.35	$10.00

Adjusted Free Cash Flow	N/A	$757M	$750M

* Represents AIP target for adjusted sales growth

Financial Modifiers

AIP financial modifiers are capped at 200%. In determining financial modifiers, the Committee has the discretion to exclude the impact, positive or negative, of extraordinary items such as foreign currency translation fluctuations; acquisitions and divestitures; certain restructuring and integration actions; changes in accounting principles, tax codes or related regulations and rulings; extraordinary events such as natural disasters, outbreaks of epidemiological disease, terrorism and war; the impact from early extinguishment of debt and pension plan terminations; costs of litigation outside the normal course of business; and non-cash charges associated with the impairment of long-lived assets such as goodwill.

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The table below shows the financial modifiers for the 2025 AIP. For Corporate NEOs, the target level of performance was not achieved for any of the three performance objectives; for our Business NEO, the target level of performance was exceeded for one of the four performance objectives.

2025 AIP FINANCIAL MODIFIERS

	Performance Objective	Weighting	Threshold(1)	Target (100%)	Maximum (200%)	2025 Actual	Modifier	Weighted Average Modifier
Mr. Stander Mr. Lovins Mr. Allouche Ms. Baker-Nel Mr. Walker	Adjusted Sales Growth(2)	20%	$8,714M	$8,892M	$9,248M	$8,620M	0%	0%
	Adjusted EPS(3)	60%	$9.30	$10.00	$10.70	$9.55	42%	25%
	Adjusted Free Cash Flow(4)	20%	$675M	$750M	$870M	$705M	70%	14%
Corporate NEO Financial Modifier								39%
Mr. Yost	Materials Adjusted Sales Growth(2)	20%	$5,831M	$5,950M	$6,188M	$5,736M	0%	0%
	Materials Adjusted EBITDA(5)	45%	$986.9M	$1,052.7M	$1,122.9M	$1,004.2M	39%	18%
	Materials Adjusted Free Cash Flow(5)	20%	$576M	$621M	$711M	$632M	112%	22%
	Adjusted EPS(3)	15%	$9.30	$10.00	$10.70	$9.55	42%	6%
Business NEO Financial Modifier								46%
(1)	Adjusted EPS and adjusted EBITDA thresholds set at 0%; thresholds for all other performance objectives set at 50%.
(2)

For Corporate NEOs, reflects net sales of $8,855.5 million, removing the $217.8 million impact of foreign currency translation and the $18.2 million impact of acquisitions completed after the AIP targets were set. For our Business NEO, reflects net sales of $6,093.3 million, removing the $200.0 million impact of foreign currency translation and the $18.2 million impact of acquisitions completed after the AIP targets were set and excluding other items of $138.7 million.

(3)	Reflects adjusted net income per common share, assuming dilution, of $9.53, excluding the $(.02) impact of acquisitions completed after the AIP targets were set.
(4)

Reflects net cash provided by operating activities of $881.4 million, minus purchases of property, plant and equipment of $169.0 million and purchases of software and other deferred charges of $31.4 million, plus proceeds from sales of property, plant and equipment of $22.6 million, plus proceeds from insurance and sales (purchases) of investments, net, of $3.5 million, less the $1.9 million impact of acquisitions completed after the AIP targets were set.

(5)

Adjusted EBITDA and adjusted free cash flow at the business level are internal financial measures that exclude or make simplifying assumptions for items that cannot be allocated precisely by business, such as interest and income tax expenses, and related balance sheet accounts, such as deferred tax assets and liabilities, income tax payables and receivables, and short- and long-term debt. Certain balance sheet accounts such as pension and other postretirement benefits and insurance that are generally managed at the corporate level, as well as the impact of foreign currency translation, are also excluded from the calculation of these financial measures for the businesses. The impact of intercompany sales is included in these financial measures.

NEO Performance Evaluations and Individual Modifiers

Our NEOs are evaluated on their individual performance for the year. The Committee approved the strategic objectives of our CEO, and our CEO approved the annual goals of other NEOs. In February 2026, the Committee evaluated the performance of our CEO against his predetermined strategic objectives; for our other NEOs, this assessment considered our CEO’s evaluation based on the totality of their performance.

Individual modifiers for all AIP participants are capped at 150%, subject to the total cap on AIP awards of 200%. The Committee has determined that the individual modifiers for our NEOs should generally be capped at 100%.

The Committee evaluated the 2025 performance of our CEO, giving consideration to his leadership in maintaining margins and generating substantial cash flow despite headwinds from lower demand driven by tariff-related uncertainty and softer consumer sentiment; our financial results for the year; his performance against his strategic objectives established in February 2025; and his self-assessment discussed with the Committee in February 2026. The Committee determined the individual modifier for our CEO based on its assessment of his performance.

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Our CEO had the strategic objectives for 2025 shown below with the Committee’s evaluation of his performance. These strategic objectives did not have assigned weightings, reflecting the Committee’s expectation that he deliver on all fronts.

2025 CEO PERFORMANCE EVALUATION
Strategic Objective	Evaluation

Drive outsized growth in high-value categories through market- driven innovation – Deliver growth in enterprise sales of Intelligent Labels within targeted range, including targets in food/logistics market segments and converter channel; achieve above-average organic growth in Materials’ industrial tapes and adhesives; and deliver targeted levels of organic sales growth in Solutions’ external embellishments and Vestcom, including complete shelf-edge label productivity rollout with large pharmacy retailer

Delivered above-average growth in enterprise high-value categories, which now represent ~45% of our revenue mix; achieved low-single digit organic growth in Intelligent Labels, less than targeted amount due to lower volumes in apparel and general merchandise driven by tariffs; exceeded growth target in food/logistics market segments; achieved above-average organic growth in Materials’ high-value categories, including across industrial tapes and adhesives; delivered above-average organic growth in Solutions’ high-value categories, exceeding growth target in Vestcom and completing shelf-edge label productivity rollout with large pharmacy retailer, but not reaching growth target in external embellishments

Grow profitably in base businesses – Deliver net impact of pricing and costs consistent with annual operating plan	Delivered net impact of pricing and costs consistent with annual operating plan

Lead at intersection of physical and digital – Deliver food segment Intelligent Labels/digital identity program rollout and advance protein rollout with large grocery retailers; commercialize protein and smart materials innovations; and expand Optica and Storelink customer traction

Delivered food segment program rollout and advanced protein rollout with large grocery retailers consistent with plan; commercialized protein and smart materials innovations; increased Storelink traction and maintained but did not expand Optica traction

Focus relentlessly on productivity – Achieve targeted savings from restructuring actions and deliver targeted amount of general productivity across Materials and Solutions

Substantially exceeded targeted amount of savings from restructuring actions, with more than $60 million in enterprise savings, and delivered general productivity across Materials and Solutions lower than targeted amount due to tariff-impacted network inefficiencies

Allocate capital effectively – Invest targeted amount in capital expenditures; maintain prior-year operating working capital productivity; invest targeted amount in accelerated growth platforms of Intelligent Labels, innovation and digital infrastructure; and strategically execute share repurchases and/or value accretive acquisitions that increase exposure to high-value categories

Invested less than targeted amount in capital expenditures, strategically executing more value-accretive capital allocation priorities; delivered operating working capital productivity lower than prior year; exceeded targeted amount of investment in accelerated growth platforms; strategically accelerated share repurchases; completed acquisition of Taylor Adhesives

Lead in environmentally and socially responsible manner – Expand new product development with emphasis on sustainable and digital products/solutions; achieve annual objectives to advance cybersecurity preparedness; deliver 2025 sustainability goals; and further enhance leadership representation

Expanded development of new sustainable products and new digital products/solutions; achieved target cybersecurity objectives; delivered 2025 environmental sustainability goals; and further enhanced leadership representation

Refine leadership succession/development and enhance organizational capability – Execute development plans for key leadership roles; recruit, hire and onboard Chief Digital Officer; and further develop talent by enhancing organizational capability and targeted collaboration

Advanced development plans for members of Company Leadership Team; appointed new leaders for Materials Group Europe, Middle East and North Africa and Label and Packaging Materials North America; recruited, hired and onboarded new Chief Digital Officer; and continued advancing organizational capability and targeted collaboration

Individual Modifier Based on Evaluation	100%

The Committee Chair, together with our Chairman and Lead Independent Director, discussed with our CEO the feedback from discussions of the Committee and our full Board regarding his 2025 performance.

Our CEO recommended to the Committee the individual modifiers for our other NEOs based on his assessment of their 2025 performance. The Committee considered our CEO’s recommendations, retaining the discretion to approve individual modifiers different than what our CEO had recommended. Other than discussing with our CEO their individual performance, our other NEOs played no role in their compensation determinations. The Committee noted the highlights of our other NEOs’ 2025 performance described below.

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Mr. Lovins

•	Led enterprise finance, including overseeing controllership, tax, treasury, financial planning and operational finance teams
•	Delivered strong adjusted free cash flow of $707 million and adjusted free cash flow conversion of 103%
•

Maintained strong balance sheet, while continuing to invest in businesses to support organic growth, acquiring Taylor Adhesives and returning $861 million in cash to stockholders through dividends and share repurchases

•	Ensured effective capital allocation to deliver strong returns and EVA growth, delivering ROTC of 15% in 2025
•	Drove significant productivity benefits to mitigate impact of tariff-related lower demand, including restructuring savings of more than $60 million
•

Continued driving strong global controllership, including successfully transitioning change in fiscal year, and finance system standardization through enterprise resource planning system rollouts across business units

•	Led ongoing scenario planning to ensure delivery of 2025-2028 financial targets through various macroeconomic environments

Mr. Allouche

•	Led enterprise strategy, including evolving strategic priorities and advancing portfolio shift objectives
•	Refreshed and expanded M&A pipeline, executing multiple letters of intent, completing acquisition of Taylor Adhesives, refreshing venture capital program and making five venture investments
•

Served as primary strategic advisor to CEO, building on new framework for portfolio evolution and enhancing cross-business collaboration in partnership with Materials President and Intelligent Labels President

•	Progressed functional succession and capabilities
•	Served as Interim CFO through March 2025
•	Finalized 2024 audit and developed 2025 annual operating plan
•	Maintained strong balance sheet and disciplined capital allocation, balancing first quarter investments in businesses, dividends and share repurchases

Mr. Yost

•	Led Materials Group in advancing long-term strategies
•	Delivered above-average growth in high-value categories, implementing multi-year strategies to drive future growth and beginning to integrate Taylor Adhesives
•

Navigated challenging external market conditions, including impact of tariffs, to deliver volume growth in base businesses by implementing productivity actions and pricing strategies to deliver earnings growth

•	Generated strong adjusted free cash flow despite challenging operating environment
•	Evolved Materials leadership team with deeper expertise in innovation, operations, procurement and strategy using regional operating model to drive targeted execution
•	Led Future of Packaging Advisory Council, informing innovation priorities to help solve challenges in consumer packaged goods ecosystem
•	Expanded Sustainable ADvantage portfolio to improve recycling of waste and help brands comply with increasing recyclability requirements

Ms. Baker-Nel

•	Led enterprise human resources, communications and community investment teams
•	Coordinated new director search process, which culminated in Board appointment of David Flitman in July 2025
•	Guided senior leader organizational transitions, including hiring and onboarding new Chief Digital Officer
•	Advanced Company Leadership Team succession planning and development
•	Continued to enhance workplace culture, including by embedding enterprise competency model in key people practices and implementing new, more robust global talent management system
•	Supported Compensation Committee in evaluating executive compensation program and preparing to implement aligned-upon changes for 2026
•	Developed enterprise HR scorecard of expected strategic outcomes, providing transparency and enabling continuous evaluation of progress

Mr. Walker

•	Led enterprise law, including legal, risk management, compliance, environmental, health and safety, and government relations teams
•	Advised on M&A and other strategic transactions, market expansion and investments, intellectual property strategy and portfolio value creation, footprint optimization and litigation management
•	Advanced functional operational excellence by implementing contract lifecycle management system, accelerating digital enablement and optimizing outside counsel spend
•	Strengthened product and social compliance, data privacy, third-party risk management and physical security to better protect people, assets and operations
•	Developed, engaged and built legal succession bench strength

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Based on these assessments and after giving consideration to the recommendations of our CEO (other than with respect to himself), the Committee approved AIP individual modifiers of 100% for all NEOs.

AIP Awards

Our NEOs received the AIP awards for 2025 shown below.

2025 AIP AWARDS

	YE 2025 Base Salary	Target AIP Opportunity	Target AIP Award	Financial Modifier	Individual Modifier	AIP Award

Stander	$1,150,000	135%	$1,552,500	39%	100%	$605,475

Lovins	$838,500	75%	$628,875	39%	100%	$245,261

Allouche(1)	$587,466	60%	$352,480	39%	100%	$137,467

Yost	$567,000	60%	$340,200	46%	100%	$156,492

Baker-Nel	$570,000	60%	$342,000	39%	100%	$133,380

Walker	$562,057	50%	$281,029	39%	100%	$109,601
(1)	Amounts for Mr. Allouche were converted from Israeli shekels using the average monthly exchange rate for December 2025.

Other Cash Awards

Mr. Allouche received a one-time cash bonus of $250,000 for his contributions as Interim CFO.

LTI Awards

Our LTI program provides variable incentive compensation to enhance alignment of executive interests with stockholder interests and drive long-term value creation. The annual LTI awards granted to NEOs were fully performance based and delivered through the equity vehicles described below.

•	50% in PUs that cliff-vest at the end of a three-year period subject to the achievement of the respective cumulative EVA and relative TSR performance objectives established for the award

•	50% in MSUs that vest at the end of the one-, two-, three- and four-year performance periods, with an average performance period of 2.5 years, based on our absolute TSR

Amounts, if any, realized from the vesting of these LTI awards will be based on our performance and stock price at the time of vesting. The Committee does not offset the loss or gain of prior year grants in determining current year grants, as doing so would compromise the intended risk/reward nature of these incentives.

Special LTI awards may be granted by the Committee for hiring, promotion, retention and other incentive purposes.

Target LTI Opportunity

Changes to NEO target LTI award opportunities approved by the Committee are described in the 2025 Executive Compensation Summary.

2025 TARGET LTI OPPORTUNITIES

NEO	LTI Opportunity (% of Base Salary)

Stander	700%

Lovins	250%

Allouche	180%

Yost	180%

Baker-Nel	180%

Walker	130%

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Performance Units (PUs)

PUs cliff-vest in shares of our common stock after the end of a three-year period at threshold (50% payout), target (100% payout) and maximum (200% payout) levels based on our achievement of the performance objectives established for the award. PUs do not accrue dividend equivalents and are not counted for purposes of our stock ownership policy.

The Committee established the following performance objectives for the 2025-2027 PUs. The Committee believes that these objectives align executive compensation with the long-term interests of our stockholders because delivering cumulative EVA and strong TSR relative to peer companies reflects the value we create for our investors.

•

Cumulative EVA, weighted 50% for Corporate NEOs (based on company EVA) and 75% for our Business NEO (based on Materials’ EVA). EVA is calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from after-tax operating profit, with the cost of capital fixed over the performance period. For company cumulative EVA, the target payout was based on achieving our 2021-2025 sales change ex. currency and adjusted EBITDA margin goals, with the maximum payout based on achieving all of our 2021-2025 goals giving consideration to the impact of inventory destocking in 2023. EVA targets for our Business NEO focused on Materials’ EVA change compared to the prior three-year period. Whether linked to company or business results, achievement of 2025-2027 cumulative EVA targets requires significant improvement in financial performance.

•

Relative TSR, weighted 50% for Corporate NEOs and 25% for our Business NEO. The Committee designed the TSR objective to provide realized compensation only if our stockholder value creation compares favorably relative to the designated peer group, the names of which are listed under Peer Groups later in this CD&A. The Committee set the threshold payout at TSR at the 40th percentile, target payout at TSR at the 50th percentile and maximum payout at TSR at the 80th percentile, which were the same levels used for the 2024-2026 PUs. Payouts for the relative TSR component of PUs are capped at 100% of target if our absolute TSR over the performance period is negative. In assessing the rigor of the TSR objectives, the Committee noted that performing at the median relative to peers over the 2025-2027 period would represent solid performance in light of then-anticipated headwinds from foreign currency fluctuations and the unknown timing of label and apparel industry recovery.

2025-2027 PUs

NEOs	Performance Objectives	Weighting

Stander Lovins Allouche Baker-Nel Walker	Company Cumulative EVA Relative TSR	50% 50%

Yost	Materials Cumulative EVA Relative TSR	75% 25%

Market-leveraged Stock Units (MSUs)

MSUs are performance-based LTI awards tied to our absolute TSR. MSUs vest based on the performance periods shown below, with the number of shares paid out at vesting based on our absolute TSR and the value realized reflecting both the number of shares paid out as well as our stock price. Although dividend equivalents accrue on MSUs during the performance period, they are earned and paid only at vesting; if the threshold level of performance is not achieved, any dividend equivalents accrued during the performance period are cancelled with the tranche of awards subject to vesting.

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The performance criteria for MSUs are shown below. The Committee determined to maintain the same MSU performance objectives for 2025 because they had been achieving the Committee’s goal of incenting strong performance and value creation. MSUs will no longer be part of the annual LTI program beginning in 2026.

MSU PERFORMANCE PERIODS

First 25%	1-Year

Second 25%	2-Year

Third 25%	3-Year

Fourth 25%	4-Year

AVERAGE PERFORMANCE PERIOD = 2.5 YEARS

MSU PERFORMANCE CRITERIA

	Absolute TSR	Unit Payout

Cancelled	<(15)%	0%

Threshold	(15)%	85%

Target	10%	100%

Above Target	>10%	>100%

Maximum	75%	200%

Annual LTI Awards

Our NEOs were granted the annual LTI awards shown in the table below in March 2025. Unless otherwise indicated, the number of awards granted was based on the respective NEO’s 2024 year-end base salary and target LTI opportunity.

The number of PUs granted for the EVA component was based on the average closing price for shares of our common stock during the first ten trading days of February 2025 and the numbers of PUs granted for the relative TSR component and MSUs granted were based on grant date fair value using the Monte-Carlo simulation method described in footnote (3) of the 2025 Summary Compensation Table.

2025 ANNUAL LTI AWARDS

	YE 2024 Base Salary	Target LTI Opportunity	PUs (#)	PUs ($)	MSUs (#)	MSUs ($)	LTI Value

Stander	$1,100,000	700%	21,052	$3,799,247	20,226	$3,850,183	$7,649,430

Lovins	$806,250	250%	5,511	$994,566	5,295	$1,008,024	$2,002,590

Allouche(1)(2)	$520,839	180%	2,564	$462,725	2,463	$468,939	$931,664

Yost	$525,000	180%	3,109	$555,808	2,979	$567,162	$1,122,970

Baker-Nel(2)	$570,000	180%	2,805	$506,219	2,695	$513,101	$1,019,320

Walker	$510,960	130%	1,816	$327,733	1,745	$332,201	$659,934

(1)	Amounts for Mr. Allouche were converted from Israeli shekels using the average monthly exchange rate for December 2024.
(2)	The base salaries shown and used to calculate the awards granted to Mr. Allouche and Ms. Baker-Nel were as of the grant date rather than at year-end 2024.

Special LTI Awards for Promotions

In connection with their promotion to Level 2 NEOs, Mr. Allouche and Ms. Baker-Nel were each granted a special one-time award of RSUs with a target grant date fair value of $500,000 that cliff-vests on the third anniversary of the grant date. The number of RSUs granted was determined based on the closing price of our common stock on the grant date, adjusted for foregone dividends.

2025 SPECIAL LTI AWARDS

	RSUs (#)	LTI Value

Allouche	2,673	$473,353

Baker-Nel	2,673	$473,353

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Vesting of Previously Granted LTI Awards

2023-2025 PUs

The annual award of PUs granted to our NEOs for the three-year performance period ending in 2025 were eligible to vest based (i) for our Corporate NEOs, 50% on company cumulative EVA and 50% on relative TSR compared to a peer group of companies the names of which are listed under Peer Groups later in this CD&A; and (ii) for our Business NEO, who was then a leader in what is now Solutions Group, 75% on that business’ cumulative EVA and 25% on relative TSR. The key goal-setting principle in setting company cumulative EVA targets was consistency with our 2021-2025 financial targets for earnings growth and ROTC, which the Committee believes translates into delivering above-average TSR.

The company cumulative EVA target of $1,379 million was consistent with our long-term financial goals for sales growth and operating margin expansion and recognized that increasing sales and operating margin, together with balance sheet efficiency, are key drivers of EVA improvement. Our company cumulative EVA target was 12% higher than the cumulative EVA we delivered in the three-year period ending in 2022. The company cumulative EVA of $1,509 million required for maximum payout required achievement of our 2021-2025 financial targets. As shown below, we delivered company cumulative EVA of $1,085 million for the 2023-2025 performance period, not achieving the $1,249 million threshold level of performance and resulting in no payout for that performance objective for Corporate NEOs.

2023-2025 PUs: COMPANY CUMULATIVE EVA

($M)	2023	2024	2025	Cumulative EVA

Adjusted EBIT(1)	$966.8	$1,158.3	$1,163.2

Taxes(2)	(249.4)	(300.0)	(296.6)

	717.4	858.3	866.6

Capital charge(3)	(448.0)	(445.3)	(463.6)

EVA	$269.4	$413.0	$403.0	$1,085.4

(1)	Adjusted EBIT is a non-GAAP financial measure defined and reconciled from GAAP in Appendix A of this proxy statement.
(2)

GAAP tax rates for 2023, 2024 and 2025 were 27.6%, 26.1% and 25.6%, respectively. Taxes are shown based on adjusted tax rates of 25.8%, 25.9% and 25.5% for 2023, 2024 and 2025, respectively. The adjusted tax rate represents the full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that significantly impact that rate, such as effects of certain discrete tax planning actions, impacts relating to enactments of comprehensive tax law changes, and other items.

(3)

8.5% of average invested capital of $5.27 billion in 2023, $5.24 billion in 2024 and $5.45 billion in 2025, in each case using an annual five-point average (December of prior year and March, June, September and December of current year) of short- and long-term debt plus equity, adjusted to exclude the impact of acquisitions completed since the target was set.

Solutions’ cumulative EVA for the 2023-2025 performance period also did not achieve the threshold level of performance, resulting in no payout on that performance objective for our Business NEO. EVA targets and results at the business level are not disclosed due to their competitively sensitive nature.

Relative TSR for the 2023-2025 performance period was at the 54th percentile of the designated peer group, which resulted in a payout of 112% of target for that performance objective for all NEOs.

2023-2025 PUs: COMPANY CUMULATIVE EVA	2023-2025 PUs: RELATIVE TSR

The 2023-2025 PUs paid out at 56% of target for Corporate NEOs and 28% of target for our Business NEO.

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MSUs Eligible for Vesting at YE 2025

Four tranches of MSUs were eligible for vesting at the end of 2025 based on our absolute TSR for the four-, three-, two- and one-year performance periods shown below, with the number of shares paid out at vesting determined in accordance with the formula shown below.

Stock price at settlement (avg. closing price for trading days of January 2026) + reinvested dividends during period	÷	Stock price at grant (avg. closing price for trading days of January of year of grant)	=	Payout at vesting

4TH TRANCHE OF MSUs GRANTED IN 2022	3RD TRANCHE OF MSUs GRANTED IN 2023

Performance period of 4 years	Performance period of 3 years

2022-2025 Absolute TSR of (3.4%)	2023-2025 Absolute TSR of 4.0%

Paid out at 92% of target	Paid out at 96% of target

2ND TRANCHE OF MSUs GRANTED IN 2024	1ST TRANCHE OF MSUs GRANTED IN 2025

Performance period of 2 years	Performance period of 1 year

2024-2025 Absolute TSR of (2.8%)	2025 Absolute TSR of 0.2%

Paid out at 92% of target	Paid out at 94% of target

2022-2025 Special PUs for Business NEO

In 2022, Mr. Yost was granted a special LTI award of 2022-2025 PUs with a target grant date fair value of $1,000,000, which was eligible to cliff-vest at year-end 2025 based on enterprise Intelligent Labels compound annual sales growth ex. currency and cumulative adjusted EBITA. The threshold level of performance was not achieved for either of the performance objectives, resulting in no payout for these PUs. Targets and results for this award are not disclosed due to their competitively sensitive nature.

Perquisites

Our NEOs receive the perquisites shown in the chart below. We do not reimburse them for the tax consequences of their receipt of these perquisites.

LIMITED PERQUISITES

Executive Benefit Allowance	Annual allowance of $70,000 for CEO, $65,000 for Level 2 NEOs and $50,000 for Level 3 NEO; amounts taxable with no gross-up

Financial Planning	Annual reimbursement of up to $25,000 for CEO and $15,000 for Level 2 NEOs; taxable with no gross-up

Executive Physical	Paid up to $7,500/year directly to service provider; not taxable

General Benefits

Nonqualified Deferred Compensation Benefits

Our U.S. NEOs are eligible to participate in our nonqualified deferred compensation plan, which allows eligible U.S. employees to defer up to 75% of their base salary and up to 90% of their AIP award. The plan provides participants with a long-term capital accumulation opportunity because deferred amounts accumulate on a pre-tax basis. Participants may select from a number of investment options, with deferrals 100% vested. Our deferred compensation plan does not offer above-market interest rates.

Our company made a contribution effective as of the first business day of 2025 to the deferred compensation accounts of eligible participants for (i) 401(k) eligible pay in 2024 in excess of the Internal Revenue Code of 1986, as amended (the “Code”) compensation limit and (ii) their respective deferred compensation deferrals. This annual contribution, which is designed to supplement 401(k) contributions that are limited under the Code, provides an automatic contribution of 3% of deferred and eligible pay and a matching contribution of up to 50% of the first 7% of deferrable and eligible pay above the Code compensation limit.

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For additional information regarding our deferred compensation plan and accrued NEO benefits thereunder, see the 2025 Nonqualified Deferred Compensation table.

Pension/Retirement Benefits

Subject to the same terms and conditions as our other eligible U.S. employees, Mr. Lovins is our only NEO eligible for pension benefits under our benefit restoration plan, a nonqualified excess benefit plan. Because the accrual of benefits under the benefit restoration plan was frozen as of year-end 2010, he did not accrue additional pension benefits during 2025. For additional information regarding the benefit restoration plan and accrued NEO benefits thereunder, see the 2025 Pension Benefits table.

Mr. Allouche has non-pension retirement benefits under certain funds required by Israeli law. Company contributions to these funds are disclosed in the All Other Compensation column of the 2025 Summary Compensation Table.

Defined Contribution Benefits

Our U.S. NEOs are eligible to participate in our employee savings plan, a qualified 401(k) plan that allows U.S. employees to defer up to 100% of their eligible earnings less payroll deductions on a pre-tax basis and 25% of their eligible earnings on an after-tax basis, subject to the annual limit prescribed by the Internal Revenue Service for the aggregate of company contributions and employee pre- and post-tax contributions. Employee contributions are immediately vested. In 2025, we contributed up to 6.5% of an employee’s eligible compensation, 3% of which was an automatic contribution and up to 3.5% of which was a matching contribution of 50% of the employee’s contributions up to 7% of pay, subject to the Code compensation limit. Participants vest in company contributions after two years of service.

All U.S. NEOs participated in the savings plan in 2025, subject to the same terms and conditions as our other U.S. employees, and are fully vested.

Executive Life Insurance Benefits

In addition to the $50,000 in life insurance benefits we provide to all U.S. employees, our U.S. executives are provided with supplemental life insurance benefits equal to three times their base salary less $50,000, up to a maximum coverage amount of $1 million.

Executive Long-Term Disability Insurance Benefits

If they elect to enroll in executive long-term disability coverage, our U.S. executives have long-term disability benefits equal to 65% of their eligible pre-disability monthly earnings up to a maximum of $25,000 per month. Coverage is available only for the individual; dependents are not covered.

Executive Excess Liability Insurance Benefits

We provide $3 million of personal excess liability insurance coverage to our U.S. executives. Personal excess liability coverage supplements the individual’s personal liability insurance provided that they maintain certain minimum coverage requirements.

Charitable Match Benefits

We match up to $10,000 of our CEO’s and $5,000 of our other NEOs’ annual documented contributions to charitable organizations or educational institutions.

Termination Benefits

Consistent with market practices, the Committee believes that providing executives with termination benefits helps ensure that they act in the best interests of our company and stockholders, even where doing so may be contrary to their personal interests, such as where it could lead to a change of control of our company.

Subject to our Executive Officer Cash Severance Policy, the compensation of our NEOs in the event of termination not for cause is governed by our Amended and Restated Executive Severance Plan (the “Severance Plan”) and, as applicable, our Amended and Restated Key Employee Change of Control Severance Plan (the “COC Severance Plan”). We use these plans rather than individually negotiated agreements to allow us to change the termination benefits for which applicable NEOs are eligible without the need to obtain their individual consent. In addition, this plan-based approach eliminates the need to individually negotiate arrangements and ensures that eligible NEOs receive severance and other benefits on the

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same terms and conditions as employees with similar levels of responsibility. Receipt of benefits under these plans is conditioned on the executive signing a waiver and general release of claims against our company, as well as agreeing to certain restrictive covenants in favor of our company. Any violation of these covenants could result in our company seeking to recover some or all severance benefits previously paid or pursuing any other claims that may be appropriate under the circumstances.

Unvested equity awards outstanding on the date of termination are generally cancelled, except for employees who qualify as retirement eligible under the terms of our equity plan, whose awards are accelerated upon termination of service. Mr. Stander and Ms. Baker-Nel were the only NEOs who qualified as retirement eligible at year-end 2025.

For additional information regarding our Executive Officer Cash Severance Policy and potential NEO benefits under these plans, including the treatment of equity awards under various termination scenarios, see the Payments Upon Termination as of December 31, 2025 table.

Benefits Following Involuntary Termination Not for Cause

Our NEOs are eligible to receive severance and other benefits upon involuntary termination not for “cause” in accordance with the terms and conditions of the Severance Plan. In the event of a qualifying termination, our CEO would receive severance of two times the sum of his annual salary and target AIP award; our other NEOs would receive severance of one time their respective sum of these amounts. In addition, they would receive non-severance benefits of (i) two times and one time, respectively, of the cash value of 12 months of their qualified medical and dental insurance premiums and (ii) up to $25,000 in outplacement services for one year following termination of employment. Any payments made under the Severance Plan would be offset by any payments received by the NEO under any statutory, legislative and regulatory requirement or, if applicable, the COC Severance Plan.

Benefits Following Change of Control

Only our CEO and Level 2 NEOs are eligible to receive enhanced severance and other benefits upon termination not for cause or by the executive for good reason within 24 months of a change of control of our company, in accordance with the terms and conditions of the COC Severance Plan. In the event of a qualifying termination following a change of control, our CEO would receive severance of 2.99 times the sum of his annual salary and target AIP award and our Level 2 NEOs would receive severance of two times their respective sum of these amounts. In addition, they would receive non-severance benefits of (i) their prorated target AIP award for the year of termination; (ii) 2.99 and two times, respectively, of the cash value of 12 months of their qualified medical and dental insurance premiums; and (iii) up to $25,000 in outplacement services for one year following termination of employment. Any payments under the COC Severance Plan would be offset by any payments received by the NEO under the Severance Plan and any other statutory, legislative and regulatory requirement. In the event of termination following a change of control, our Level 3 NEO would be entitled to receive benefits under the Severance Plan described above.

NEOs are not eligible to receive any excise tax gross-up on amounts payable under the COC Severance Plan. If the NEO would otherwise incur excise taxes under Section 4999 of the Code, payments under the COC Severance Plan would be reduced so that no excise taxes would be due if the reduction results in a greater after-tax benefit to the NEO.

Under our equity plan, unvested awards would generally vest if our NEOs are terminated without cause or resign for good reason within 24 months after the change of control. Outstanding PUs and MSUs vest based on actual performance, if determinable, and otherwise based on target performance.

COMPENSATION-SETTING TOOLS

Market Data

The Committee annually considers market survey data of base salary, incentive compensation and target TDC, considering companies of similar size based on annual revenues across all industries to reflect the broad talent market across which we seek our executives. The Committee reviews results from a third party to assess market competitiveness, narrowing the scope of the results to account for variations caused by company size. The Committee reviews the data on an aggregated basis, with no consideration of the survey’s component companies, which are not determined or known by the Committee.

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In February 2025, the Committee utilized data from the most recent WTW General Industry Executive Compensation Survey for companies with annual revenues between $6 billion and $10 billion. In addition, recognizing our company’s growth trajectory and top-quartile performance in recent years, at the Committee’s request, WTW used regression analysis to project market rates for corporate leadership roles at companies with annual revenues of $10 billion.

In assessing market competitiveness to set target TDC, the Committee used the regression analysis data for our CEO; both the broader survey and regression analysis data for our other Corporate NEOs; and broader survey data for U.S.-based leaders of businesses with annual revenues of greater than $5 billion for our Business NEO.

Tally Sheets

The Committee annually reviews tally sheets that reflect the components of each NEO’s compensation. The tally sheets reviewed in February 2026 included the information shown below for each of our most recent three fiscal years.

•	Cash compensation (base salary and AIP awards), LTI awards, value of vested LTI awards, and cost of benefits and perquisites

•	Value of annual compensation, including base salary, AIP award and grant date fair value of LTI awards

•	Accumulated value of compensation, including outstanding LTI awards, compliance with our stock ownership policy, and accumulated benefit values under pension and deferred compensation plans

•	Potential payments under various termination scenarios

Peer Groups

For purposes of identifying the designated peer group to determine relative TSR for the 2023-2025 PUs and 2025-2027 PUs, the Committee used the following objective criteria: public companies primarily listed on a U.S. stock exchange (i) in similar industries based on their classification in five GICS groups (diversified chemicals, specialty chemicals, metal and glass containers, paper and plastic packaging products, and paper products); (ii) with market capitalization of at least $1.5 billion and revenues during the last 12 months between $3 billion and $30 billion; and (iii) no bankruptcies in the last three years.

RELATIVE TSR PEER GROUP*

Albermarle Corporation

Amcor PLC

AptarGroup, Inc.

Ardagh Metal Packaging S.A.

Avient Corporation

Axalta Coating Systems Ltd.

Ball Corporation

Celanese Corporation

Crown Holdings, Inc.

Dupont de Nemours, Inc.

Eastman Chemical Company

Ecolab Inc.

Graphic Packaging International LLC

Greif, Inc.

H.B. Fuller Company

Huntsman Corporation

International Flavors & Fragrances, Inc.

International Paper Company

O-I Glass, Inc.

Packaging Corporation of America

PPG Industries, Inc.

RPM International Inc.

Sealed Air Corporation

Silgan Holdings Inc.

Sonoco Products Company

Sylvamo Corporation

The Chemours Company

The Sherwin-Williams Company

* The peer group for the 2025-2027 PUs also included Smurfit-Westrock plc and Sociedad Quimica y Minera de Chile S.A.

INDEPENDENT OVERSIGHT AND EXPERTISE

Our Board believes that retaining our executives and providing them with market-competitive compensation are critical to the success of our company and advancing the interests of our stockholders. The Committee, which is composed solely of independent directors, is responsible for approving executive compensation.

Under its charter, the Committee may retain and terminate any compensation consultant or other external advisor at our expense and has sole authority to approve the advisor’s fees and other terms and conditions of the retention. The Committee annually considers the independence of its advisors.

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Compensation Consultant Services

During 2025, the Committee’s primary compensation consultant was WTW, with the firm performing the regular services described below for or at the request of the Committee and receiving $161,350 in compensation. WTW also received $323,485 for billed services in connection with the Committee’s executive compensation program review, as well as reimbursement of its reasonable out-of-pocket expenses. Semler Brossy, another independent compensation consultant engaged to support the Committee’s review of our executive compensation program, received $109,738 in compensation, as well as reimbursement of its reasonable out-of-pocket expenses.

2025 WTW REGULAR SERVICES

• Benchmarked CEO compensation and provided data to benchmark compensation of other corporate leaders, including Interim CFO

• Assessed Chairman compensation (including unvested equity analysis) and non-employee director Committee and Advisory Council compensation

• Provided incentive compensation advice (including recommending peer group for measuring relative TSR component of PUs)

• Conducted analyses of share utilization and stockholder value transfer related to LTI compensation

• Commented on CD&A and certain other proxy statement disclosures

• Analyzed proxy advisory firm’s projected pay-for-performance analysis

• Reviewed change of control severance plans in light of shareholder proposal

• Assessed our clawback policy

• Prepared for, attended and reviewed documentation for Committee meetings

The Committee performed its annual assessment of WTW’s performance in November 2025, which included an evaluation of the service delivery provided by the firm and engagement team during the year, as well as their experience, independence, preparation and relationship with the Committee. The Committee Chair discussed with the lead members of the engagement team the Committee’s feedback on their performance.

After working with both WTW and Semler Brossy in conducting its 2025 executive compensation program review – and recognizing that, while WTW had performed well during its 20-year tenure as the Committee’s compensation consultant, good governance principles support periodic advisor transition – the Committee determined to change its independent compensation consultant, engaging Semler Brossy in November 2025, with WTW providing transition support as needed through March 2026.

Compensation Consultant Independence

The Committee has the following protocols to ensure its consultants’ independence from management: the Committee has the sole authority to select, retain and terminate any consultant and, acting through its Chair, authorize the firm’s fees, determine the terms and conditions that govern the engagement and direct any consultant on the delivery and communication of its work product; in the performance and evaluation of its duties, any consultant is accountable, and reports directly, to the Committee; and members of the Committee may consult with any consultant at any time, with or without members of management present, in their sole discretion.

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The Committee considered the independence of its advisors in November 2025, noting the below factors regarding the independence of the compensation consultants engaged during the year.

COMPENSATION CONSULTANT INDEPENDENCE

Considerations	WTW	Semler Brossy

Any other services provided to our company	WTW performed minimal other services for our company in 2025 outside of the services it performed for or at the request of the Committee	None

Our company’s fees as percentage of firm’s total revenue	Fees from our company represented less than 0.005% of its 2025 revenue	Fees from our company represented less than 1% of its 2025 revenue

Advisor’s policies and procedures to prevent conflicts of interest

Has policies and procedures to ensure its advice is objective and independent, including a comprehensive code of conduct, ethics and quality policies that mandate rigorous work reviews and periodic compliance reviews, and consulting protocols to ensure objectivity

Maintains formal policies and procedures to prevent conflicts of interest and ensure the objectivity of its compensation consulting work

Business or personal relationships between members of advisor’s engagement team with Committee members	None*	None*

Ownership by members of advisor’s engagement team in our company, other than potentially through investments in mutual or other funds managed without the member’s input	None	None

Known business or personal relationships between members of advisor’s engagement team or its firm with our executive officers	None*	None*
*	Based on disclosures from the respective firm, members of the Committee and our executive officers.

COMPENSATION CLAWBACK POLICIES

Our Policy for Recovery of Erroneously Awarded Compensation (“Section 16 Clawback”) applies to our current and former executive officers, including all NEOs, and subjects their incentive-based compensation received on or after October 2, 2023 to clawback in the event our company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. securities laws, including restatements that correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) would result in a material misstatement if the error were corrected or left uncorrected in the current period. In these circumstances, the Section 16 Clawback requires our company to recover, reasonably promptly, the portion of incentive-based compensation that is deemed to have been erroneously awarded, unless the Committee (which administers the policy) determines that recovery would be impracticable and that one or more of the allowable impracticability conditions under SEC rules has been met. Recovery is required whether or not the applicable officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. Each of our executive officers, including all NEOs, has agreed to the terms of the Section 16 Clawback and acknowledged that their compensation may be subject to reduction, cancellation, forfeiture and/or recoupment.

At the time it recommended to our Board the adoption of the Section 16 Clawback, the Committee recommended that our existing clawback policy remain in effect. This clawback policy applicable to all AIP and LTI recipients requires that, in the event of fraud or other intentional misconduct on the part of an awardee that necessitates a restatement of our financial results (including, without limitation, any accounting restatement due to material noncompliance with any financial reporting requirement), the Committee may require that the awardee reimburse our company for any AIP or LTI awards, including time-vesting LTI awards, paid or issued in excess of the amount that would have been paid or issued based on the restated financial results. This more widely applicable clawback policy has been expressly incorporated into our AIP and LTI plans and is contractually agreed to by LTI recipients, including all NEOs, in their annual award agreements.

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EQUITY GRANT PRACTICES
We do not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information were to become known to the Committee before the grant of an equity award, the Committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.
We generally grant our annual LTI awards on the first day of March; special LTI awards are granted on the first day of March, June, September and December. In 2025, we did not grant any stock options, stock appreciation rights or similar option-like
instruments to our NEOs.

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TALENT AND COMPENSATION COMMITTEE REPORT

The Talent and Compensation Committee (referred to in this report as the “Committee”) of our Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and, based on its review and those discussions, has recommended to our Board that the CD&A be included in our 2026 proxy statement and incorporated by reference into our 2025 Annual Report.

The Committee welcomes feedback regarding our executive compensation program. Stockholders may communicate with the Committee by writing to the Compensation Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

Bradley Alford, Chair	David Flitman	Andres Lopez	Francesca Reverberi

This report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by our company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date of this proxy statement and regardless of any general incorporation language in any such filing.

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EXECUTIVE COMPENSATION TABLES

2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change In Pension Value and NQDC Earnings ($)	All Other Compensation ($)(5)	Total ($)

Deon M. Stander	2025	$1,136,538	–	$7,649,430	–	$605,475	–	$146,932	$9,538,375

President &	2024	$1,100,000	–	$6,643,355	–	$1,960,200	–	$149,817	$9,853,372

Chief Executive Officer	2023	$844,231	–	$2,071,369	$3,000,025	$0	–	$155,337	$6,070,962

Gregory S. Lovins(6)	2025	$810,867	–	$2,002,590	–	$245,261	$1,724	$120,618	$3,181,060

SVP &	2024	$730,056	–	$1,887,374	–	$665,130	$1,721	$136,045	$3,420,326

Chief Financial Officer	2023	$736,539	–	$3,156,886	–	$0	$ 821	$156,649	$4,050,895

Danny G. Allouche(6) (7)	2025	$547,592	$250,000	$1,405,017	–	$137,467	–	$160,905	$2,500,981

SVP & Chief Strategy and	2024	$448,530	–	$517,283	–	$298,916	–	$125,422	$1,390,151
Corporate Development

Officer; former Interim CFO

Ryan D. Yost(6)	2025	$555,692	–	$1,122,970	–	$156,492	–	$114,581	$1,949,735

President, Materials Group	2024	$501,442	–	$1,928,833	–	$472,500	–	$97,710	$3,000,485

Deena Baker-Nel(6)	2025	$562,154	–	$1,492,673	–	$133,380	–	$151,513	$2,339,720

SVP & Chief	2024	$518,646	–	$690,688	–	$349,272	–	$197,506	$1,756,112

Human Resources Officer	2023	$481,277	–	$1,120,641	–	$0	–	$114,973	$1,716,891

Ignacio J. Walker(6)	2025	$548,300	–	$659,934	–	$109,601	–	$92,141	$1,409,976

SVP & Chief Legal Officer
(1)

Salary increases generally become effective in April unless a role change occurs at a different time of year. The 2025 base salary increases for Mr. Allouche and Ms. Baker-Nel became effective in March in connection with their promotion to Level 2 NEOs.

(2)	Amount in 2025 for Mr. Allouche reflects a one-time cash bonus for his contributions as Interim CFO.

(3)

Amounts in 2025 include the grant date fair value of PUs, which are eligible to vest at the end of a three-year period based on the achievement of the designated performance objectives as of the end of the period. The number of shares vesting can range from 0% to 200% of the target units on the grant date. The performance objectives that determine the number of shares earned at vesting for the PUs granted to Corporate NEOs (Ms. Baker-Nel and Messrs. Stander, Lovins, Allouche and Walker) are company cumulative EVA (weighted 50%), which is a performance condition under ASC 718, and relative TSR (weighted 50%), compared to a designated peer group, which is a market condition under ASC 718, in each case calculated over the 2025-2027 performance period. For our Business NEO (Mr. Yost), the performance objectives are Materials’ cumulative EVA (weighted 75%) and relative TSR (weighted 25%), in each case calculated over the 2025-2027 performance period. Grant date fair values of the performance condition component were determined based on the fair market value of our common stock on the grant date, adjusted for foregone dividends during the performance period. Maximum grant date fair values of the performance condition component of PUs were $499,385, $3,748,573, $981,415, $456,530, $828,058 and $323,361 for Ms. Baker-Nel and Messrs. Stander, Lovins, Allouche, Yost and Walker, respectively. Grant date fair values of the market condition component were determined using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of achieving the performance objectives established for the award, including the expected volatility of our stock price relative to the designated peer group at the end of the performance period and a risk-free interest rate of 4.24% derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the period. Based on the Monte-Carlo simulation method, grant date fair values of the market condition component of PUs were 99.96% of our average stock price on the grant date. Grant date fair values of the market condition component of PUs were $256,527, $1,924,961, $503,859, $234,460, $141,779 and $166,053 for Ms. Baker-Nel and Messrs. Stander, Lovins, Allouche, Yost and Walker, respectively.

Amounts in 2025 also include the grant date fair value of MSUs, which are eligible to vest over one-, two-, three- and four-year performance periods provided that the designated performance objective is achieved as of the end of each period. The number of shares earned at vesting can range from 0% to 200% of one-quarter of the target units on the grant date based on absolute TSR, which is a market condition under ASC 718. The grant date fair value of MSUs was 103.47% of our average stock price on the grant date determined using the Monte-Carlo simulation method based on risk-free interest rates of 4.17%, 4.20%, 4.24% and 4.27% for the first, second, third and fourth MSU tranches, respectively. Grant date fair values of MSUs were $513,101, $3,850,183, $1,008,024, $468,939, $567,162 and $332,201 for Ms. Baker-Nel and Messrs. Stander, Lovins, Allouche, Yost and Walker, respectively. Maximum grant date fair values were the same as target grant date fair values.

Amounts in 2025 for Ms. Baker-Nel and Mr. Allouche include the grant date fair value of RSUs, which cliff-vest on the third anniversary of the grant date. These RSUs had a grant date fair value of $473,353 based on the closing price of our common stock on the grant date, adjusted for foregone dividends.

(4)	Amounts reflect AIP awards for the applicable year, which are determined in February and paid in March of the following year.

74	2026 Proxy Statement | Avery Dennison Corporation

(5)	The table below shows the components of these amounts for 2025.

	Perquisites			Benefits

Name	Executive Benefit Allowance	Financial Planning	Other*	Company Contributions/ Match, 401(k) Retirement Plans		Company Contributions, Deferred Comp. Plan	Company Match, Charitable Contribution	Executive Long-Term Disability Insurance	Executive Life Insurance	Executive Liability Insurance	Total

Stander	$70,000	$3,024	–	$22,750		$37,713	$2,066	$2,619	$6,726	$2,034	$146,932

Lovins	$65,000	–	–	$22,750		$22,773	$1,500	$2,619	$3,942	$2,034	$120,618

Allouche	–	$6,340	$27,288	$122,277	**	–	$5,000	–	–	–	$160,905

Yost	$65,000	$2,534	–	$22,750		$17,284	–	$533	$4,446	$2,034	$114,581

Baker-Nel	$62,115	$7,490	$31,469	$22,750		$11,310	$5,000	$2,619	$6,726	$2,034	$151,513

Walker	$50,000	–	$3,075	$22,750		$10,466	–	$282	$3,534	$2,034	$92,141
*

Amount for Mr. Allouche reflects automobile allowance of $21,730 and payment for executive physical of $5,558. Amount for Ms. Baker-Nel reflects tax services and tax equalization payments related to her 2018-2020 international assignment in the Netherlands, on terms and conditions substantially similar to those for our other expatriate employees. Amount for Mr. Walker reflects payment for executive physical.

**	Amounts represent company contributions into retirement funds required by Israeli law.

(6)

Mr. Walker returned as an NEO for 2025 (having last been an NEO for 2022) and Messrs. Allouche and Yost first became NEOs for 2024. As permitted by SEC rules, the table shows their compensation beginning in the year in which they returned as or became NEOs. Mr. Lovins went on medical leave in November 2024 and returned to his role as CFO in April 2025; Mr. Allouche ceased serving as Interim CFO in March 2025. Because Ms. Baker-Nel was also an NEO for 2023, her compensation for 2024, while not previously reported, has been included in accordance with SEC rules.

(7)	Except for the bonus described in footnote (2) above, amounts for Mr. Allouche were converted from Israeli shekels using the average monthly exchange rate for 2025.

Avery Dennison Corporation | 2026 Proxy Statement	75

2025 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Deon M. Stander	MSUs	3/1/25	–	–	–	17,192	20,226	40,452	–	–	$3,850,183
	PUs	3/1/25	–	–	–	10,526	21,052	42,104	–	–	$3,799,247
	AIP Award	–	$310,500	$1,552,500	$3,105,000	–	–	–	–	–	–
Gregory S. Lovins	MSUs	3/1/25	–	–	–	4,501	5,295	10,590	–	–	$1,008,024
	PUs	3/1/25	–	–	–	2,756	5,511	11,022	–	–	$ 994,566
	AIP Award	–	$125,775	$ 628,875	$1,257,750	–	–	–	–	–	–
Danny G. Allouche	MSUs	3/1/25	–	–	–	2,094	2,463	4,926	–	–	$ 468,939
	PUs	3/1/25	–	–	–	1,282	2,564	5,128	–	–	$ 462,725
	RSUs	3/1/25	–	–	–	–	–	–	2,673	–	$ 473,353
	AIP Award	–	$ 70,496	$ 352,480	$ 704,960	–	–	–	–	–	–
Ryan D. Yost	MSUs	3/1/25	–	–	–	2,532	2,979	5,958	–	–	$ 567,162
	PUs	3/1/25	–	–	–	1,555	3,109	6,218	–	–	$ 555,808
	AIP Award	–	$ 68,040	$ 340,200	$ 680,400	–	–	–	–	–	–
Deena Baker-Nel	MSUs	3/1/25	–	–	–	2,291	2,695	5,390	–	–	$ 513,101
	PUs	3/1/25	–	–	–	1,403	2,805	5,610	–	–	$ 506,219
	RSUs	3/1/25	–	–	–	–	–	–	2,673	–	$ 473,353
	AIP Award	–	$ 68,400	$ 342,000	$ 684,000	–	–	–	–	–	–
Ignacio J. Walker	MSUs	3/1/25	–	–	–	1,483	1,745	3,490	–	–	$ 332,201
	PUs	3/1/25	–	–	–	908	1,816	3,632	–	–	$ 327,733
	AIP Award	–	$ 56,206	$ 281,029	$ 562,058	–	–	–	–	–	–
(1)

Amounts represent threshold, target and maximum opportunities under the 2025 AIP. Target AIP awards were determined by multiplying each NEO’s 2025 year-end base salary by the following target opportunities: 135% for Mr. Stander; 75% for Mr. Lovins; 60% for Ms. Baker-Nel and Messrs. Allouche and Yost; and 50% for Mr. Walker. The AIP payout for Corporate NEOs (Ms. Baker-Nel and Messrs. Stander, Allouche, Lovins and Walker) ranges from zero for below-threshold performance with respect to each of the performance objectives; 20% for threshold performance based on a threshold of 0% for the adjusted EPS performance objective and a threshold of 50% for the adjusted sales growth and adjusted free cash flow performance objectives; 100% for target performance with respect to each of the performance objectives; and 200% for maximum performance with respect to each of the performance objectives. The AIP payout for Mr. Yost ranges from zero for below-threshold performance with respect to each of the performance objectives; 20% for threshold performance based on thresholds of 0% for the adjusted EPS and adjusted EBITDA performance objectives and 50% for the adjusted sales growth and adjusted free cash flow performance objectives; 100% for target performance with respect to each of the performance objectives; and 200% for maximum performance with respect to each of the performance objectives. Amounts for Mr. Allouche were converted from Israeli shekels using the average monthly exchange rate for December 2025.

(2)

Amounts for MSUs represent threshold, target and maximum opportunities, which are paid out in shares of our common stock over one-, two-, three- and four-year performance periods provided that the absolute TSR performance objective is achieved as of the end of each period. The number of shares vesting ranges from 0% to 200% of one-quarter of the target number of units on the grant date, with a threshold payout of 85%. MSUs accrue dividend equivalents during the performance period, which are earned only at vesting.

Amounts for PUs represent threshold, target and maximum opportunities, which are paid out in shares of our common stock at the end of the three-year performance period provided that the respective cumulative EVA and relative TSR performance objectives are achieved at the end of the period. Cumulative EVA is weighted 50% for Corporate NEOs (based on company EVA) and 75% for our Business NEO (based on Materials’ EVA); relative TSR is weighted 50% for Corporate NEOs and 25% for our Business NEO. The number of shares vesting ranges from 0% to 200% of the target number of units on the grant date, with a payout of 50% if threshold performance is achieved with respect to each of the performance objectives.

(3)	Amounts represent RSUs awarded to Ms. Baker-Nel and Mr. Allouche in connection with their promotion to Level 2 NEOs, which cliff-vest on the third anniversary of the grant date.

(4)

For more information on how we determine grant date fair values, see footnote (3) of the 2025 Summary Compensation Table. Additional information regarding the assumptions we use for stock-based compensation can be found in Note 12, “Long-Term Incentive Compensation,” to the consolidated financial statements contained in our 2025 Annual Report.

76	2026 Proxy Statement | Avery Dennison Corporation

2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Deon M. Stander	3/1/22	–	–	–	–	–		–	1,836	(2)	$333,932
	3/1/23	–	–	–	–	–		–	3,100	(3)	$563,828
	3/1/23	–	–	–	–	–		–	2,827	(2)	$514,175
	9/1/23	–	62,955	$190.54	09/01/33	–		–	–		–
	3/1/24	–	–	–	–	–		–	14,497	(3)	$2,636,714
	3/1/24	–	–	–	–	–		–	9,701	(2)	$1,764,418
	3/1/25	–	–	–	–	–		–	31,520	(3)	$5,732,857
	3/1/25	–	–	–	–	–		–	40,578	(2)	$7,380,327

		–	62,955			–		–	104,059		$18,926,251

Gregory S. Lovins	3/1/22	–	–	–	–	–		–	1,446	(2)	$262,999
	3/1/23	–	–	–	–	–		–	2,584	(3)	$469,978
	3/1/23	–	–	–	–	–		–	2,356	(2)	$428,509
	3/1/23	–	–	–	–	8,230	(4)	$1,496,872	–		–
	3/1/24	–	–	–	–	–		–	4,119	(3)	$749,164
	3/1/24	–	–	–	–	–		–	2,756	(2)	$501,261
	3/1/25	–	–	–	–	–		–	8,251	(3)	$1,500,692
	3/1/25	–	–	–	–	–		–	10,623	(2)	$1,932,111

		–	–			8,230		$1,496,872	32,135		$5,844,714

Danny G. Allouche	3/1/22	–	–	–	–	–		–	469	(2)	$85,302
	3/1/23	–	–	–	–	–		–	791	(3)	$143,867
	3/1/23	–	–	–	–	–		–	722	(2)	$131,317
	3/1/24	–	–	–	–	–		–	1,129	(3)	$205,343
	3/1/24	–	–	–	–	–		–	750	(2)	$136,410
	3/1/25	–	–	–	–	–		–	3,839	(3)	$698,237
	3/1/25	–	–	–	–	–		–	4,941	(2)	$898,669
	3/1/25	–	–	–	–	2,673	(4)	$486,165	–		–

		–	–			2,673		$486,165	12,641		$2,299,145

Ryan D. Yost	3/1/22	–	–	–	–	–		–	5,274	(3)	$959,235
	3/1/22	–	–	–	–	–		–	168	(2)	$30,556
	3/1/23	–	–	–	–	–		–	250	(3)	$45,470
	3/1/23	–	–	–	–	–		–	456	(2)	$82,937
	3/1/24	–	–	–	–	–		–	3,961	(3)	$720,427
	3/1/24	–	–	–	–	–		–	1,318	(3)	$239,718
	3/1/24	–	–	–	–	–		–	1,390	(2)	$252,813
	3/1/24	–	–	–	–	3,234	(4)	$588,200	–		–
	3/1/25	–	–	–	–	–		–	3,880	(3)	$705,694
	3/1/25	–	–	–	–	–		–	5,977	(2)	$1,087,097

		–	–			3,234		$588,200	22,674		$4,123,947

Deena Baker-Nel	3/1/22	–	–	–	–	–		–	434	(2)	$78,936
	3/1/23	–	–	–	–	–		–	811	(3)	$147,505
	3/1/23	–	–	–	–	–		–	740	(2)	$134,591
	3/1/24	–	–	–	–	–		–	1,507	(3)	$274,093
	3/1/24	–	–	–	–	–		–	1,009	(2)	$183,517
	3/1/25	–	–	–	–	–		–	4,200	(3)	$763,896
	3/1/25	–	–	–	–	–		–	5,407	(2)	$983,425
	3/1/25	–	–	–	–	2,673	(4)	$486,165	–		–

		–	–			2,673		$486,165	14,108		$2,565,963

Ignacio J. Walker	3/1/22	–	–	–	–	–		–	446	(2)	$81,118
	3/1/23	–	–	–	–	–		–	829	(3)	$150,778
	3/1/23	–	–	–	–	–		–	757	(2)	$137,683
	3/1/24	–	–	–	–	–		–	1,295	(3)	$235,535
	3/1/24	–	–	–	–	–		–	867	(2)	$157,690
	3/1/25	–	–	–	–	–		–	2,719	(3)	$494,532
	3/1/25	–	–	–	–	–		–	3,501	(2)	$636,762

		–	–			–		–	10,414		$1,894,098

(1)	Market value calculated using the $181.88 closing price of our common stock on December 31, 2025.

(2)

MSUs are eligible to vest over one-, two-, three- and four-year performance periods, subject to achievement of the absolute TSR performance objective. Amounts are shown at (i) 92%, 96%, 92% and 94% of target for the tranches of the MSUs granted in 2022, 2023, 2024 and 2025, respectively, vesting at fiscal year-end, which were the payouts based on performance as determined by the Compensation Committee in February 2026, and (ii) the target level of performance for the remaining tranches of the MSUs granted in 2023, 2024 and 2025 as performance through fiscal-year end would result in below-target payouts.

(3)

PUs are eligible to vest at the end of a three-year performance period, subject to achievement of the respective cumulative EVA and relative TSR performance objectives, except for Mr. Yost’s special award of 2022-2025 PUs, which was subject to achievement of compound sales growth ex. currency and cumulative adjusted EBITA performance objectives tied to our Intelligent Labels business and eligible to vest at the end of a four-year performance period. Amounts for the respective cumulative EVA component of 2023-2025 PUs reflect 0% of target for all NEOs, which was the payout based on performance determined by the Compensation Committee in February 2026. Amounts for the respective cumulative EVA component of (i) 2024-2026 PUs reflect the target level of performance for Corporate NEOs as performance through fiscal-year end would result in below-target payouts and the maximum level of performance for our Business NEO as performance through fiscal-year end would result in an above-target payout and (ii) 2025-2027 PUs reflect the target level of performance for all NEOs as performance through fiscal-year end would result in below-target payouts. Amounts for the relative TSR component of 2023-2025 PUs reflect 112% of target for all NEOs, which was the payout based on performance determined by the Compensation Committee in February 2026. Amounts for the relative TSR component of 2024-2026 PUs for all NEOs and Mr. Yost’s special award of 2024-2026 PUs reflect the target level of performance as performance through fiscal year-end would result in at or below-target payouts. Amounts for the relative TSR component of 2025-2027 PUs for all NEOs reflect the maximum level of performance as performance through fiscal year-end would result in above-target payouts. Mr. Yost’s special award of 2022-2025 PUs are excluded from the table because the threshold level of performance was not achieved for either of the performance objectives, resulting in a payout of 0% of target, as determined by the Compensation Committee in February 2026.

(4)	RSUs awarded to Ms. Baker-Nel and Messrs. Lovins, Allouche and Yost cliff-vest on the third anniversary of the grant date.

Avery Dennison Corporation | 2026 Proxy Statement	77

2025 OPTION EXERCISES AND STOCK VESTED

The table below provides information regarding the number of shares acquired and the value realized by our NEOs upon the exercise of option awards and vesting of stock awards during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Deon M. Stander	–	–	18,900	$3,535,434

Gregory S. Lovins	–	–	7,108	$1,329,622

Danny G. Allouche	–	–	5,515	$1,002,897

Ryan D. Yost	–	–	4,025	$752,917

Deena Baker-Nel	–	–	5,517	$1,003,271

Ignacio J. Walker	–	–	2,228	$416,770

(1)

Amounts reflect the number of shares acquired on vesting multiplied by the fair market value of our common stock on the vesting date. For vesting MSUs, amounts include the payout of accrued dividend equivalents.

2025 PENSION BENEFITS

The present value of accumulated pension benefit shown in the table below reflects the lump-sum present value of pension benefits accumulated as of December 31, 2025 using the assumptions we used to calculate our pension benefit obligations in the consolidated financial statements contained in our 2025 Annual Report. Our other NEOs are excluded from the table because they have no accumulated pension benefits.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Gregory S. Lovins	Benefit Restoration Plan	15.58	$33,899	–

Benefit Restoration Plan

Our Benefit Restoration Plan (BRP) is a nonqualified excess benefit plan that provides supplemental retirement benefits to eligible participants equal to the amount by which their benefits payable under our former U.S. pension plan would have been reduced under the Code. Mr. Lovins is our only NEO eligible to receive benefits under the BRP. No accruals were made during 2025 as the plan was frozen in 2010.

Compensation covered by the BRP includes base salary and AIP awards through the date the plan was frozen, up to applicable statutory limitations each plan year. Eligible employees vested in the BRP after five years of service, or at age 55 upon termination of employment. Benefits under the BRP are based on pensionable earnings, length of service, when benefits commence and how they are paid. Benefits are calculated separately for each year of applicable service using a formula equal to 1.25% times compensation up to the breakpoint (which for each year prior to our freezing the accrual of additional benefits was the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the BRP for an employee at retirement at age 65, which is not subject to reduction for Social Security payments. Payments are made in a lump-sum distribution generally payable upon the later of separation from service and age 55, unless a timely election is made for monthly payments over the lifetime of the participant and, if applicable, a designated beneficiary.

78	2026 Proxy Statement | Avery Dennison Corporation

2025 NONQUALIFIED DEFERRED COMPENSATION

The table below provides information regarding executive and company contributions to our Executive Variable Deferred Retirement Plan (EVDRP). Under the EVDRP, participants may choose among publicly available funds ranging from money market and bond funds to index and other equity/mutual funds. Their rate of return depends on the funds they select.

As a non-U.S. NEO, Mr. Allouche is not currently eligible to participate in the EVDRP; however, he has a balance from when he lived in the U.S.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(2)

Deon M. Stander	$505,694	$37,713	$366,896	$2,882,340

Gregory S. Lovins	–	$22,773	$160,722	$1,152,993

Danny G. Allouche	–	–	$38,036	$195,440

Ryan D. Yost	$ 37,235	$17,284	$13,364	$169,525

Deena Baker-Nel	$ 91,742	$11,310	$168,036	$1,361,346

Ignacio J. Walker	–	$10,466	$21,384	$205,929

(1)	Company contributions to the EVDRP are included in the All Other Compensation column of the 2025 Summary Compensation Table.

(2)

Amounts reflect EVDRP vested account balances as of December 31, 2025. Because the amounts do not represent above-market earnings, they are not reported in the 2025 Summary Compensation Table. The amounts shown below were reported in the All Other Compensation column of Summary Compensation Tables in previous proxy statements.

Name	Aggregate Company Contributions Previously Reported ($)

Stander	$272,200

Lovins	$309,892

Yost	$10,881

Baker-Nel	$90,383

Walker	$62,724

Executive Variable Deferred Retirement Plan

Under the EVDRP, eligible U.S. employees can defer up to 75% of their salary and 90% of their AIP award. Deferrals are immediately vested. Earnings are based on a fixed rate and/or the performance of variable bond and equity funds selected by the participant from the available options. The EVDRP does not offer investment options that provide above-market interest rates.

Eligible employees are able to defer taxes until their deferrals are withdrawn, providing them an opportunity to accumulate savings on a pre-tax basis. We also benefit from this arrangement because we can use this cash for other purposes until a deferred compensation account is paid to a participant based on his or her election to receive withdrawals either in-service or after termination of employment. All deferred compensation accounts are unfunded obligations of our company and subject to the same risks as any of our general debts and obligations. As a result, these accounts help mitigate risk-seeking behavior by management that could be detrimental to the long-term health of our company.

As of the first business day of our 2025 fiscal year, we made a contribution to the deferred compensation accounts of eligible participants, including all U.S. NEOs, based on 401(k) eligible pay in excess of the federal compensation limit and deferred compensation in 2024. This annual contribution, which is designated to supplement 401(k) contributions that are limited under the Code, provides an automatic contribution of 3% of deferred and eligible pay plus a matching contribution of up to 50% on the first 7% of deferrable and eligible pay not covered by company contributions to our 401(k) Plan.

Contributions to deferred compensation accounts are required to be distributed following an eligible employee’s separation from service. Subject to Section 409A of the Code, eligible employees may elect to receive separation from service withdrawals in the form of a lump-sum payment or monthly installments over two to 20 years. Eligible employees may change the method in which payments are distributed provided that they do so at least 12 months before the date of distribution; however, any change results in the distribution occurring or beginning five years later than it would have otherwise. All NEOs subject to U.S. taxes are “specified employees” under Section 409A; as a result, their distributions cannot be made until seven months after separation from service, except in the event of death.

Avery Dennison Corporation | 2026 Proxy Statement	79

PAYMENTS UPON TERMINATION AS OF DECEMBER 31, 2025

The table below shows the potential benefits that would have been payable to our NEOs had they been terminated on the last day of our 2025 fiscal year.

		Termination Scenarios as of End of Fiscal Year 2025

Name	Benefit	Death	Qualifying Disability	Qualifying Retirement(2)	Involuntary Termination Not for Cause	Involuntary Termination within 24 Months of Change of Control
Deon M. Stander	Severance Payment	–	–	–	$5,405,000	$8,080,475
	Medical/Dental Payment	–	–	–	$63,526	$94,971
	Outplacement	–	–	–	$25,000	$25,000
	Unvested Stock Options(1)	–	–	–	–	–
	Unvested PUs(1)	$1,757,810	$1,757,810	$663,404	$663,404	$6,465,652
	Unvested MSUs(1)	$896,363	$896,363	$832,522	$832,522	$4,279,399

	Total	$2,654,173	$2,654,173	$1,495,926	$6,989,452	$18,945,497

	Elimination of Excise Tax Liability	–	–	–	–	$(3,123,203)

	Forfeited Equity(1)	$(8,090,878)	$(8,090,878)	$(9,249,125)	$(9,249,125)	–
Gregory S. Lovins	Severance Payment	–	–	–	$1,467,375	$2,934,750
	Medical/Dental Payment	–	–	–	$31,763	$63,526
	Outplacement	–	–	–	$25,000	$25,000
	Unvested RSUs(1)	$1,496,872	$1,496,872	–	–	$1,496,872
	Unvested PUs(1)	$499,442	$499,442	–	–	$1,751,504
	Unvested MSUs(1)	$362,623	$362,623	–	–	$1,297,010

	Total	$2,358,937	$2,358,937	–	$1,524,138	$7,568,662

	Forfeited Equity(1)	$(2,186,448)	$(2,186,448)	–	$(4,545,387)	–
Danny G. Allouche	Severance Payment	–	–	–	$939,946	$1,879,892
	Medical/Dental Payment	–	–	–	$9,591	$19,182
	Outplacement	–	–	–	$25,000	$25,000
	Unvested RSUs(1)	–	–	–	–	$486,165
	Unvested PUs(1)	$136,895	$136,895	–	–	$671,683
	Unvested MSUs(1)	$104,938	$104,938	–	–	$503,954

	Total	$241,833	$241,833	–	$974,537	$3,585,876

	Forfeited Equity(1)	$(1,419,970)	$(1,419,970)	–	$(1,661,802)	–
Ryan D. Yost	Severance Payment	–	–	–	$907,200	$1,814,400
	Medical/Dental Payment	–	–	–	$31,763	$63,526
	Outplacement	–	–	–	$25,000	$25,000
	Unvested RSUs(1)	$588,200	$588,200	–	–	$588,200
	Unvested PUs(1)	$427,418	$427,418	–	–	$1,206,592
	Unvested MSUs(1)	$132,132	$132,132	–	–	$629,590

	Total	$1,147,750	$1,147,750	–	$963,963	$4,327,308

	Elimination of Excise Tax Liability	–	–	–	–	$(2,992,896)
	Forfeited Equity(1)	$(1,276,632)	$(1,276,632)	–	$(2,424,382)	–
Deena Baker-Nel	Severance Payment	–	–	–	$912,000	$1,824,000
	Medical/Dental Payment	–	–	–	$23,217	$46,434
	Outplacement	–	–	–	$25,000	$25,000
	Unvested RSUs(1)	–	–	–	–	$486,165
	Unvested PUs(1)	$182,729	$182,729	$68,973	$68,973	$784,267
	Unvested MSUs(1)	$124,373	$124,373	$116,486	$116,486	$569,151

	Total	$307,102	$307,102	$185,459	$1,145,676	$3,735,017

	Forfeited Equity(1)	$(1,532,482)	$(1,532,482)	$(1,654,124)	$(1,654,124)	–
Ignacio J. Walker	Severance Payment	–	–	–	$843,086	$843,086
	Medical/Dental Payment	–	–	–	$31,763	$31,763
	Outplacement	–	–	–	$25,000	$25,000
	Unvested PUs(1)	$157,023	$157,023	–	–	$565,829
	Unvested MSUs(1)	$115,361	$115,361	–	–	$420,884

	Total	$272,384	$272,384	–	$899,849	$1,886,562

	Forfeited Equity(1)	$(714,329)	$(714,329)	–	$(986,713)	–

(1)

Values for equity awards were determined as follows: (i) for stock options, the number of shares that would have been exercisable multiplied by the difference between the $181.88 closing price of our common stock on December 31, 2025 and the exercise price; and (ii) for RSUs, PUs and MSUs, the number of shares that would have been acquired or forfeited on vesting multiplied by $181.88. Mr. Stander’s stock options were not in the money as of December 31, 2025.

(2)

Ms. Baker-Nel and Mr. Stander were the only NEOs that had reached the age of 55 and had over 10 years of service with our company at the end of fiscal year 2025. Because they qualified as retirement eligible, in every termination scenario, all of their unvested equity awards would vest, with PUs and MSUs vesting on a prorated basis after the end of their respective performance period based on actual performance.

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In the event of termination, our NEOs would be entitled to receive any accrued balance under the EVDRP, subject to Section 409A of the Code. These amounts, which are not included in the table above, would be distributed in accordance with the participant’s distribution election and the terms and conditions of the plan. See 2025 Nonqualified Deferred Compensation for more information.

The other potential payments upon termination are described below.

Executive Officer Cash Severance Policy

The Compensation Committee adopted an Executive Officer Cash Severance Policy effective January 31, 2025 providing that we will not (i) enter into any new employment agreement or severance arrangement with an executive officer (as defined under the Exchange Act) of our company or (ii) establish any new severance agreement, plan, arrangement or policy covering any such officer, in each case after that date that provides for a cash severance payment in connection with any termination of his or her employment exceeding 2.99 times the sum of such officer’s base salary plus target AIP award without seeking stockholder ratification of such agreement, plan, arrangement or policy.

Executive Severance Plan

All NEOs are eligible participants under the Severance Plan. Upon involuntary termination not for cause, they would be eligible for the severance and other benefits shown below.

Severance of base salary + target AIP award for year of termination Non-severance benefit of cash value of 12 months of medical and dental insurance premiums		2 For CEO		Outplacement services of up to $25,000 for up to one year
	×		+
1 For other NEOs

Benefits Not Subject to Gross-up. Benefits are subject to withholding for all applicable taxes and not grossed-up for taxes.

Trigger for Benefits. Involuntary termination, which excludes termination for cause or due to disability, death, voluntary resignation, or an executive declining simultaneous or continuing employment in a comparable position.

Definition of Cause. Cause is defined as (i) commission of a crime or other act that could materially damage the reputation of our company or its subsidiaries; (ii) theft, misappropriation or embezzlement of company or subsidiary property; (iii) falsification of company or subsidiary records; (iv) substantial failure to comply with written policies and procedures; (v) misconduct; or (vi) substantial failure to perform material job duties not cured within 30 days after written notice.

Key Executive Change of Control Severance Plan

The COC Severance Plan provides enhanced termination benefits for key executives to incent their retention during a period in which a change of control transaction is being negotiated or a hostile takeover is being attempted. Our Level 1 and 2 NEOs are the only eligible participants in the COC Severance Plan, which entitles them to benefits only if they are terminated not for “cause” or terminate employment for “good reason” within 24 months of the change of control (a “double trigger”). In these circumstances, these NEOs would be eligible for the severance and other benefits shown below. In the event of termination following a change of control, our Level 3 NEO would be eligible for termination benefits under the Severance Plan described above.

Severance of base salary + target AIP award for year of termination Non-severance benefit of cash value of 12 months of medical and dental insurance premiums	×	2.99 For CEO	+	Prorated target AIP award for year in which termination occurs	+	Outplacement services of up to $25,000 for up to one year

2 For Level 2 NEOs

Avery Dennison Corporation | 2026 Proxy Statement	81

Benefits Not Subject to Gross-up. Benefits are subject to withholding for all applicable taxes and not grossed-up for excise or other taxes. However, if the payment would trigger an excise tax, the NEO can elect to receive (i) full benefits, retaining responsibility for paying any applicable excise taxes, or (ii) reduced benefits to an amount sufficient to eliminate any excise tax liability. In the 2025 termination payments table, COC payments would have triggered an excise tax only for Messrs. Stander and Yost.

Definition of Change of Control. Change of control is defined as (i) replacement of a majority of our Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board; or (ii) acquisition by any person, group or corporation that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition or similar business transaction with our company, of (A) together with any of our company’s stock previously held, more than 50% of the total fair market value or the total voting power of our company’s stock; (B) 30% or more of the total voting power of our company’s stock during any 12-month period; or (C) assets of our company having a total gross fair market value of 40% or more of the total gross fair market value of all of our company’s assets during any 12-month period.

Definition of Cause. Cause is defined as it is under the Severance Plan.

Definition of Good Reason. Good reason is defined as (i) material diminution in base compensation; (ii) material diminution in authority, duties or responsibilities or supervisor’s authority, duties or responsibilities; (iii) material change in geographic job location; or (iv) any other action or inaction that constitutes a material breach by our company.

Equity Incentive Plans

Under our 2017 Incentive Award Plan and equity award agreements, unvested awards granted through December 31, 2025 would vest on the date of termination as shown below, subject to the plan’s one-year minimum vesting requirement. Ms. Baker-Nel and Mr. Stander were the only NEOs who qualified as retirement eligible at year-end 2025. The vesting of RSUs on death, qualifying disability and qualifying retirement will be prorated for each applicable vesting tranche for awards granted beginning in 2026.

VESTING OF EQUITY AWARDS OUTSTANDING AT YE 2025 ON TERMINATION EVENTS

	PUs	MSUs	RSUs	Stock Options

Resignation or Involuntary Termination, Whether or Not for Cause	Cancelled	Cancelled	Cancelled	Cancelled

Death	Vest at time of event on prorated basis based on target performance	Vest at time of event on prorated basis based on target performance	Vest	Cancelled

Qualifying Disability	Vest at time of event on prorated basis based on target performance	Vest at time of event on prorated basis based on target performance	Vest	Cancelled

Qualifying Retirement	Vest after end of performance period on prorated basis based on actual performance	Vest after end of performance period on prorated basis based on actual performance	Vest	Vest and exercisable for term of option

Change of Control (COC)	Vest based on actual, if determinable, and otherwise target performance if terminated without cause or for good reason within 24 months after COC	Vest based on actual, if determinable, and otherwise target performance if terminated without cause or for good reason within 24 months after COC	Vest if terminated without cause or for good reason within 24 months after COC	Vest if terminated without cause or for good reason within 24 months after COC

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EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2025

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)

Equity compensation plans approved by security holders 2017 Incentive Award Plan(1)	552,719	$190.54	1,906,101

Total	552,719	$190.54	1,906,101
(1)

We began issuing awards under the 2017 Incentive Award Plan in May 2017 following stockholder approval of the plan in April of that year. Shares issuable under outstanding equity awards granted under the plan include (i) RSUs and DSUs for non-employee directors and (ii) RSUs, PUs, MSUs and stock options for officers and other eligible employees. Amount in column (A) includes 100,443 RSUs, 26,593 DSUs, 172,870 MSUs (reflecting the awards granted in 2022, 2023, 2024 and 2025 and including accrued dividend equivalents), 189,858 PUs (reflecting the awards granted in 2023, 2024 and 2025) and 62,955 stock options. For awards subject to vesting on December 31, 2025, payouts were based on actual performance. For unvested awards as of that date, awards with projected performance at or below target were calculated at the target level of performance and awards with projected performance above target were calculated at the maximum level of performance. Amount in column (C) represents the aggregate number of shares available for future issuance, with each full-value award reducing the number of shares available for future issuance by 1.5 shares.

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PAY VS. PERFORMANCE DISCLOSURE

The table below shows information regarding the compensation of our NEOs and our financial performance for the last five fiscal years in accordance with SEC rules.

Year	Summary Compensation Table Total for Stander ($) (1)	Compensation Actually Paid to Stander ($) (2)	Summary Compensation Table Total for Butier ($) (1)	Compensation Actually Paid to Butier ($) (2)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (1)	Average Compensation Actually Paid to Non-CEO NEOs ($) (2)	Value of Initial Fixed $100 Investments Based on:		Net Income ($)	Adjusted EPS ($) (4)
							Total Stockholder Return ($)	Peer Group Total Stockholder Return ($) (3)

2025	$9,538,375	$6,257,992	–	–	$2,276,294	$1,913,247	$127.47	$101.03	$687,954,000	$9.53

2024	$9,853,372	$7,425,336	–	–	$3,102,488	$1,321,463	$155.20	$136.22	$704,936,000	$9.43

2023	$6,070,962	$7,216,077	$ 9,700,108	$10,879,032	$2,107,852	$ 351,353	$165.02	$118.91	$502,988,000	$7.90

2022	–	–	$ 9,107,739	$ 7,588,568	$2,405,277	$2,220,289	$145.19	$110.49	$757,092,000	$9.15

2021	–	–	$12,433,721	$31,508,041	$2,342,467	$5,263,092	$170.89	$134.41	$740,087,000	$8.91

(1)
For each fiscal year, represents amount reported for our CEO(s) and average amount reported for our non-CEO
NEOs, in each case in the Total column of the Summary Compensation Table. Our NEOs for each of these fiscal years are shown below.

Year	CEO(s)	Non-CEO NEOs
2025	Deon Stander	Gregory Lovins, Danny Allouche, Ryan Yost, Deena Baker-Nel and Ignacio Walker
2024	Deon Stander	Danny Allouche, Gregory Lovins, Mitchell Butier, Francisco Melo and Ryan Yost
2023	Deon Stander/Mitchell Butier	Gregory Lovins, Francisco Melo, Deena Baker-Nel and Nicholas Colisto
2022	Mitchell Butier	Deon Stander, Gregory Lovins, Deena Baker-Nel and Ignacio Walker
2021	Mitchell Butier	Deon Stander, Gregory Lovins, Deena Baker-Nel and Ignacio Walker

(2)
Amounts represent Compensation Actually Paid to our CEO(s) or the average Compensation Actually Paid to our non-CEO
NEOs, in each case as reported in the Total column of the Summary Compensation Table for the applicable fiscal year. For 2025, amounts were adjusted as shown below. Fair value or change in fair value, as applicable, of equity awards was determined as follows: (i) for RSUs, the closing price of our common stock on the fiscal year-end
date, or, in the case of vesting RSUs, the closing price of our common stock on the applicable vesting date; (ii) for the performance condition component of PUs, the same valuation methodology as RSUs except that year-end
values were multiplied by a factor reflecting achievement of the probable outcome of the respective cumulative EVA performance objective as of the applicable measurement date; (iii) for the market condition component of PUs and for MSUs, using the
Monte-Carlo
simulation method to estimate the probability of achieving the relative and absolute TSR performance objective, respectively, as of the applicable measurement date; and (iv) for stock options, using the Black-Scholes pricing model as of the applicable measurement date. For information on the inputs to our Monte-Carlo simulations, see footnote (3) to our 2025 Summary Compensation Table. For purposes of these adjustments, awards to retirement-eligible NEOs are considered vested only at the time of retirement.

2025 Adjustments	Stander	Average of Non-CEO NEOs

Decrease for amounts reported under Stock Awards and Option Awards columns in 2025 Summary Compensation Table	$(7,649,430)	$(1,336,637)

Increase based on ASC 718 fair value of awards granted during fiscal year 2025 that remained unvested as of fiscal year-end 2025, determined as of fiscal year-end 2025	7,559,941	1,308,410

Increase/Decrease based on ASC 718 fair value of awards granted during fiscal year 2025 that vested during fiscal year, determined as of vesting date	–	–

Decrease for awards granted during prior fiscal years that were outstanding and unvested as of fiscal year-end 2025, determined based on change in ASC 718 fair value from prior fiscal year-end to fiscal year-end 2025	(3,307,935)	(320,592)

Increase/Decrease for awards granted during prior fiscal years that vested during fiscal year 2025, determined based on change in ASC 718 fair value from prior fiscal year-end to vesting date	117,041	(13,883)

Decrease for change in the actuarial present values reported under Change in Pension Value and NQDC Earnings column of 2025 Summary Compensation Table	–	(345)

Increase/Decrease for service cost and, if applicable, prior service cost, for pension plans	–	–

Total Adjustments	$(3,280,383)	$(363,047)

(3)	Peer Group represents the Dow Jones U.S. Containers and Packaging Index.

(4)	Adjusted EPS is a non-GAAP financial measure reconciled from GAAP in Appendix A of this proxy statement.

84	2026 Proxy Statement | Avery Dennison Corporation

Relationship Between Compensation Actually Paid (CAP) and Financial Performance
Measures
The graphs below compare the CAP to our CEO(s) and the average CAP to our non-CEO NEOs with our (i) TSR and Peer Group TSR, (ii) net income and (iii) adjusted EPS, in each case for the last five fiscal years. TSR amounts assume $100 invested on December 31, 2020 and reinvestment of dividends.

Reflecting the Compensation Committee’s philosophy of paying for performance and delivering the majority of executive compensation using LTI awards primarily tied to our stock price and TSR, the CAP to our NEOs was generally aligned with our TSR performance.
From 2021 to 2022, CEO and average non-CEO NEO CAP were aligned with our TSR. While our TSR modestly increased in 2023 and the CAP to Mr. Butier increased as well, the average CAP to our non-CEO NEOs decreased due to the impact of the required equity and pension adjustments. Our TSR modestly decreased in 2024, with the CAP to Mr. Stander slightly increasing in his first full year as CEO and the average CAP to our non-CEO NEOs significantly increasing primarily as a result of the inclusion of our Executive Chairman, whose compensation was substantially higher than that of our other non-CEO NEOs. In 2025, Mr. Stander’s CAP and our TSR both decreased, while the average CAP to non-CEO NEOs modestly increased primarily due to the promotion of two NEOs. We believe that the inclusion of both absolute and relative TSR as performance objectives in our annual LTI awards, which comprise the majority of their target TDC, ensures general alignment of CAP to NEOs with our TSR performance.
Net income during the 2021-2025 period did not directly align with CAP, including as a result of the impacts described above. CAP is less sensitive to net income because our executive compensation program prioritizes LTI awards primarily tied to our stock price and TSR and secondarily to cumulative EVA, each of which we expect will continue to have a much greater impact on CAP.
Outside of our TSR performance, we believe that adjusted EPS is the most important financial measure that ties the compensation of NEOs to our performance. Adjusted EPS is the primary driver of stockholder value creation, the measure we use to provide guidance to our investors, and the performance objective that comprises 60% of the AIP financial modifier for Corporate NEOs. Despite its importance, the impact of adjusted EPS on CAP is moderated by the much stronger correlation CAP has with our stock price and TSR performance as a result of our executive compensation program’s emphasis on LTI awards.
Pay vs. Performance Financial Performance Measures
We believe the financial performance measures shown below, all of which are performance objectives used in our executive compensation program, were the most important in linking CAP to NEOs to our company’s financial performance for 2025. For additional information regarding these measures, including reconciliations of non-GAAP financial measures from GAAP, see the CD&A and Appendix A sections of this proxy statement.

•	Absolute and relative TSR
•	Adjusted EPS
•	Cumulative EVA
•	Adjusted sales growth
•	Adjusted free cash flow

Avery Dennison Corporation | 2026 Proxy Statement	85

CEO PAY RATIO

With 69% of our 2025 revenues originating outside the U.S. and approximately 40% originating in emerging markets (Latin America, Eastern Europe, Middle East/Northern Africa and most countries in Asia Pacific), our employees are located in more than 50 countries to best serve our customers. At year-end 2025, 83% of our employees were located outside the U.S. and 67% were located in emerging markets, where median compensation is substantially lower than it is in the U.S.

The charts below show the demographics of our global workforce by region and function. At year-end 2025, nearly 20,000 of our approximately 35,000 employees were in Asia Pacific, serving our customers in the region. In addition, more than 24,000 employees at that time worked in the operations of our manufacturing facilities or in positions directly supporting them from other locations.

*	Reflects 2025 reclassification of approximately 2,500 employees from Non-Operations to Operations.

We offer market-based, competitive wages and benefits in the markets where we compete for talent. All of our employees were paid at least the applicable legal minimum wage, and 98% of our employees were paid above the applicable legal minimum wage, at year-end 2025.

2025 PAY RATIO

•	The 2025 total compensation of our median employee (among all employees except our CEO) was $17,158.

•	The 2025 total compensation of our CEO, as reported in the Total column of the 2025 Summary Compensation Table, was $9,538,375.

•	Based on this information, a reasonable estimate of the 2025 ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is approximately 556 to 1.

We calculated this ratio based on SEC rules and guidance, which allow for companies to use varying methodologies to identify their median employee. Other companies may have different workforce demographics and employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions. As a result, their CEO pay ratios may not meaningfully compare to ours.

IDENTIFICATION OF MEDIAN EMPLOYEE

Since there were changes to our employee population in 2025, we identified a new median employee to calculate our CEO pay ratio. To identify this employee, we considered annual base compensation, which is the principal compensation element for the vast majority of our employees. We selected December 15, 2025 as the date on which to determine our median employee. As of that date, we had 34,416 employees, 28,625 of which were located outside the U.S. and 22,998 of which were located in emerging markets. We utilized the de minimis exemption to exclude the following countries representing no more than 5% of our global population in the aggregate: Kenya (16 employees), Mauritius (18 employees), Pakistan (379 employees), Indonesia (539 employees) and Sri Lanka (551 employees), representing approximately 0.05%, 0.05%, 1.10%, 1.57% and 1.60%, respectively, of our workforce on that date.

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To determine our medianable group, we used a statistical sampling approach known as stratified sampling to concentrate on medianable employees, which were those within a narrow range of the estimated median annual salary of $12,461, because these employees were all reasonably likely to be our median employee. We identified 389 employees with an annual salary within $500 of this amount. Because employees from China represented approximately 45% of the medianable group, we narrowed the medianable group to those 172 employees. Finally, we identified the 11 employees who had the potential to be our median employee by analyzing additional qualitative and quantitative characteristics, including pay volatility.

MEDIAN EMPLOYEE COMPENSATION

We measured our median employee’s compensation for the year ended December 31, 2025 making no cost-of-living adjustments. Our median employee was a full-time, salaried employee working at a manufacturing facility in China, with 2025 base compensation of $12,675. For purposes of this disclosure, we converted the employee’s base compensation from Chinese Yuan to U.S. dollars using the average monthly exchange rate during 2025 of 0.13887368.

To determine the 2025 total compensation of $17,158 for our median employee, we calculated the employee’s compensation consistent with how we determined our CEO’s total compensation in the 2025 Summary Compensation Table.

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PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF

         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee – which is directly responsible for the appointment, compensation (including audit and non-audit fees) and evaluation of the independent registered public accounting firm that audits our financial statements and internal control over financial reporting – has appointed PricewaterhouseCoopers LLP (PwC) for fiscal year 2026 and our Board is seeking stockholder ratification of the appointment.

Stockholder ratification is not required by our Bylaws or applicable laws and regulations. However, our Board annually submits the appointment for stockholder ratification as part of our strong governance program. If stockholders were not to ratify the appointment, the Audit Committee would reconsider whether or not to retain PwC, but could determine to do so in its discretion. In addition, even if the appointment is ratified, the Audit Committee could subsequently appoint a different independent registered public accounting firm without stockholder ratification if the committee were to determine that doing so was in the best interests of our company and stockholders.

Representatives of PwC will be available during the Annual Meeting to answer questions from stockholders.

Audit Committee Evaluation

In determining whether to reappoint PwC, the Audit Committee considered the firm’s qualifications, performance, independence and tenure, as well as the performance of the engagement team serving our company; the quality of its discussions with representatives of PwC; and the fees charged by PwC for the quality and scope of services provided. In connection with the 2026 appointment, the Audit Committee considered, among other things, the factors described below.

•

Audit Quality – The quality of PwC’s audit and non-audit work based on its oversight of its work product, considering the firm’s (i) compliance with accounting and auditing professional standards and regulatory requirements; (ii) application of its understanding of our businesses and the markets in which we operate in identifying and responding to risks relevant to its audit; (iii) identification and resolution of issues in a timely manner; and (iv) integrity, objectivity and professional skepticism in performing its audits, as well as the firm’s 2025 Audit Quality Report provided to the Audit Committee in February 2026

•

Performance – PwC’s effectiveness during its prior-year audits, noting its strong performance in 2025, having taken actions to improve the timeliness of its audit planning and increase communication and engagement with relevant company personnel

•

Qualitative Review – The results of our survey of members of management and the Audit Committee evaluating PwC’s (i) expertise and resources; (ii) quality and timeliness of audit planning; (iii) communication and interaction; (iv) independence, objectivity and professional skepticism; and (v) value from fees, which reflected improved overall satisfaction and identified strengths, accomplished improvements and suggestions for further improvement

•

Self-Assessment – PwC’s self-assessment of its performance and its satisfaction of the needs and expectations of the Audit Committee and management during the 2025 audit, including its human-led, technology-powered approach that enhanced audit quality and resulted in a more streamlined experience and its commitment to bringing a continuous improvement mindset to its work

•

Regulatory Reviews – External data on PwC’s audit quality and performance, including the most recent Public Company Accounting Oversight Board (PCAOB) report on the firm provided to the Audit Committee in October 2025

•

Fees – The reasonableness of PwC’s fees for audit and non-audit services, both on an absolute basis and relative to peer firms, including management’s 2025 benchmarking of our audit fees relative to those of peer companies using data provided by an independent third party, the key drivers of variances and the firm’s targeted areas for improved productivity

•

Independence – PwC’s processes to ensure it maintains independence, including required independence training for all partners and staff and a global independence system that monitors their personal affiliations; written disclosures from the firm; and the independence letters required by the PCAOB

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•

Tenure – PwC’s tenure as our independent auditor, reflecting on the feedback from certain of our investors counterbalanced against the benefits of having a longer-tenured auditor, as well as the controls the Audit Committee and PwC have in place to mitigate potential independence risk. In July 2025, the Audit Committee deliberated on whether to conduct a formal process to select a new independent auditor, determining not to do so given its continued satisfaction with PwC’s effectiveness and performance; our multiple engagements of other registered public accounting firms to perform various non-audit services for our company, which could impair their independence and limit their ability to serve as our independent auditor; the regular rotation of PwC’s lead engagement partner and lead relationship partner; and potential risks to audit quality and timeliness.

Having determined that it is in the best interest of our company and stockholders, the Audit Committee has appointed PwC as our independent registered public accounting firm for fiscal year 2026.

Board Recommendation

Our Board recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2026.

Properly dated and signed proxies will be so voted unless you specify otherwise.

Avery Dennison Corporation | 2026 Proxy Statement	89

AUDIT MATTERS

AUDITOR QUALIFICATIONS AND TENURE

PwC has been our independent registered public accounting firm since 1998 and served in that capacity during fiscal year 2025. Through its predecessor entities, the firm has served as our independent auditor since at least 1954 based on records we have been able to locate; we have been unable to determine the exact year PwC began serving in this capacity. PwC is well-qualified to continue serving as our independent registered public accounting firm, understands our operations and accounting practices, and maintains rigorous procedures to ensure auditor independence.

In its annual consideration of the appointment of the independent registered public accounting firm, the Audit Committee considers whether PwC is best positioned to provide the services effectively and efficiently due to its familiarity with our operations, businesses, accounting policies and practices, internal controls, and financial and information technology systems, as well as whether the services enhance our ability to manage control risks and maintain audit quality. The committee reappointed PwC for 2026 because it continues to believe that PwC provides high-quality audit services on the scale and with the effectiveness and independence the committee requires, giving consideration to the factors shown below.

•

Audit Quality and Performance – PwC has deep institutional knowledge regarding our operations, businesses, and accounting policies and practices, optimizing its people and technology to deliver enhanced quality assurance and provide greater customization, time savings and insights from the audit

•

Global Scale – PwC has a presence with resources in virtually all of the countries in which we do business, enabling the firm to leverage its audit procedures to cost-effectively perform statutory audit work on our subsidiary accounts

•	Capability – PwC’s capability and experience understanding the breadth and complexity of our global operations

•	Fresh Perspective – The recent appointments of a new lead engagement partner and a new lead relationship partner, each of whom has brought fresh perspective and strong engagement

•	Efficiency – PwC brings customized knowledge using judgment tailored to our audits, allowing for significant time savings

•	Cost-Effectiveness – PwC’s ability to cost-effectively perform audit, audit-related, tax compliance and tax planning services

The Audit Committee’s consideration of PwC’s tenure as our independent auditor is discussed under Audit Committee Evaluation above. In conducting its regular review of whether to appoint a new independent registered public accounting firm, among other things, the Audit Committee considers the fact that onboarding a new firm would require a significant time commitment on the part of management, potentially distracting from the paramount focus on financial reporting and internal controls, without necessarily enhancing audit quality.

PwC regularly provides the Audit Committee and management with accounting/financial reporting insights and best practices relevant to our business, as well as advance notice of legislative and regulatory developments that could have a significant impact on our company. In 2025, this knowledge sharing covered topics including cybersecurity, sustainability standards, climate disclosure regulations and artificial intelligence.

The Audit Committee has several controls in place to mitigate any potential independence risk related to auditor tenure, including those described below.

•

Annual Review of Performance and Independence – In addition to its ongoing assessment and feedback provided to PwC, the Audit Committee evaluates the firm’s performance and independence, as well as other factors such as auditor tenure, in determining whether to reappoint the firm for the following year.

•

Limits on Non-Audit Services – The Audit Committee assesses the impact providing non-audit services may have on PwC’s independence in approving the firm’s limited provision of these services, as well as during its annual assessment of the firm’s independence; our company regularly uses other independent registered public accounting firms to provide statutory audit and non-audit services, engaging PwC only if permissible and where doing so confers time and cost savings given its role as our independent auditor.

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•

Regular Consideration of Auditor Rotation – The Audit Committee regularly evaluates whether to conduct a process formally to select a new independent registered public accounting firm, having most recently done so in 2025.

•	Executive Sessions – The Audit Committee meets regularly both with PwC without management present and with management without PwC present.

•

Lead Engagement Partner Rotation and Selection – A new lead engagement partner is designated at least every five years, with the current partner having been designated in advance of the 2024 audit. The Audit Committee interviewed the partner prior to his designation and was directly responsible for making the selection, in consultation with management and representatives from PwC.

•

Oversight by Lead Relationship Partner – PwC designates a separate lead relationship partner to provide additional assurance and objective oversight who meets at least annually with the Audit Committee and is available as needed for direct consultation. A new lead relationship partner was designated in 2022, having been selected by the Audit Committee in consultation with PwC leadership. The additional oversight and escalation provided by the lead relationship partner allow the firm to address issues that may arise, strengthen the independence of the audit engagement team and help ensure continuous improvement in service quality.

AUDITOR INDEPENDENCE

PwC has advised us that neither the firm nor any member thereof has any financial interest, direct or indirect, in our company or our subsidiaries, confirming to the Audit Committee that it is in compliance with the rules, standards and policies of the PCAOB and the regulations of the SEC governing auditor independence. In February 2026, the Audit Committee reviewed the non-audit services provided by PwC during 2025, including the related fees associated with previously pre-approved services, in assessing whether the firm’s provision of these services impaired PwC’s independence.

The Audit Committee discussed with PwC its independence from our company, Board and management and concluded that PwC was independent during 2025.

AUDITOR COMPENSATION

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services and fees provided by the independent registered public accounting firm. Pre-approval procedures include reviewing and approving a plan for audit and permitted non-audit services, which includes a description of, and estimated fees for, each category of audit and non-audit services. Additional Audit Committee approval is required for services not pre-approved in the initial plan and fees exceeding the budgeted amount for a particular category of services. The Audit Committee has delegated interim approval authority to its Chair for additional services that may become necessary, with approval by the entire committee at a subsequent meeting.

In the fourth quarter of 2024, the Audit Committee approved the (i) audit, audit-related and other services PwC could perform in 2025 and (ii) permissible tax services the firm could provide during the year. The Audit Committee pre-approved PwC’s fees for audit, audit-related, tax compliance and tax planning services in February 2025; received an update on fee adjustments in December 2025; and assessed the final fees in connection with its review of audit results in February 2026.

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AUDIT FEES

In fiscal years 2025 and 2024, PwC provided the services shown below for our company – all of which were approved by the Audit Committee in accordance with the procedures described above – for which we paid the firm the fees indicated.

	2025	2024

Audit Fees(1)	$10,569,000	$10,137,000

Audit-Related Fees(2)	164,000	375,000

Tax Fees:

Tax Compliance(3)	2,694,000	2,803,000

Tax Planning(4)	1,747,000	1,045,000

All Other Fees(5)	16,000	17,000

Total	$15,190,000	$14,377,000

(1)  Fees for services performed to comply with the standards established by the PCAOB, including the audits of our financial statements and internal control over financial reporting; audits in connection with statutory filings; and other services that the principal independent registered public accounting firm can most effectively and efficiently provide, such as procedures related to comfort letters, consents and reviews of our SEC filings.

(2)  Fees associated with assurance and related services traditionally performed by the independent registered public accounting firm and reasonably related to the performance of the audit or review of our financial statements, including assistance in financial due diligence related to acquisitions and divestitures and the audit or compliance services not required by applicable statutes or regulations. This category also includes audits of pension and other employee benefit plans, as well as the audit or review of information technology systems and internal controls unrelated to the audit of the financial statements.

(3)  Fees associated with tax compliance such as preparation of tax returns in foreign jurisdictions, tax audits and transfer pricing documentation.

(4)  Fees for U.S. and non-U.S. tax planning, as well as tax planning related to restructuring actions, acquisitions and divestitures.

(5)  Fees for any services other than those described in the above categories. In both years, included subscriptions and licenses to accounting and tax resources and other permissible services.

92	2026 Proxy Statement | Avery Dennison Corporation

AUDIT COMMITTEE REPORT

COMPOSITION AND QUALIFICATIONS

The Audit Committee (referred to in this report as the “Committee”) of our Board is composed of the directors named at the end of this report, each of whom meets the enhanced independence and experience standards for audit committee members required by SEC rules and NYSE listing standards. Our Board has determined all members to be financially literate and designated Ward Dickson and Patrick Siewert each as an “audit committee financial expert” under applicable SEC regulations. Members of the Committee are prohibited from sitting on the audit committee of more than two other public companies, and all members are in compliance with this restriction.

PRIMARY RESPONSIBILITIES

The Committee has a written charter approved by our Board, which is available under Governance Documents in the investors section of our website. The Committee annually reviews its charter and considers whether to recommend changes to our Board for approval. The charter was most recently amended in January 2026.

During fiscal year 2025, the Committee primarily performed the activities described below on behalf of our Board.

•

Reviewed and discussed with management and the independent registered public accounting firm our quarterly and annual financial results, earnings release documentation and the related reports we file with the SEC

•	Reviewed and discussed with management and the independent registered public accounting firm our internal controls report and the independent registered public accounting firm’s attestation thereof

•

Evaluated the qualifications, performance and independence of the independent registered public accounting firm and met with its representatives to discuss the scope, budget, staffing and progress of the audit

•

Maintained responsibility for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing its audit report or related work, as well as the compensation and engagement of any other registered public accounting firm preparing or issuing an audit report or related work or performing other audit or attest services

•	Supervised our Internal Audit leader with respect to the scope, budget, staffing and progress of the internal audit and evaluated his individual performance, as well as the performance of the function

•

Discussed significant financial risk exposures, including our cybersecurity risk management program, risks related to our company’s information technology controls and security, and the steps taken by management to monitor and control these exposures

OVERSIGHT OF CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for our consolidated financial statements, accounting and financial reporting policies, internal control over financial reporting, and disclosure controls and procedures. The Committee appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) to provide audit, audit-related and tax compliance services, with limited tax planning and other services to the extent approved by the Committee. PwC performed independent audits of our 2025 consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (GAAP). The Committee’s responsibility is to monitor and oversee our accounting and financial reporting processes and the audits of our consolidated financial statements and internal control over financial reporting. The members of the Committee are not professionally engaged in the practice of auditing or accounting and rely without independent verification on the information provided and representations made by management and PwC.

The Committee reviewed our consolidated financial statements and related footnotes for the fiscal year ended December 31, 2025 – including our critical accounting policies and management’s significant estimates and judgments – with management and PwC, as well as PwC’s report and unqualified opinion on its audits. Management represented to the Committee and PwC that our consolidated financial statements were prepared in accordance with GAAP, and PwC discussed the matters required by Auditing Standard No. 1301, Communications with Audit Committees.

Based on the Committee’s review and discussions with management and PwC, as well as the Committee’s review of the representations of management and the audit report and unqualified opinion of PwC, the Committee recommended that our Board approve our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

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OVERSIGHT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Committee is responsible for appointing the independent registered public accounting firm and monitoring and overseeing its qualifications, compensation, performance and independence. In this capacity, the Committee reviewed with PwC the overall scope of services and fees for its audit and monitored the progress of the audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the firm’s findings and required resources.

PwC provided to the Committee the written disclosures and independence letters required by the PCAOB regarding communications concerning independence – including Rule 3524, Audit Committee Pre-approval of Certain Tax Services, and Rule 3526, Communication with Audit Committees Concerning Independence. The Committee has a policy requiring pre-approval of fees for audit, audit-related, tax compliance and tax planning services and has concluded that PwC’s provision of limited non-audit services to our company in 2025 did not impair its independence. The Committee discussed with PwC its independence from our company, Board and management and concluded that PwC was independent during fiscal year 2025.

Under its charter, the Committee is required to regularly consider whether it is appropriate to change the independent registered public accounting firm. The Committee to date has determined to retain PwC noting that the firm has continued to exercise independence in challenging management, effectively conducted high-quality audits and consistently improved service delivery.

The Committee has determined that the appointment of PwC as our independent registered public accounting firm for fiscal year 2026 is in the best interest of our company and stockholders. The Committee has appointed PwC in this capacity, and our Board has recommended that stockholders ratify the appointment.

OVERSIGHT OF INTERNAL AUDIT

The Committee’s responsibility is to monitor and oversee our internal audit function, reviewing the significant audit results reported to management and management’s responses thereto. In this capacity, the Committee reviews with our Internal Audit leader the overall scope and budget for the internal audit and regularly monitors the progress of the internal audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including key findings.

EXECUTIVE SESSIONS

The Committee regularly meets separately in executive session without management present with each of our Internal Audit leader and PwC to review and discuss their evaluations of the overall quality of our accounting and financial reporting and internal control. The Committee also meets regularly with our CFO and as needed with other members of management without others present to discuss significant matters impacting our financial statements and accounting policies.

STOCKHOLDER FEEDBACK

The Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints regarding our accounting, internal controls and auditing matters. See Complaint Procedures for Accounting and Auditing Matters in the Governance section of this proxy statement. The Committee welcomes feedback regarding its oversight of our audit program. Stockholders may communicate with the Committee by writing to the Audit Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

William Wagner served on the Committee through April 2025 and did not participate in the review, discussions and recommendation reflected in this Audit Committee Report.

Ward Dickson, Chair	Andres Lopez	Maria Fernanda Mejia	Patrick Siewert

This report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by our company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and regardless of any general incorporation language in any such filing.

94	2026 Proxy Statement | Avery Dennison Corporation

PROPOSAL 4 – VOTE ON STOCKHOLDER PROPOSAL FOR

          INDEPENDENT BOARD CHAIRMAN

John R. Chevedden, a stockholder residing at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90287 who has beneficially owned no fewer than 15 shares of our common stock since September 20, 2022 (the “Proponent”), has informed us that he intends to present the proposal set forth below during the Annual Meeting. If the Proponent or his qualified representative attends and properly presents the proposal for a vote, then the stockholder proposal will be voted upon during the Annual Meeting.

In accordance with SEC rules, the proposal and supporting statement as submitted by the Proponent are presented verbatim below. The proposal and supporting statement may contain assertions that we believe are incorrect. We have not attempted to refute all assertions or correct any errors in the proposal or supporting statement, and we disclaim all responsibility for their content, including the sources referenced therein.

For the reasons set forth in the opposition statement following the Proponent’s proposal, our Board opposes its approval and recommends that you vote AGAINST it.

Avery Dennison Corporation | 2026 Proxy Statement	95

Proponent’s Proposal

Proposal 4 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.

The Chairman of the Board shall be an Independent Director. A Lead Director shall not be a substitute for an independent Board Chairman.

The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now.

An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.

This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.

This may be a particularly good time to consider the merits of this proposal. Avery Dennison stock was at $229 in 2021 and fell to $160 in late 2025 despite a robust stock market.

Reports throughout the year highlighted signs of weakness in Avery Dennison’s financial performance compared to previous years. One analysis noted that while the company performed strongly in 2024, its revenue and profitability slipped in 2025 despite cost-cutting efforts.

In its first-quarter 2025 earnings report, Avery Dennison missed analyst expectations for both earnings per share and revenue. This was repeated in the second quarter, when the company again missed revenue expectations.

Avery Dennison’s shares have underperformed, with its stock declining significantly while the broader S&P 500 has increased. Multiple articles in October 2025 also noted the stock reaching a new 52-week low. In January 2025, Avery Dennison forecast its full-year profit below analyst estimates, citing a strong U.S. dollar as a contributing factor.

Throughout the year, market analysts downgraded the stock, changed their ratings to “Hold,” and lowered their price targets due to weakening fundamentals, risk, and macroeconomic uncertainty.

Trade-policy impacts resulted in lower sourcing demand in the apparel and retail sectors in Q2 2025. Organic sales declined in the Materials Group, and the Solutions Group experienced lower volume in apparel categories.

Please vote yes:

Independent Board Chairman – Proposal 4

96	2026 Proxy Statement | Avery Dennison Corporation

Our Board’s Statement in Opposition

Our Board’s Governance Committee has carefully considered the proposal and believes that it is unnecessary and not in the best interests of our company and stockholders. As recommended by the Governance Committee, our Board recommends that you vote AGAINST this proposal for the reasons stated below.

It is critical that our Board continues to maintain the discretion to determine its appropriate leadership structure consistent with the business judgment afforded to it under Delaware law and our Governance Guidelines.

Our Governance Guidelines give our Board the discretion to separate or combine the roles of Chairman and CEO as it deems appropriate based on the needs of our company at any given time. To facilitate this decision-making, the Governance Committee annually reviews our Board leadership structure, giving consideration to, among other things, our financial position, business strategies, governance profile, the results of our annual Board/Committee evaluation process, and any feedback received from our investors; recommends to our Board whether to separate or combine the positions of Chairman and CEO; and recommends to our Board the Lead Independent Director in cases where the Chairman is not independent. Our Board believes that its current leadership structure, with Mitchell Butier serving as non-executive Chairman and Patrick Siewert serving as Lead Independent Director, is most effective for our company at this time.

Before ceasing to be an employee in April 2025, Mr. Butier served our company for more than 25 years in roles of increasing responsibility, including CFO, COO, CEO and, most recently, Executive Chairman. He has a deep familiarity with our business operations, strategic priorities and the industries we serve. Mr. Butier’s prior experience as a senior executive of our company significantly enhances the Board’s effectiveness in overseeing our long-term goals and performance, providing key insights that strengthen our Board’s execution of its duties. In addition, we have experienced significant Board and leadership changes in recent years; having a Chairman with substantial experience with both management and our Board during this period has been extremely valuable to our CEO, independent directors and stockholders.

Mr. Butier’s leadership as Chairman, which began seven years ago when he was CEO, has been instrumental to our success, and our Board believes that he remains best positioned to lead the Board in overseeing management’s execution of our strategies and mitigation of related risks. Although we recognize that a different Board leadership structure may be more appropriate for our company in the future, we believe that requiring our Board to designate an independent Chairman at all times would prevent our Board from exercising its business judgment to determine its optimal leadership structure that over time has served our company and stockholders well.

When our company does not have an independent Chairman, a Lead Independent Director is elected solely by our independent directors to perform key duties in and outside the boardroom to provide a check and balance that helps ensure objective oversight and advance stockholder interests. As our current Lead Independent Director, Patrick Siewert presides over executive sessions of independent directors; approves meeting schedules, agendas and other information sent to our Board; calls meetings of independent directors if and as appropriate; and consults with our independent directors, providing feedback to our Chairman and our CEO during his regular one-on-one meetings with each of them. In addition, Mr. Siewert leads our off-season stockholder engagement program, directly speaking with investors on Board and governance matters, which provides enhanced transparency and accountability.

Additional information on our Board leadership structure can be found on pages 28-29 of this proxy statement.

In addition to a robust Lead Independent Director role, we have a Board and governance profile that helps ensure independent oversight of management and accountability to our stockholders.

Our Board and governance profile includes the following features:

•	Substantial Majority of Board Independent. 80% of our directors are independent, with the two exceptions being Mr. Butier and Deon Stander, our CEO.

•	Key Board Committees Fully Independent. The Chairs and all members of the Audit Committee, Compensation Committee and Governance Committee are independent directors.

Avery Dennison Corporation | 2026 Proxy Statement	97

•

Annual Board/Committee Evaluations. Our Board and each of its committees annually evaluate their performance to ensure that they are functioning effectively. These evaluations include an assessment of our Chairman and Lead Independent Director, each of whom has received consistently positive feedback.

•

Independent Director Executive Sessions. Our independent directors hold executive sessions at least once a year and as often as needed during which they discuss the performance of our Chairman and our CEO, management as a whole and our company. Our Lead Independent Director presides over these sessions.

Our stockholders broadly support our current Board leadership structure.

We semiannually engage with stockholders to seek feedback on, among other things, our Board and governance practices. Our Board believes that ongoing engagement with key investors enhances transparency and accountability to our stockholders.

Our Board leadership structure has been a topic of discussion in certain of our annual off-season stockholder engagements. While some investors have expressed a preference for an independent Board Chairman, overall they have broadly expressed support for our current structure and annual review process, including during Mr. Butier’s time as Chairman. In the fall of 2025, we contacted holders of nearly 65% of our outstanding common stock and engaged with holders owning 28% of our outstanding common stock, discussing recent Board and governance developments during all engagements. In those in which Board leadership structure was a topic, we explained the rationale for our current structure following our successful succession planning process and CEO transition in September 2023, as well as the differing roles and responsibilities and working relationship among our Chairman, CEO and Lead Independent Director, with investors seeking to better understand how our structure operates in practice rather than suggesting that a different structure would be more appropriate at the current time. These engagements reaffirmed our view that our Board’s current leadership structure is appropriate and effective at this time, particularly in light of the significant Board and leadership changes we experienced in recent years. We remain committed to transparent engagement on this topic and to maintaining a structure that we believe best serves our company and stockholders.

We have a long history of being responsive to stockholder concerns and have a strong stockholder rights profile, including proxy access, no supermajority voting requirements and the right for stockholders to call special meetings. In light of our strong corporate governance practices and the benefits of the Board maintaining the discretion to determine the leadership structure that best serves our company at any particular time, our Board believes the adoption of the proposal is unnecessary and not in the best interests of our stockholders.

Board Recommendation

Our Board recommends that you vote AGAINST the proposal

for an independent Board Chairman, if properly presented during the meeting.

Properly dated and signed proxies will be so voted unless you specify otherwise.

98	2026 Proxy Statement | Avery Dennison Corporation

SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT AND SIGNIFICANT STOCKHOLDERS

The table below shows the number of shares of our common stock beneficially owned by our (i) current directors, NEOs, and current directors and executive officers as a group as of the March 2, 2026 record date for the Annual Meeting and (ii) our greater-than-five-percent, or “significant,” stockholders as of the respective dates indicated.

Name of Beneficial Owner	Common Stock(1)	Number of Rights Exercisable and Vesting within 60 Days(2)	Number of Shares Beneficially Owned	Percent of Class(3)

Current directors
Bradley A. Alford	26,859	25,799	52,658	*
Mitchell R. Butier	315,459	1,763	317,222	*
Ward H. Dickson	753	1,087	1,840	*
David E. Flitman	–	–	–	*
Andres A. Lopez	4,060	2,967	7,027	*
Maria Fernanda Mejia	976	1,087	2,063	*
Francesca Reverberi	1,377	1,087	2,464	*
Patrick T. Siewert	18,524	1,087	19,611	*
Deon M. Stander	73,351	–	73,351	*

William R. Wagner	2,325	1,087	3,412	*
Non-director NEOs
Gregory S. Lovins	83,928	–	83,928	*
Danny G. Allouche	23,153	–	23,153	*
Ryan D. Yost	6,167	–	6,167	*
Deena Baker-Nel	8,846	–	8,846	*

Ignacio J. Walker	9,914	–	9,914	*

All current directors and executive officers as a group (17 persons)	587,849	35,964	623,813	*
Significant stockholders
The Vanguard Group(4)	10,378,723	–	10,378,723	13.5%
BlackRock, Inc.(5)	6,413,103	–	6,413,103	8.3%
Wellington Management Group(6)	5,164,296	–	5,164,296	6.7%

(1)

Each current director, non-director NEO and current executive officer has sole voting and investment power with respect to their respective shares and no shares have been pledged as security by any such person. Includes the following shares held in our employee savings plan as of March 2, 2026: Butier – 4,312, Lovins – 2,243, Yost – 3, Baker-Nel – 1,721, Walker – 587, and all current directors and executive officers as a group – 8,656. The business address for all these individuals is 8080 Norton Parkway, Mentor, Ohio 44060.

(2)

Numbers reported in this column are not entitled to vote during the Annual Meeting. Includes 24,712 and 1,880 DSUs deferred through the DDECP by Messrs. Alford and Lopez, respectively, as of March 2, 2026, as to which they have no voting or investment power. DSUs are included as beneficially owned because, if either of them were to leave our Board, his DDECP account would be valued as of the date of separation and the equivalent number of shares of our common stock, less fractional shares, would be issued to the separating director. For current directors other than Mr. Stander, includes RSUs vesting within 60 days of March 2, 2026.

(3)	Percent of class based on 76,917,031 shares of our common stock outstanding as of March 2, 2026. Individuals and groups with an (*) beneficially own less than 1% of our outstanding common stock.

(4)

Number of shares beneficially owned based on information as of September 30, 2025 contained in Amendment No. 14 to Schedule 13G filed with the SEC on October 30, 2025. The Vanguard Group has sole voting power with respect to no shares; shared voting power with respect to 457,641 shares; sole dispositive power with respect to 9,619,643 shares; and shared dispositive power with respect to 759,080 shares. The Vanguard Group is an investment adviser, in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, with a business address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

Number of shares beneficially owned based on information as of March 31, 2025 contained in Amendment No. 16 to Schedule 13G filed with the SEC on April 24, 2025. BlackRock, Inc. has sole voting power with respect to 5,808,754 shares; shared voting power with respect to no shares; sole dispositive power with respect to 6,413,103 shares; and shared dispositive power with respect to no shares. BlackRock, Inc. is a parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, with a business address of 50 Hudson Yards, New York, New York 10001.

(6)

Number of shares beneficially owned based on information as of June 30, 2025 contained in Schedule 13G filed with the SEC on August 12, 2025. Wellington Management Group (which includes Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP) has sole voting power with respect to no shares; shared voting power with respect to 4,941,599 shares; sole dispositive power with respect to no shares; and shared dispositive power with respect to 5,164,296 shares (except that Wellington Management Company LLP has shared dispositive power with respect to 4,941,599 shares). Each entity in the Wellington Management Group is a parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, except that Wellington Management Company LLP is an investment adviser, in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act; all the entities have a business address of 280 Congress Street, Boston, Massachusetts 02210.

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RELATED PERSON TRANSACTIONS

Under our Governance Guidelines, Board members are expected to comply with our Code of Conduct and avoid any action, position or interest that conflicts or may appear to conflict with those of our company. In addition, the Governance Committee oversees our conflict of interest policy, which prohibits our officers (including all executive officers) and employees – or any of their immediate family members – from directly or indirectly doing business, seeking to do business or owning an interest in an entity that does business or seeks to do business with our company without prior written approval. Any officer or employee who has a question as to the interpretation of the policy or its application to a specific activity, transaction or situation may submit the question in writing to our law department for any further review necessary by the Governance Committee.

All employees at the level of manager and above and all non-supervisory professionals annually complete a compliance certification in which they must (i) disclose, among other things, whether they or any of their immediate family members have a job, contract or other position with an entity that has commercial dealings with our company and (ii) certify that they have complied with our Code of Conduct and key company policies. Disclosures are reviewed by our compliance and law departments in consultation with senior management to determine whether the activity has the potential to significantly influence our business. In the event that an unresolved disclosure potentially gives rise to a significant conflict of interest, the committee would determine whether a conflict of interest exists or whether there is reasonable likelihood that the activity, transaction or situation would influence the individual’s judgment or actions in performing his or her duties. Our Chief Compliance Officer reported on the results of the 2025 compliance certification to the Governance Committee in February 2026.

In addition, each of our directors and executive officers annually completes a questionnaire designed to solicit information about any potential related person transactions. Transactions involving directors are reviewed by our Corporate Secretary with the Governance Committee in connection with its annual assessment of director independence. Responses from executive officers are reviewed by our Corporate Secretary with oversight by the Governance Committee in the event any such transactions are identified.

We review internal financial records to identify transactions with security holders known by us from information contained in Schedules 13D or 13G filed with the SEC to be beneficial owners of more than 5% of our common stock to determine whether we have any relationships with the security holders that might constitute related person transactions under Item 404(a) of Regulation S-K. Our Corporate Secretary discusses any such relationships constituting related person transactions with the Governance Committee.

During fiscal year 2025, there were no related person transactions requiring disclosure under SEC rules and regulations and all related person transactions were reviewed in accordance with the policies and procedures described above.

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VOTING AND MEETING Q&A

ANNUAL REPORT AND PROXY MATERIALS

HOW DO I ACCESS THE 2025 ANNUAL REPORT AND 2026 PROXY MATERIALS?

We have elected to provide access to our proxy materials on the internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers, banks and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name” holders) will send a similar notice. You can access our proxy materials on the website referred to in the Notice. Instructions on how to request printed proxy materials by mail, including an option to receive paper copies in the future, may be found in the Notice and on the website referred to in the Notice.

On or about March 12, 2026, we will make our 2025 Annual Report and this proxy statement available online and begin mailing the Notice to all stockholders entitled to vote. On or about the same date, we will begin mailing our 2025 Integrated Report, which includes our 2025 Annual Report and 2026 notice and proxy statement, together with a proxy card to stockholders entitled to vote who have previously requested paper copies. In addition, if you request paper copies of these materials for the first time, they will be mailed within three business days. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides to you.

Stockholders of record may obtain a copy of this proxy statement without charge by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

WHAT IS HOUSEHOLDING?

We will send only one 2025 Integrated Report to any address unless we have received instructions to the contrary from any stockholder at that address. Householding allows us to reduce our printing and postage costs and prevents multiple proxy materials from being received at your household. You can request an additional copy of our 2025 Integrated Report by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

If you receive multiple copies and want to receive a single copy in the future, or if you want to revoke your consent to householding and receive separate copies in future years, you may call Broadridge Investor Communications Services toll-free at 866.540.7095 in the U.S. and Canada or write them c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

HOW CAN I ACCESS THE ANNUAL REPORT AND PROXY MATERIALS ELECTRONICALLY?

Instead of receiving paper copies of annual reports and proxy materials by mail in the future, you can elect to receive an email with a link to these documents on the internet, which allows you to access them more quickly, saves us the cost of printing and mailing them to you, reduces the amount of mail you receive from us and helps to reduce our environmental impact. You may enroll to access proxy materials and annual reports electronically for future Annual Meetings by registering online at the following website: https://enroll.icsdelivery.com/avy. If you are voting online, you can follow the links on the voting website to reach the electronic enrollment website.

VOTING

WHO IS SOLICITING MY VOTE?

Our Board is soliciting your vote in connection with the Annual Meeting.

WHO IS ENTITLED TO VOTE?

Stockholders of record as of the close of business on March 2, 2026 are entitled to notice of, and to vote in connection with, the Annual Meeting. Our common stock is the only class of shares outstanding and there were 76,917,031 shares of common stock outstanding on that date. The list of stockholders entitled to vote will be available for inspection during the Annual Meeting, as well as starting ten days before the Annual Meeting during regular business hours at our company headquarters located at 8080 Norton Parkway, Mentor, Ohio 44060. You are entitled to one vote for each share of common stock you held on the record date.

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HOW DO I VOTE?

You may vote by submitting a proxy or voting during the Annual Meeting at www.virtualshareholdermeeting.com/AVY2026. If you are a beneficial holder, you may only vote during the meeting if you properly request and receive a legal proxy in your name from the nominee that holds your shares.

The method of voting by proxy differs depending on whether you are viewing this proxy statement online or reviewing a paper copy.

•

If you are viewing this proxy statement online, you may vote your shares by (i) submitting a proxy by telephone or online using the instructions on the website or (ii) requesting a paper copy of the proxy materials and following one of the methods described below.

•

If you are reviewing a paper copy of this proxy statement, you may vote your shares by (i) submitting a proxy by telephone or online using the instructions on the proxy card or (ii) completing, dating and signing the proxy card included with the proxy statement and returning it in the preaddressed, postage-paid envelope provided.

Whether or not you plan to attend the Annual Meeting, we urge you to vote promptly. We encourage you to vote by telephone or online since these methods immediately record your vote and allow you to confirm that your votes have been properly recorded. Telephone and online votes must be received by 11:59 p.m. Eastern Time on April 29, 2026.

WHAT IF MY SHARES WERE ACQUIRED THROUGH THE DIRECT SHARE PURCHASE AND SALE PROGRAM?

Shares acquired through our Direct Share Purchase and Sale Program may be voted by following the procedures described above.

WHAT IF MY SHARES ARE HELD IN THE EMPLOYEE SAVINGS PLAN?

If you hold shares as a participant in our Employee Savings (401(k)) Plan, your vote serves as a voting instruction to Fidelity Management Trust Company, the trustee of the plan, on how to vote your shares. Your voting instruction must be received by the trustee by 11:59 p.m. Eastern Time on April 27, 2026.

If the trustee does not receive your instruction in a timely manner, your shares will be voted in the same proportion as the shares voted by plan participants who timely furnish instructions. Shares of our common stock that have not been allocated to participant accounts will also be voted by the trustee in the same proportion as the shares voted by plan participants who timely furnish instructions.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE VOTED?

If you give a proxy pursuant to this solicitation, you may revoke it before it is acted upon during the Annual Meeting by (i) submitting another proxy by telephone or online by the deadline indicated above (only your last instructions will be counted); (ii) sending a later dated paper proxy; or (iii) if you are entitled to do so, voting during the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy.

If your shares are held in street name, you may only change your vote by submitting new voting instructions to your nominee. You must contact your nominee to find out how to change your vote. Shares held in our Employee Savings Plan cannot be changed or revoked after 11:59 p.m. Eastern Time on April 27, 2026, nor can they be voted during the Annual Meeting.

IS MY VOTE CONFIDENTIAL?

Except in contested proxy solicitations, when required by law or as authorized by you (such as by making a written comment on your proxy card, in which case the comment, but not your vote, may be shared with our company), your vote or voting instruction is confidential and will not be disclosed other than to the broker, trustee, agent or inspector of election tabulating your vote.

HOW WILL VOTES BE COUNTED?

Votes for the Annual Meeting will be tabulated by a representative from Broadridge Financial Solutions, Inc., the independent inspector of election appointed by our Board. The inspector of election will also determine whether a quorum is present; shares represented by proxies that reflect abstentions or broker non-votes (which are shares held by a nominee that are represented, but with respect to which the nominee neither has discretionary authority to vote nor has

102	2026 Proxy Statement | Avery Dennison Corporation

been given actual authority to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Proposals 1, 2 and 4 are non-routine under the rules of the NYSE and Proposal 3 is routine. Nominees are prohibited from voting on non-routine proposals in the absence of instructions from the beneficial owners of the shares; as a result, if you hold your shares in street name and do not timely submit voting instructions to your nominee, your shares will not be voted on Proposal 1, election of directors; Proposal 2, approval, on an advisory basis, of executive compensation; or Proposal 4, vote on stockholder proposal for an independent Board Chairman. We urge you to promptly provide voting instructions to your nominee so that your vote is counted.

The vote required to approve each of the Annual Meeting proposals, as well as the impact of abstentions and broker non-votes, is shown in the chart below.

	PROPOSAL	VOTE REQUIRED	IMPACT OF ABSENTIONS	IMPACT OF BROKER NON-VOTES

1	Election of directors	Majority of votes cast	Not counted as votes cast; no impact on outcome	Not counted as votes cast; no impact on outcome

2	Advisory vote to approve executive compensation	Majority of shares represented and entitled to vote	Negative impact on outcome	Not counted as represented and entitled to vote; no impact on outcome

3	Ratification of appointment of PwC as independent registered public accounting firm for fiscal year 2026	Majority of shares represented and entitled to vote	Negative impact on outcome	Not applicable

4	Vote on stockholder proposal for independent Board Chairman, if properly presented during the meeting	Majority of shares represented and entitled to vote	Negative impact on outcome	Not counted as represented and entitled to vote; no impact on outcome

WHAT IF THERE IS ADDITIONAL BUSINESS TO BE VOTED ON?

As of the date of this proxy statement, we know of no other business to be presented for consideration during the meeting. If any other business properly comes before the meeting, your vote will be cast on any such other business by the individuals acting pursuant to your proxy in their best judgment.

HOW DO I FIND VOTE RESULTS?

We plan to announce preliminary voting results during the Annual Meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC on or before May 6, 2026.

ANNUAL MEETING INFORMATION

WHAT IS THE TIME, DATE AND FORMAT OF THE ANNUAL MEETING?

The Annual Meeting will take place at 12:00 p.m. Eastern Time on April 30, 2026. To allow stockholders to attend without the time and expense of doing so in person, the meeting will be held virtually, with attendance via the internet.

HOW CAN I ATTEND THE VIRTUAL MEETING?

To attend the virtual Annual Meeting, you will need to log in to the virtual meeting website at www.virtualshareholdermeeting.com/AVY2026 using the 16-digit control number on your Notice, proxy card or voting instruction form. Online access to the live audio webcast of the Annual Meeting will open at 11:45 a.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of its start time as we will begin promptly.

HOW DO I ASK QUESTIONS DURING THE MEETING?

We have designed the virtual Annual Meeting to ensure that you have the same rights and opportunities to participate as you would at an in-person meeting, using an online platform that allows you to attend, vote and ask questions. Only stockholders as of the record date or their properly appointed proxies may ask questions during the meeting, and our Chairman may limit the length of discussion on any particular matter. During the Annual Meeting, you can view our Ground Rules for Conduct of Meeting and submit questions on the meeting website.

Avery Dennison Corporation | 2026 Proxy Statement	103

After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer all questions submitted timely that are pertinent to our company and the proposals being brought before stockholder vote, as time permits and in accordance with our Ground Rules for Conduct of Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To ensure all questions are able to be addressed, we will respond to no more than three questions from any single stockholder. Answers to questions not able to be addressed, if any, will be posted promptly after the meeting on the investors section of our website.

As a result of time constraints and other considerations, we cannot assure you that every stockholder wishing to address the meeting will have the opportunity to do so. However, stockholders are invited to direct inquiries or comments regarding business matters to our Investor Relations department by email to investorcom@averydennison.com or by mail to 8080 Norton Parkway, Mentor, Ohio 44060. In addition, stockholders wishing to address matters to our Board or any of its members may do so as described under Contacting Our Board in the Our Board of Directors section of this proxy statement.

WHAT DO I DO IF I AM HAVING TECHNICAL ISSUES ACCESSING OR PARTICIPATING IN THE MEETING?

Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at 1.844.986.0822 (toll-free in the U.S. and Canada) or +1.303.562.9302 (for all other attendees).

HOW ARE PROXIES BEING SOLICITED?

We will pay the costs related to our solicitation of proxies and reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding our proxy materials to beneficial stockholders. We have retained Sodali & Co. to assist in soliciting proxies for a fee of $12,000, plus reimbursement of out-of-pocket expenses. Certain of our employees that may solicit proxies by telephone or email will not receive additional compensation for their efforts. You can help reduce our solicitation costs by consenting to access our proxy materials electronically and voting promptly.

MATTERS RELATED TO 2027 ANNUAL MEETING

HOW DO I SUBMIT PROPOSALS FOR POTENTIAL CONSIDERATION AT THE 2027 ANNUAL MEETING?

To propose business satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for the 2027 Annual Meeting, you must provide notice so it is received at our principal executive offices on or before November 12, 2026. If you wish to nominate persons for election to our Board or bring any other business before an annual meeting under the advance notice provisions or our Bylaws, you must provide written notice to our Corporate Secretary at our principal executive offices in writing 90 to 120 days prior to the first anniversary of the preceding year’s annual meeting (with respect to the 2027 Annual Meeting, no earlier than December 31, 2026 and no later than January 30, 2027) and comply with the other requirements set forth in our Bylaws.

Your notice must include, among other things, the information summarized below and described in greater detail in Article II, Section 14 of our Bylaws, which are available under Governance Documents in the investors section of our website.

•	As to each person who you propose to nominate for election or reelection as a director:

•

All information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14 under the Exchange Act

•

The person’s written consent to be named in our proxy statement and accompanying proxy card as a nominee and serve as a director if elected for the full term until the next meeting at which such nominee would face reelection

•	All information with respect to such person that would be required to be set forth in a stockholder’s notice pursuant to our Bylaws if such person were a stockholder

•

A description of all direct and indirect material interest in any material contract or agreement between or among any stockholder, on the one hand, and the nominee, nominee’s affiliates or any other participants in the solicitation, on the other hand, as more particularly set forth in our Bylaws

104	2026 Proxy Statement | Avery Dennison Corporation

•

As to any other proposal you plan to bring before the meeting, a brief description of the business; the reasons for conducting the business during the meeting; a reasonably detailed description of all agreements, arrangements and understandings between or among any stockholders and between or among any stockholder and other person or entity in connection with the proposal of such business by such stockholder; and any other information relating to such proposal that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

•	Your name, address, and the class and number of shares you own beneficially and as of record, as well as information relating to your security ownership in our company

Stockholder proposals that do not fully comply with the advance notice and other requirements contained in our Bylaws will not be permitted to be brought before the 2027 Annual Meeting. In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide written notice no later than March 1, 2027 to our Corporate Secretary at our principal executive offices that includes the information required by Rule 14a-19 under the Exchange Act.

We intend to file a proxy statement and a white proxy card with the SEC in connection with our solicitation of proxies for the 2027 Annual Meeting.

HOW DO I NOMINATE DIRECTORS FOR INCLUSION IN THE 2027 PROXY STATEMENT?

Our Bylaws permit a stockholder, or a group of no more than 20 stockholders, owning at least 3% of our company’s outstanding shares of common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of our Board. Written notice of proxy access director nominees for the 2027 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than October 13, 2026 and no later than November 12, 2026 and must comply with the requirements set forth in Article II, Section 17 of our Bylaws, which are available under Governance Documents in the investors section of our website.

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APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES         FROM GAAP

We report our financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of our financial results prepared in accordance with GAAP. We use these non-GAAP financial measures internally to evaluate trends in our underlying performance, as well as to facilitate comparisons with the results of competitors for quarters and year-to-date periods, as applicable. Based on feedback from investors and financial analysts, we believe that the supplemental non-GAAP financial measures we provide are also useful to their assessments of our performance and operating trends, as well as liquidity.

Our non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it more difficult to assess our underlying performance in a single period. By excluding the accounting effects, positive or negative, of certain items (e.g., restructuring charges, outcomes of certain legal matters and settlements, certain effects of strategic transactions and related costs, losses from debt extinguishments, gains or losses from curtailment or settlement of pension obligations, gains or losses on sales of certain assets, gains or losses on venture and other investments, currency adjustments due to highly inflationary economies, and other items), we believe that we are providing meaningful supplemental information that facilitates an understanding of our core operating results and liquidity measures. While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency or timing.

We use the non-GAAP financial measures defined below in this proxy statement, which are reconciled from GAAP on the following pages.

•

Sales change ex. currency refers to the increase or decrease in net sales, excluding the estimated impact of foreign currency translation, and, where applicable, currency adjustments for transitional reporting of highly inflationary economies, and the reclassification of sales between segments. Additionally, where applicable, sales change ex. currency is also adjusted for the estimated impact of extra days in our fiscal year and the calendar shift resulting from extra days in the prior fiscal year. The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior-period results translated at current-period average exchange rates to exclude the effect of foreign currency fluctuations.

Our 2025 fiscal year began on December 29, 2024 and ended on December 31, 2025; fiscal years 2026 and beyond will be coincident with the calendar year beginning on January 1 and ending on December 31.

•	Organic sales change refers to sales change ex. currency, excluding the estimated impact of acquisitions and product line divestitures.

We believe that sales change ex. currency and organic sales change assist investors in evaluating the sales change from the ongoing activities of our businesses and enhance their ability to evaluate our results from period to period.

•

Adjusted EBITDA refers to adjusted operating income before depreciation and amortization. Adjusted operating income is net income adjusted for taxes; other expense (income), net; interest expense; other non-operating expense (income), net; and other items.

•	Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net sales.

•

Adjusted net income per common share, assuming dilution (adjusted EPS), refers to adjusted net income divided by the weighted average number of common shares outstanding, assuming dilution. Adjusted net income is income before taxes, tax-effected at the adjusted tax rate, and adjusted for tax-effected restructuring charges and other items. Adjusted tax rate is the full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that significantly impact that rate, such as effects of certain discrete tax planning actions, impacts related to enactments of comprehensive tax law changes, and other items.

We believe that adjusted EBITDA, adjusted EBITDA margin and adjusted EPS assist investors in understanding our core operating trends and comparing our results with those of our competitors.

Avery Dennison Corporation | 2026 Proxy Statement	A-1

•

Adjusted free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, less payments for software and other deferred charges, plus proceeds from company-owned life insurance policies, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments, less net cash used for Argentine Blue Chip Swap securities. Where applicable, adjusted free cash flow is also adjusted for certain acquisition-related transaction costs. We believe that adjusted free cash flow assists investors by showing the amount of cash we have available for debt reductions, dividends, share repurchases, and acquisitions.

•	Adjusted free cash flow conversion refers to adjusted free cash flow divided by net income.

•

Return on total capital (ROTC) refers to net income excluding interest expense and amortization of intangible assets from acquisitions, net of tax benefit, divided by the average of beginning and ending invested capital. We believe that ROTC assists investors in understanding our ability to generate returns from our capital.

•

Adjusted earnings before interest and taxes (EBIT) refers to earnings before interest expense, other non-operating expense (income), taxes, excluding non-cash restructuring costs and other items. We use adjusted EBIT to calculate economic value added (EVA), one of the performance objectives used in our long-term incentive compensation program. We believe that adjusted EBIT assists investors in understanding our core operating trends and comparing our results with those of our competitors.

SALES CHANGE EX. CURRENCY AND ORGANIC SALES CHANGE

($ in millions, except %)	2021	2022	2023	2024	2025	2021-2025 5-YR CAGR(1)	2024-2025 2-YR CAGR(2)
Net sales	$8,408.3	$9,039.3	$8,364.3	$8,755.7	$8,855.5	4.9%	2.9%

Reported net sales change	20.6%	7.5%	(7.5)%	4.7%	1.1%
Foreign currency translation	(3.4)%	5.6%	0.6%	0.4%	(0.3)%
Impact of extra days	1.4%	–	–	–	(0.4)%

Sales change ex. currency (non-GAAP)(3)	18.6%	13.1%	(6.9)%	5.1%	0.4%	5.7%	2.7%
Acquisitions and product line divestiture	(3.1)%	(3.6)%	(0.8)%	(0.6)%	(0.2)%	(1.6)%	(0.4)%

Organic sales change (non-GAAP)(3)	15.6%	9.5%	(7.7)%	4.5%	0.2%	4.1%	2.3%

(1)	Reflects five-year compound annual growth rates, with 2020 as the base period.

(2)	Reflects two-year compound annual growth rates, with 2023 as the base period.

(3)	Totals may not sum due to rounding.

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGINS

($ in millions, except %)	2021	2022	2023	2024	2025	2021-2025 5-YR CAGR(1)	2024-2025 2-YR CAGR(2)
Net sales	$8,408.3	$9,039.3	$8,364.3	$8,755.7	$8,855.5

As reported net income	$740.1	$757.1	$503.0	$704.9	$688.0

Adjustments:

Interest expense	70.2	84.1	119.0	117.0	135.4

Other non-operating expense (income), net	(4.1)	(9.4)	(30.8)	(26.7)	(14.2)

Provision for income taxes	248.6	242.2	191.7	248.6	237.1

Equity method investment losses	3.9	–	–	–	–
Operating income before interest expense, other non-operating expense (income), net, provision for income taxes, and equity method investment losses	$1,058.7	$1,074.0	$782.9	$1,043.8	$1,046.3	5.3%	15.6%

Operating margins	12.6%	11.9%	9.4%	11.9%	11.8%

Non-GAAP adjustments:

Restructuring charges, net of reversals:

Severance and related costs, net of reversals	$10.5	$7.6	$70.8	$35.4	$43.2

Asset impairment and lease cancellation charges	3.1	0.1	8.6	6.5	4.0

Other items(3)	(8.0)	(8.3)	101.5	36.4	30.3

Adjusted operating income (non-GAAP)	$1,064.3	$1,073.4	$963.8	$1,122.1	$1,123.8

Adjusted operating margins (non-GAAP)	12.7%	11.9%	11.5%	12.8%	12.7%

Depreciation and amortization	$244.1	$290.7	$298.4	$312.2	$328.2

Adjusted EBITDA (non-GAAP)	$1,308.4	$1,364.1	$1,262.2	$1,434.3	$1,452.0	6.3%	7.3%

Adjusted EBITDA margins (non-GAAP)	15.6%	15.1%	15.1%	16.4%	16.4%

(1)	Reflects five-year compound annual growth rates, with 2020 as the base period.

(2)	Reflects two-year compound annual growth rates, with 2023 as the base period.

(3)

Includes pre-tax (gain)/loss on venture and other investments, net, gain on sale of product line, (gain)/loss on sales of assets, outcomes of legal matters and settlements, net, transaction and related costs, and losses from Argentine peso remeasurement and Blue Chip Swap transactions.

ADJUSTED EPS

($ in millions, except per share amounts)	2021	2022	2023	2024	2025	2021-2025 5-YR CAGR(1)	2024-2025 2-YR CAGR(2)

As reported net income	$740.1	$757.1	$503.0	$704.9	$688.0	4.4%	17.0%

As reported net income per common share, assuming dilution	$8.83	$9.21	$6.20	$8.73	$8.79	5.9%	19.1%

Non-GAAP adjustments per common share, net of tax:

Restructuring charges and other items(3)	0.05	(0.06)	1.85	0.75	0.75

Argentine interest income	–	–	(0.15)	(0.05)	(0.01)

Pension plan settlement and curtailment losses	0.03	–	–	–	–

Adjusted net income per common share, assuming dilution (non-GAAP)	$8.91	$9.15	$7.90	$9.43	$9.53	6.1%	9.8%

Adjusted	tax rates were 25%, 24.7%, 25.8%, 25.9% and 25.5% for 2021, 2022, 2023, 2024 and 2025, respectively.

(1)	Reflects five-year compound annual growth rates, with 2020 as the base period.

(2)	Reflects two-year compound annual growth rates, with 2023 as the base period.

(3)

Other items include (gain)/loss on venture and other investments, net, gain on sale of product line, (gain)/loss on sales of assets, outcomes of legal matters and settlements, net, transaction and related costs, and losses from Argentine peso remeasurement and Blue Chip Swap transactions.

Avery Dennison Corporation | 2026 Proxy Statement	A-3

ADJUSTED FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION

($ in millions)	2023	2024	2025

Net cash provided by operating activities	$826.0	$938.8	$881.4

Purchases of property, plant and equipment	(265.3)	(208.8)	(169.0)

Purchases of software and other deferred charges	(19.8)	(31.0)	(31.4)

Proceeds from company-owned life insurance policies	48.1	–	–

Purchases of Argentine Blue Chip Swap securities	–	(34.2)	–

Proceeds from sales of Argentine Blue Chip Swap securities	–	24.0	–

Proceeds from sales of property, plant and equipment	1.0	0.6	22.6

Proceeds from insurance and sales (purchases) of investments, net	1.9	10.1	3.5

Adjusted free cash flow (non-GAAP)	$591.9	$699.5	$707.1

As reported net income	$503.0	$704.9	$688.0

Adjusted free cash flow conversion (non-GAAP)	118%	99%	103%

RETURN ON TOTAL CAPITAL (ROTC)

($ in millions)	2023	2024	2025
As reported net income	$503.0	$704.9	$688.0

Interest expense, net of tax benefit	86.2	86.5	100.7

Intangible amortization, net of tax benefit	62.5	66.1	69.0

Effective tax rate	27.6%	26.1%	25.6%

Net income, excluding interest expense and intangible amortization, net of tax benefit	$651.7	$857.5	$857.7

Total debt	$3,244.3	$3,152.2	$3,732.9

Shareholders’ equity	$2,127.9	$2,312.3	$2,242.1

Total debt and shareholders’ equity	$5,372.2	$5,464.5	$5,975.0

ROTC (non-GAAP)	12.4%	15.8%	15.0%

ADJUSTED EARNINGS BEFORE INTEREST AND TAXES (EBIT)

($ in millions)	2023	2024	2025
As reported net income	$503.0	$704.9	$688.0
Adjustments:

Interest expense	119.0	117.0	135.4

Other non-operating expense (income), net	(30.8)	(26.7)	(14.2)

Provision for income taxes	191.7	248.6	237.1

Operating income before interest expense, other non-operating expense (income), and taxes	$782.9	$1,043.8	$1,046.3

Reconciling items:

Non-cash restructuring costs	8.3	6.0	3.0

Other items(1)	175.6	108.5	113.9

Adjusted earnings before interest expense, other non-operating expense (income), taxes, non-cash restructuring costs and other items (non-GAAP)	$966.8	$1,158.3	$1,163.2

(1)

Includes pretax impact of acquisitions completed after our 2023-2025 financial targets were set, intangible amortization, (gain)/loss on venture and other investments, net, (gain)/loss on sales of assets, outcomes of legal matters and settlements, net, transaction and related costs, and losses from Argentine peso remeasurement and Blue Chip Swap transactions.

A-4	2026 Proxy Statement | Avery Dennison Corporation

SCAN TO VIEW MATERIALS & VOTE AVERY DENNISON CORPORATION VOTE BY INTERNET C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above P.O. BOX 1342 BRENTWOOD, NY 11717 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 29, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AVY2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 29, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V83486-P45121 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVERY DENNISON CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Bradley Alford 1b. Mitchell Butier The Board of Directors recommends you vote FOR proposals For Against Abstain 2 and 3. 1c. Ward Dickson 2. Approval, on an advisory basis, of our executive compensation. 1d. David Flitman 3. Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2026. 1e. Andres Lopez The Board of Directors recommends you vote AGAINST For Against Abstain proposal 4. 1f. Maria Fernanda Mejia 4. Vote on stockholder proposal for an independent Board Chairman, if properly presented during the meeting. 1g. Francesca Reverberi NOTE: Such other business as may properly come before the 1h. Patrick Siewert meeting or any adjournment or postponement thereof. 1i. Deon Stander 1j. William Wagner Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V83487-P45121 AVERY DENNISON CORPORATION ANNUAL MEETING OF STOCKHOLDERS APRIL 30, 2026 AT 12:00 P.M. ET THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Ignacio Walker and Vikas Arora, or each of them, with full power of substitution, proxies for the undersigned to act and vote at the 2026 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment or postponement thereof as indicated upon the matters set forth on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned, including those held under the Company’s Direct Share Purchase and Sale Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s Employee Savings Plan. IF NO OTHER INDICATION IS MADE, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, Fidelity Management Trust Company, as Trustee of the Avery Dennison Corporation Employee Savings Plan, will vote shares of Company stock for which timely instructions are not received and shares of Company stock that have not been allocated to the account of any participant in the same proportion in which allocated shares of Company stock are voted by participants who timely furnish voting instructions. The proxy card must be received no later than 5:00 p.m. Eastern Time on April 27, 2026, and telephone and Internet votes must be completed by 11:59 p.m. on the same day. Your voting instructions are confidential and may not be revealed to anyone, except as required by law. Continued and to be signed on reverse side